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                                                                   EXHIBIT 10.27

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                                CREDIT AGREEMENT

                         DATED AS OF DECEMBER 19, 1997

                                     AMONG

                        TVMAX TELECOMMUNICATIONS, INC.,
                                  AS BORROWER,

                                  OPTEL, INC.,

                           THE LENDERS LISTED HEREIN,
                                  AS LENDERS,

                      GOLDMAN SACHS CREDIT PARTNERS L.P.,
                       AS ARRANGER AND SYNDICATION AGENT,

                      CANADIAN IMPERIAL BANK OF COMMERCE,
                            AS ADMINISTRATIVE AGENT

                                      AND

                     GENERAL ELECTRIC CAPITAL CORPORATION,
                             AS DOCUMENTATION AGENT




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                         TVMAX TELECOMMUNICATIONS, INC.

                                CREDIT AGREEMENT

                               TABLE OF CONTENTS

                                                                                                            PAGE
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
                                               SECTION 1.
                                              DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . .   2
1.1     Certain Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
1.2     Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement . . . . . . . . .  33
1.3     Other Definitional Provisions and Rules of Construction  . . . . . . . . . . . . . . . . . . . . . .  34

                                               SECTION 2.
                               AMOUNTS AND TERMS OF COMMITMENTS AND LOANS  . . . . . . . . . . . . . . . . .  34
2.1     Commitments; Making of Loans; the Register; Notes  . . . . . . . . . . . . . . . . . . . . . . . . .  34
2.2     Interest on the Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
2.3     Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
2.4     Repayments, Prepayments and Reductions in Revolving Loan Commitments; General Provisions
        Regarding Payments; Application of Proceeds of Collateral and Payments Under Guaranties. . . . . . .  43
2.5     Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
2.6     Special Provisions Governing Eurodollar Rate Loans.  . . . . . . . . . . . . . . . . . . . . . . . .  52
2.7     Increased Costs; Taxes; Capital Adequacy.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  55
2.8     Obligation of Lenders and Issuing Lender to Mitigate.  . . . . . . . . . . . . . . . . . . . . . . .  59

                                               SECTION 3.
                                           LETTERS OF CREDIT   . . . . . . . . . . . . . . . . . . . . . . .  60
3.1     Issuance of Letters of Credit and Lenders' Purchase of Participations Therein. . . . . . . . . . . .  60
3.2     Letter of Credit Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
3.3     Drawings and Reimbursement of Amounts Paid Under Letters of Credit.  . . . . . . . . . . . . . . . .  62
3.4     Obligations Absolute . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
3.5     Indemnification; Nature of Issuing Lender's Duties . . . . . . . . . . . . . . . . . . . . . . . . .  66
3.6     Increased Costs and Taxes Relating to Letters of Credit  . . . . . . . . . . . . . . . . . . . . . .  67

                                               SECTION 4.
                               CONDITIONS TO LOANS AND LETTERS OF CREDIT   . . . . . . . . . . . . . . . . .  68
4.1     Conditions to AXELs and  Revolving Loans.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  68
4.2     Conditions to All Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  71
4.3     Conditions to Letters of Credit  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  72





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
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
                                               SECTION 5.
                                     REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . . .  73
5.1     Organization, Powers, Qualification, Good Standing, Business and Subsidiaries. . . . . . . . . . . .  73
5.2     Authorization of Borrowing, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  75
5.3     Financial Condition. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  76
5.4     No Material Adverse Change; No Restricted Payments.  . . . . . . . . . . . . . . . . . . . . . . . .  76
5.5     Title to Properties; Liens; Real Property. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
5.6     Litigation; Adverse Facts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  77
5.7     Payment of Taxes.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
5.8     Performance of Agreements; Materially Adverse Agreements; Material Contracts.  . . . . . . . . . . .  78
5.9     Governmental Regulation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  78
5.10    Securities Activities. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
5.11    Employee Benefit Plans.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
5.12    Certain Fees.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
5.13    Environmental Protection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
5.14    Employee Matters.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  80
5.15    Solvency.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
5.16    Matters Relating to Collateral . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  81
5.17    Disclosure.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82

                                               SECTION 6.
                                         AFFIRMATIVE COVENANTS   . . . . . . . . . . . . . . . . . . . . . .  82
6.1     Financial Statements and Other Reports.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
6.2     Corporate Existence, etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  88
6.3     Payment of Taxes and Claims; Tax Consolidation.  . . . . . . . . . . . . . . . . . . . . . . . . . .  88
6.4     Maintenance of Properties; Insurance; Application of Net Insurance/Condemnation Proceeds.  . . . . .  88
6.5     Inspection Rights; Lender Meeting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  90
6.6     Compliance with Laws, etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  91
6.7     Execution of Subsidiary Guaranty and Personal Property Collateral Documents by Certain Subsid-
        iaries and Future Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  91
6.8     Conforming Leasehold Interests; Matters Relating to Additional Real Property Collateral  . . . . . .  92
6.9     Interest Rate Protection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  94
6.10    License Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  94
6.11    Assignment Provisions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  94

                                               SECTION 7.
                                           NEGATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . .  95
7.1     Indebtedness.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  95
7.2     Liens and Related Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  97





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
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
7.3     Investments; Joint Ventures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  98
7.4     Contingent Obligations.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  98
7.5     Restricted Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  99
7.6     Financial Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 100
7.7     Restriction on Fundamental Changes; Asset Sales and Acquisitions.  . . . . . . . . . . . . . . . . . 106
7.8     Consolidated Capital Expenditures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 108
7.9     Restriction on Leases. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 108
7.10    Sale or Discount of Receivables. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 108
7.11    Transactions with Shareholders and Affiliates. . . . . . . . . . . . . . . . . . . . . . . . . . . . 109
7.12    Disposal of Subsidiary Stock.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 109
7.13    Conduct of Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 109
7.14    Amendments or Waivers of Related Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 110
7.15    Fiscal Year  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 110
7.16    AXEL Excess Proceeds Account . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 110

                                               SECTION 8.
                                           EVENTS OF DEFAULT   . . . . . . . . . . . . . . . . . . . . . . . 111
8.1     Failure to Make Payments When Due. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 111
8.2     Default in Other Agreements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 111
8.3     Breach of Certain Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 112
8.4     Breach of Warranty.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 112
8.5     Other Defaults Under Loan Documents. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 112
8.6     Involuntary Bankruptcy; Appointment of Receiver, etc.  . . . . . . . . . . . . . . . . . . . . . . . 112
8.7     Voluntary Bankruptcy; Appointment of Receiver, etc.  . . . . . . . . . . . . . . . . . . . . . . . . 113
8.8     Judgments and Attachments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 113
8.9     Dissolution. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 113
8.10    Employee Benefit Plans.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 113
8.11    Change in Control. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 114
8.12    Invalidity of Guaranties; Failure of Security; Repudiation of Obligations  . . . . . . . . . . . . . 114
8.13    Subordinated Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 115
8.14    Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 115

                                               SECTION 9.
                                                 AGENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . 116
9.1     Appointment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 116
9.2     Powers and Duties; General Immunity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 117
9.3     Representations and Warranties; No Responsibility For Appraisal of Creditworthiness. . . . . . . . . 119
9.4     Right to Indemnity.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 119
9.5     Successor Administrative Agent.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 120
9.6     Collateral Documents and Guaranties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 120





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
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
                                              SECTION 10.
                                             MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . . . . . 121
10.1    Assignments and Participations in Loans and Letters of Credit. . . . . . . . . . . . . . . . . . . . 121
10.2    Expenses.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 124
10.3    Indemnity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 125
10.4    Set-Off; Security Interest in Deposit Accounts.  . . . . . . . . . . . . . . . . . . . . . . . . . . 126
10.5    Ratable Sharing. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 127
10.6    Amendments and Waivers.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 127
10.7    Independence of Covenants. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 128
10.8    Notices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 128
10.9    Survival of Representations, Warranties and Agreements . . . . . . . . . . . . . . . . . . . . . . . 129
10.10   Failure or Indulgence Not Waiver; Remedies Cumulative. . . . . . . . . . . . . . . . . . . . . . . . 129
10.11   Marshalling; Payments Set Aside. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 129
10.12   Severability.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 129
10.13   Obligations Several; Independent Nature of Lenders' Rights . . . . . . . . . . . . . . . . . . . . . 130
10.14   Headings.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 130
10.15   Applicable Law.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 130
10.16   Successors and Assigns.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 130
10.17   Consent to Jurisdiction and Service of Process . . . . . . . . . . . . . . . . . . . . . . . . . . . 130
10.18   Waiver of Jury Trial . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 131
10.19   Confidentiality. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 132
10.20   Maximum Amount . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 132
10.21   Counterparts; Effectiveness. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 133

        Signature pages                                                                                      S-1





                                      (iv)
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                                   EXHIBITS


I        FORM OF NOTICE OF BORROWING
II       FORM OF NOTICE OF CONVERSION/CONTINUATION
III      FORM OF NOTICE OF ISSUANCE OF LETTER OF CREDIT
IV       FORM OF AXEL NOTE
V        FORM OF REVOLVING NOTE
VI       FORM OF CONVERTED TERM NOTE
VII      FORM OF COMPLIANCE CERTIFICATE
VIII     FORM OF OPINION OF COUNSEL TO LOAN PARTIES
IX       FORM OF OPINION OF O'MELVENY & MYERS LLP
X        FORM OF ASSIGNMENT AGREEMENT
XI       FORM OF CERTIFICATE RE NON-BANK STATUS
XII      FORM OF COLLATERAL ACCOUNT AGREEMENT
XIII     FORM OF COMPANY PLEDGE AGREEMENT
XIV      FORM OF COMPANY SECURITY AGREEMENT
XV       FORM OF SUBSIDIARY GUARANTY
XVI      FORM OF SUBSIDIARY PLEDGE AGREEMENT
XVII     FORM OF SUBSIDIARY SECURITY AGREEMENT
XVIII    FORM OF HOLDINGS GUARANTY
XIX      FORM OF HOLDINGS PLEDGE AGREEMENT
XX       FORM OF INTERCOMPANY NOTE
XXI      FORM OF LICENSE CO. GUARANTY
XXII     FORM OF LICENSE CO. SECURITY AGREEMENT
XXIII    FORM OF VPC AND CDPQ AGREEMENT
XXIV     FORM OF LICENSE CO. STOCKHOLDERS PLEDGE AGREEMENT
XXV      FORM OF HOLDINGS SECURITY AGREEMENT
XXVI     FORM OF LENDER SUBORDINATION AGREEMENT





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
                                   SCHEDULES


2.1      LENDERS' COMMITMENTS AND PRO RATA SHARES
5.1A     SUBSIDIARIES OF HOLDINGS
5.1E     LICENSES
5.5      REAL PROPERTY
5.6      LITIGATION
5.8      MATERIAL CONTRACTS
5.11     CERTAIN EMPLOYEE BENEFIT PLANS
5.14     EMPLOYEE MATTERS
7.1      CERTAIN EXISTING INDEBTEDNESS
7.2      CERTAIN EXISTING LIENS
7.3      CERTAIN EXISTING INVESTMENTS
7.4      CERTAIN EXISTING CONTINGENT OBLIGATIONS





                                      (vi)

                         TVMAX TELECOMMUNICATIONS, INC.

                                CREDIT AGREEMENT



         This CREDIT AGREEMENT is dated as of December 19, 1997 and entered into by and among TVMAX TELECOMMUNICATIONS, INC., a Delaware corporation ("COMPANY"), OPTEL, INC., a Delaware corporation ("HOLDINGS"), GOLDMAN SACHS CREDIT PARTNERS L.P., as arranger (in such capacity, "ARRANGER") and syndication agent (in such capacity, "SYNDICATION AGENT"), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a "LENDER" and collectively as "LENDERS"), CANADIAN IMPERIAL BANK OF COMMERCE ("CIBC"), as administrative agent for Lenders (in such capacity, "ADMINISTRATIVE AGENT"), and GENERAL ELECTRIC CAPITAL CORPORATION, as Documentation Agent (in such capacity, "DOCUMENTATION AGENT").


                                R E C I T A L S

         WHEREAS, Company and Holdings (this and other capitalized terms used in these recitals without definition being used as defined in subsection 1.1) desire that Lenders extend certain credit facilities to Company for working capital purposes (including the payment of interest expense and "key money" amounts for new or renewed cable and telephone service contracts) of Company and any other Subsidiaries of Company which are Guarantors and permitted acquisitions;

         WHEREAS, Company desires to secure all of the Obligations hereunder and under the other Loan Documents by granting to Administrative Agent, on behalf of Lenders, a first priority Lien on substantially all of its real, personal and mixed property, including a pledge of all of the capital stock of each of its Subsidiaries; and

         WHEREAS, Holdings and all of the Subsidiaries of Holdings (other than Company) have agreed to guarantee the Obligations hereunder and under the other Loan Documents and to secure their Guaranties by granting to Administrative Agent, on behalf of Lenders, a first priority Lien on substantially all of their respective real, personal and mixed property, including a pledge of all of the capital stock of each of their respective Subsidiaries; and

         WHEREAS, VPC and CDPQ have agreed with Lenders that they will not pledge to any other party the Holdings Common Stock owned by them and VPC has agreed not to pledge the Existing Holdings Convertible Notes owned by it:

         NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Company, Holdings, Lenders and Agents agree as follows:

                                   SECTION 1.
                                  DEFINITIONS

1.1      CERTAIN DEFINED TERMS.

         The following terms used in this Agreement shall have the following meanings:

                 "ACQUIRED INDEBTEDNESS" means Indebtedness of a Person (i) assumed by Holdings or any of its Subsidiaries in connection with an asset acquisition from such Person or (ii) existing at the time such Person becomes a Subsidiary of Holdings or any of its Subsidiaries; provided that in each case (a) such Indebtedness was existing at the time of such asset acquisition or acquisition of such Person and not incurred in contemplation of such acquisition and (b) such Indebtedness is non-recourse except to the Person or assets acquired.

                 "ADDITIONAL SUBORDINATED INDEBTEDNESS" means (i) additional convertible subordinated notes issued to Videotron which are substantially in the form of Addendum B to the Lender Subordination Agreement and (ii) other subordinated Indebtedness issued by Holdings to Videotron or a Strategic Equity Investor with terms substantially identical to the convertible subordinated promissory notes attached as Addendum B to the Lender Subordination Agreement in terms of maturities, no cash payments prior to maturity, covenants, events of default, and subordination provisions.

                 "ADJUSTED BULK CABLE CUSTOMERS" means, for any period, (i) the total number of cable customers under Bulk Cable Contracts divided by
         (ii) three.

                 "ADJUSTED CABLE SUBSCRIBERS" means, for any period, the sum of
         (i) Adjusted Bulk Cable Customers and (ii) Retail Cable Customers.

                 "ADJUSTED EURODOLLAR RATE" means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (i) the offered quotation (rounded upward to the nearest 1/16 of one percent) to first class banks in the interbank Eurodollar market by CIBC for U.S. dollar deposits of amounts in same day funds comparable to the principal amount of the Eurodollar Rate Loan of CIBC for which the Adjusted Eurodollar Rate is then being determined (which principal amount shall be deemed to be $1,000,000 in the event CIBC is not making, converting to or continuing such a Eurodollar Rate Loan) with maturities comparable to such Interest Period as of approximately 10:00 a.m. (New York time) on such Interest Rate Determination Date by (ii) a percentage equal to 100% minus the stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of "Eurocurrency liabilities" as defined in Regulation D (or any successor category of liabilities under Regulation D).

                 "ADMINISTRATIVE AGENT" has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 9.5.

                 "AFFECTED LENDER" has the meaning assigned to that term in subsection 2.6C.

                 "AFFILIATE", as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

                 "AGENT" means, individually, each of Arranger, Syndication Agent, Administrative Agent and Documentation Agent and "AGENTS" means Arranger, Syndication Agent, Administrative Agent and Documentation Agent, collectively.

                 "AGREEMENT" means this Credit Agreement dated as of December 19, 1997, as it may be amended, supplemented or otherwise modified from time to time.

                 "APPLICABLE MARGIN" means, with respect to the applicable Loan bearing interest at a rate determined by reference to the Base Rate, 2.50% per annum, or if determined by reference to the Adjusted Eurodollar Rate, 3.50% per annum, less, in either case, the Pricing Reduction in effect on any date of determination, if applicable.

                 "ARRANGER" has the meaning assigned to that term in the introduction to this Agreement.

                 "ASSET SALE" means the sale by Holdings or any of its Subsidiaries to any Person other than wholly- owned Subsidiaries of Holdings of (i) any of the stock of any of Holdings's Subsidiaries,
         (ii) substantially all of the assets of any division or line of business of Holdings or any of its Subsidiaries, or (iii) any other assets (whether tangible or intangible) of Holdings or any of its Subsidiaries outside of the ordinary course of business; other than sales of stock or assets pursuant to clauses (i), (ii) or (iii) to the extent that the aggregate value of such stock or assets sold in any single transaction or related series of transac- tions is equal to $500,000 or less.

                 "ASSIGNMENT AGREEMENT" means an Assignment Agreement in substantially the form of Exhibit X annexed hereto.

                 "AVERAGE LIFE OF REMAINING CONTRACTS" means the (i) sum of (a) the remaining years to expiration of each Bulk Cable Contract and Retail Cable Contract giving effect to any renewal option which is exercisable solely in the discretion of Holdings and its Subsidiaries multiplied by (b) the number of units under contract under the applicable contract divided by (ii) the total number of units under contract; provided, however, any cable contracts acquired in an acquisition requiring Requisite Lender consent may be included or excluded from such calculation at the option of Company, as set forth in the Request for Acquisition Approval submitted by Company with respect to such acquisition.

                 "AXEL" means a Loan made by a Lender to Company as an amortization extended loan pursuant to subsection 2.1A(i), and "AXELS" means any such Loan or Loans, collectively.

                 "AXEL COMMITMENT" means the commitment of a Lender to make an AXEL to Company pursuant to subsection 2.1A(i), and "AXEL COMMITMENTS" means such commitments of all Lenders in the aggregate.

                 "AXEL EXCESS PROCEEDS COLLATERAL ACCOUNT" is an account maintained with Administrative Agent subject to the Collateral Account Agreement into which proceeds of the AXELs made on the Closing Date are deposited pursuant to subsection 7.16 which proceeds may be invested in Cash Equivalents in accordance with the terms of the Collateral Account Agreement; provided such account may be with another financial institution reasonably acceptable to Administrative Agent and subject to appropriate security documentation reasonably acceptable to Administrative Agent.

                 "AXEL EXPOSURE" means, with respect to any Lender as of any date of determination (i) prior to the funding of the AXELs, that Lender's AXEL Commitment and (ii) after the funding of the AXELs, the outstanding principal amount of the AXEL of that Lender.

                 "AXEL NOTES" means any promissory notes of Company issued pursuant to subsection 2.1E(i)(a) or the last sentence of subsection 10.1B(i) in connection with assignments of the AXEL Commitments or AXELs of any Lenders, in each case substantially in the form of
         Exhibit IV annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

                 "BANKRUPTCY CODE" means Title 11 of the United States Code entitled "Bankruptcy", as now and hereafter in effect, or any successor statute.

                 "BASE RATE" means, at any time, the higher of (i) the Prime Rate or (ii) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate.

                 "BASE RATE LOANS" means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

                 "BULK CABLE CONTRACTS" means contracts between Company or any other Subsidiaries of Holdings and an owner or manager or home owners' association, cooperative or similar organization of a multiple dwelling unit to provide cable services to all or substantially all of the residents of such unit which services are paid for by the owner of the multiple dwelling unit.

                 "BUSINESS DAY" means (i) for all purposes other than as covered by clause (ii) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, any day that is a Business Day described in clause (i) above and that is also a day for trading by and between banks in Dollar deposits in the interbank Eurodollar market.

                 "BUY-OUT PROCEEDS" means proceeds received by Holdings or any of its Subsidiaries upon the exercise by any counterparty to a Bulk Cable Contract or Retail Cable Contract of any right under such contract to buy out the remaining term of such contract from Holdings or its Subsidiaries.

                 "CABLE TELEVISION SYSTEM" means each cable television system owned and operated by Company or any other Subsidiaries of Holdings.

                 "CAPITAL LEASE", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.

                 "CASH" means money, currency or a credit balance in a Deposit Account.

                 "CASH BALANCES" means, as of any date of determination, the aggregate Dollar amount of Cash and Cash Equivalents held by Holdings and its Subsidiaries (excluding any amounts held in the AXEL Excess Proceeds Account or Holdings Senior Note Escrow Account).

                 "CASH EQUIVALENTS" means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date;
         (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("MOODY'S");
         (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit or bankers' acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of

         America or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody's.

                 "CDPQ" means Capital Communications CDPQ Inc., a Quebec corporation.

                 "CERTIFICATE RE NON-BANK STATUS" means a certificate substantially in the form of Exhibit XI annexed hereto delivered by a Lender to Administrative Agent pursuant to subsection 2.7B(iii).

                 "CLOSING DATE" means the date on or before December 19, 1997, on which the AXELs are made.

                 "COLLATERAL" means, collectively, all of the real, personal and mixed property (including capital stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

                 "COLLATERAL ACCOUNT AGREEMENT" means the Collateral Account Agreement executed and delivered by Company and Administrative Agent on the Closing Date, substantially in the form of Exhibit XII annexed hereto, as such Collateral Account Agreement may hereafter be amended, supplemented or otherwise modified from time to time.

                 "COLLATERAL DOCUMENTS" means the Holdings Pledge Agreement, the Company Pledge Agreement, Holdings Security Agreement, the Company Security Agreement, the Collateral Account Agreement, the Subsidiary Pledge Agreement, the Subsidiary Security Agreement, the License Co. Security Agreement, the License Co. Stockholders Pledge Agreement, any Mortgages and all other instruments or documents delivered by any Loan Party pursuant to this Agreement or any of the other Loan Documents in order to grant to Administrative Agent, on behalf of Lenders, a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations.

                 "COMMITMENTS" means the commitments of Lenders to make Loans as set forth in subsection 2.1A.

                 "COMMUNICATIONS ACT" means the Communications Act of 1934, as amended (including, without limitation, the Telecommunications Act of 1996), or any successor statute or statutes thereto, and all Regulations thereunder, in each case as from time to time in effect.

                 "COMMUNICATIONS REGULATORY AUTHORITY" means the FCC, any State PUC and any future federal, state or local communications regulatory commission, agency, department, board or authority.

                 "COMPANY" has the meaning assigned to that term in the introduction to this Agreement.

                 "COMPANY PLEDGE AGREEMENT" means the Company Pledge Agreement executed and delivered by Company on the Closing Date, substantially in the form of Exhibit XIII annexed hereto, as such Company Pledge Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

                 "COMPANY SECURITY AGREEMENT" means the Company Security Agreement executed and delivered by Company on the Closing Date, substantially in the form of Exhibit XIV annexed hereto, as such Company Security Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

                 "COMPLIANCE CERTIFICATE" means a certificate substantially in the form of Exhibit VII annexed hereto delivered to Administrative Agent and Lenders by Company pursuant to subsection 6.1(iv).

                 "CONFIDENTIAL INFORMATION MEMORANDUM" means that certain Confidential Information Memorandum relating to the Loans dated November 1997.

                 "CONSOLIDATED ADJUSTED EBITDA" means, for any period, the sum of the amounts for such period of (i) Consolidated Net Income, (ii) Consolidated Interest Expense, (iii) provisions for taxes based on income, (iv) total depreciation expense, (v) total amortization expense, and (vi) other non-cash items reducing Consolidated Net Income less other non-cash items increasing Consolidated Net Income, all of the foregoing as determined on a consolidated basis for Holdings and its Subsidiaries in conformity with GAAP.

                 "CONSOLIDATED CAPITAL EXPENDITURES" means, for any period, the sum of (i) capitalized interest, (ii) costs associated with the purchase of Licenses, (iii) the aggregate of all expenditures (whether paid in Cash or other consideration or accrued as a liability which is capitalized on the consolidated balance sheet of Holdings and its Subsidiaries) by Holdings and its Subsidiaries during such period that, in conformity with all GAAP, are included in "additions to property, plant or equipment" or otherwise capitalized (other than Permitted Acquisitions and the acquisition of the Phonoscope businesses), and (iv) costs incurred in connection with entering into contracts to provide cable or telephone services including any amounts paid to property owners in connection with entering into such contracts for Holdings and its Subsidiaries on a consolidated basis.

                 "CONSOLIDATED CASH AVAILABLE FOR FIXED CHARGES" means as of any date of determination, the sum of (i) Consolidated Adjusted EBITDA for the six-month period prior to the date of determination plus (ii) the unused portion of the Revolving Loan Commitments as of the date of determination plus (iii) Cash Balances of Holdings and its Subsidiaries in excess of $10,000,000 as of the date of determination and plus (iv) the net proceeds of the issuance of equity and Subordinated Indebtedness definitively planned to be issued by Holdings in the six-month period following the date of determination as set forth in reasonable detail in a Compliance Certificate delivered pursuant to subsection 6.1(iv).

                 "CONSOLIDATED CASH INTEREST EXPENSE" means, as of any date of determination, Consolidated Interest Expense excluding, however, (i) any interest expense not payable in Cash (including amortization of discount, amortization of debt issuance costs and capitalized interest), and (ii) interest on the Existing Holdings Senior Notes payable from amounts on deposit in the Holdings Senior Note Escrow Account.

                 "CONSOLIDATED CURRENT ASSETS" means, as at any date of determination, the total assets of Holdings and its Subsidiaries on a consolidated basis which may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

                 "CONSOLIDATED CURRENT LIABILITIES" means, as at any date of determination, the total liabilities of Holdings and its Subsidiaries on a consolidated basis which may properly be classified as current liabilities in conformity with GAAP.

                 "CONSOLIDATED EXCESS CASH FLOW" means, for any period, an amount (if positive) equal to (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Adjusted EBITDA and (b) the Consolidated Working Capital Adjustment minus (ii) the sum, without duplication, of the amounts for such period of (a) voluntary and scheduled repayments of Consolidated Total Debt (excluding repayments of Revolving Loans except to the extent the Revolving Loan Commitments are permanently reduced in connection with such repayments), (b) Consolidated Capital Expenditures, (c) Consolidated Cash Interest Expense, and (d) the provision for current taxes based on income of Holdings and its Subsidiaries and payable in cash with respect to such period.

                 "CONSOLIDATED FIXED CHARGES" means as of any date of determination, the sum (without duplication) of the amounts of (i) Consolidated Cash Interest Expense projected by Company for the six-month period following the date of determination, (ii) taxes based on income projected by Company to be paid in Cash during the six-month period following the date of determination, (iii) scheduled repayments of Consolidated Total Debt re- quired to be made during the six-month period following the date of determination (excluding repayments of Revolving Loans except to the extent the Revolving Loan Commitments are permanently reduced in connection with such repayments), and (iv) Consolidated Capital Expenditures projected by Company to be made during the six- month period following the date of determination.

                 "CONSOLIDATED INTEREST EXPENSE" means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Holdings and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Holdings and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing and net costs under Interest Rate Agreements, but excluding, however, any amounts referred to in subsection 2.3 payable to Agents and Lenders on or before the Closing Date.

                 "CONSOLIDATED NET CABLE REVENUE" means, for any period, total cable revenue plus revenues from ancillary services (net of related costs and excluding any revenue from services included in the calculation of Consolidated Net Telephony Revenue) minus programming costs of Holdings and its Subsidiaries on a consolidated basis for such period.

                 "CONSOLIDATED NET INCOME" means, for any period, the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP; provided that there shall be excluded (i) the income (or loss) of any Person (other than a Subsidiary of Holdings) in which any other Person (other than Holdings or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any of its Subsidiaries by such Person during such period, (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person's assets are acquired by Holdings or any of its Subsidiaries, (iii) the income of any Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, other than any such restrictions under this Agreement,
         (iv) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (v) (to the extent not included in clauses (i) through (iv) above) any net extraordinary gains or net non-cash extraordinary loss- es.

                 "CONSOLIDATED NET TELEPHONY REVENUE" means, for any period, total consolidated revenue from internet and telecommunications products and services of Holdings and its Subsidiaries for such period minus payments made to other providers of telephony services for use of their networks incurred by Holdings and its Subsidiaries during such period.

                 "CONSOLIDATED RENTAL PAYMENTS" means, for any period, the aggregate amount of all rents paid or payable by Holdings and its Subsidiaries on a consolidated basis during that period under all Operating Leases to which Holdings or any of its Subsidiaries is a party as lessee.

                 "CONSOLIDATED TOTAL DEBT" means, as at any date of determination, the aggregate stated amount of all Indebtedness of Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

                 "CONSOLIDATED TOTAL REVENUE" means, as at any date of determination, the aggregate stated income statement amount of revenue of Holdings and its Subsidiaries for the applicable period, determined on a consolidated basis in accordance with GAAP.

                 "CONSOLIDATED WORKING CAPITAL" means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

                 "CONSOLIDATED WORKING CAPITAL ADJUSTMENT" means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

                 "CONTINGENT OBLIGATION", as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person
         (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (iii) under Hedge Agreements. Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (1) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (2) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (1) or (2) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

                 "CONTRACTUAL OBLIGATION", as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

                 "CONVERTED TERM LOAN" means a Loan made by a Lender to Company pursuant to subsection 2.1A(iii) and "Converted Term Loans" means any such Loan or Loans, collectively.

                 "CONVERTED TERM LOAN EXPOSURE" means with respect to any Lender as of any date of determination (i) prior to the Revolving Loan Conversion Date, $0 and (ii) after the Revolving Loan Conversion Date, the outstanding principal amount of the Converted Term Loan of that Lender.

                 "CURRENCY AGREEMENT" means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement to which Holdings or any of its Subsidiaries is a party.

                 "DEFAULTED CONTRACTS" means contracts between Holdings or its Subsidiaries and property owners to provide cable or telephone services which have been cancelled or terminated by such property owner or under which such property owner has defaulted in making the payments under such contract.

                 "DEPOSIT ACCOUNT" means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

                 "DOCUMENTATION AGENT" has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Documentation Agent.

                 "DOLLARS" and the sign "$" mean the lawful money of the United States of America.

                 "ELIGIBLE ASSIGNEE" means (i) (a) a commercial bank organized under the laws of the United States or any state thereof; (b) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (c) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (1) such bank is acting through a branch or agency located in the United States or (2) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (d) any other entity which is an "accredited investor" (as defined in Regulation D under the Securities
         Act) which extends credit or buys loans as one of its businesses including insurance companies, mutual funds and lease financing companies; and (ii) any Lender, any Affiliate of any Lender and, with respect to any Lender that is an investment fund that invests in commercial loans, any other related fund (a "RELATED FUND") that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender of by an Affiliate of such investment advisor; provided that no Affiliate of Holdings or any Person who is a competitor of Holdings and its Subsidiaries shall be an Eligible Assignee.

                 "EMPLOYEE BENEFIT PLAN" means any "employee benefit plan" as defined in Section 3(3) of ERISA which is or was maintained or contributed to by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates.

                 "ENVIRONMENTAL CLAIM" means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any governmental authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (ii) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

                 "ENVIRONMENTAL LAWS" means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, Governmental Authorizations, or any other requirements of governmental authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Holdings or any of its Subsidiaries or any Facility, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C.
         Section 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C. Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. Section 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), the Oil Pollution Act (33 U.S.C. Section 2701 et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. Section 11001 et seq.), each as amended or supplemented, any analogous present or future state or local statutes or laws, and any regulations promulgated pursuant to any of the foregoing.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

                 "ERISA AFFILIATE" means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Holdings or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Holdings or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Holdings or such Subsidiary and with respect to liabilities arising after such period for which Holdings or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

                 "ERISA EVENT" means (i) a "reportable event" within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of
         Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA;
         (vii) the withdrawal of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under
         Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or
         Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

                 "EURODOLLAR RATE LOANS" means Loans bearing interest at rates determined by reference to the Adjusted Eurodollar Rate as provided in subsection 2.2A.

                 "EVENT OF DEFAULT" means each of the events set forth in
         Section 8.

                 "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

                 "EXISTING HOLDINGS CONVERTIBLE NOTE AGREEMENT" means the agreement, dated February 7, 1997, among Vanguard Communications, L.P., Vanguard Communications, Inc., Pacific Capital Group, Inc., VPC Corporation, Company, and Videotron, governing the terms of the Existing Holdings Convertible Notes as such agreement may be amended from time to time to the extent permitted under subsection 7.14.

                 "EXISTING HOLDINGS CONVERTIBLE NOTES" means Holdings' 15% convertible subordinated notes in an aggregate initial outstanding principal amount of $131,400,000.

                 "EXISTING HOLDINGS SENIOR NOTE INDENTURE" means the indenture pursuant to which the Existing Holdings Senior Notes were issued, dated February 14, 1997, as such indenture may be amended from time to time to the extent permitted under subsection 7.16.

                 "EXISTING HOLDINGS SENIOR NOTES" means Holdings' 13% Senior Notes due 2005 and 13% Senior Notes Due 2005, Series B in initial aggregate principal amount of $225,000,000.

                 "EXISTING RESTRICTED INDEBTEDNESS" means, collectively, the Existing Holdings Convertible Notes and the Existing Holdings Senior Notes.

                 "FACILITIES" means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Holdings or any of its Subsidiaries or any of their respective predecessors or Affiliates.

                 "FCC" means the Federal Communications Commission and any successor or substitute governmental commission, agency, department, board or authority performing functions similar to those performed by the Federal Communications Commission on the date hereof.

                 "FCC REGULATIONS" means all rules, regulations, written policies, orders and decisions of the FCC under the Communications Act.

                 "FEDERAL FUNDS EFFECTIVE RATE" means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by Administrative Agent.

                 "FINANCIAL PLAN" has the meaning assigned to that term in subsection 6.1(xiii).

                 "FIRST PRIORITY" means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that
         (i) such Lien has priority over any other Lien on such Collateral and
         (ii) such Lien is the only Lien (other than Permitted Encumbrances and Liens permitted pursuant to subsection 7.2) to which such Collateral is subject.

                 "FISCAL QUARTER" means a fiscal quarter of any Fiscal Year.

                 "FISCAL YEAR" means the fiscal year of Holdings and its Subsidiaries ending on August 31 of each calendar year or such other date as may be consented to by Requisite Lenders, such consent not to be unreasonably withheld or delayed.

                 "FRANCHISE" means any franchise or other authorization to operate a Cable Television System granted by any federal, state or local governmental authority or agency.

                 "FLOOD HAZARD PROPERTY" means a Mortgaged Property located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

                 "FUNDING AND PAYMENT OFFICE" means (i) the office of Administrative Agent located at 425 Lexington Avenue, New York, New York 10017 or (ii) such other office of Administrative Agent and as may from time to time hereafter be designated as such in a written notice delivered by Administrative Agent to Company and each Lender.

                 "FUNDING DATE" means the Closing Date with respect to the AXELs and the date of the funding of any Revolving Loan, with respect to Revolving Loans.

                 "GAAP" means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

                 "GOVERNMENTAL AUTHORIZATION" means any permit, license, authorization, plan, directive, consent order or consent decree of or from any federal, state or local governmental authority, agency or court.

                 "GSCP" has the meaning assigned to that term in the introduction to this Agreement.

                 "GUARANTIES" means, collectively, the Holdings Guaranty, the Subsidiary Guaranty and the License Co. Guaranty.

                 "GUARANTORS" means, collectively, Holdings, the Subsidiary Guarantors and License Co.

                 "HAZARDOUS MATERIALS" means (i) any chemical, material or substance at any time defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "extremely hazardous waste", "acutely hazardous waste", "radioactive waste", "biohazardous waste", "pollutant", "toxic pollutant", "contaminant", "restricted hazardous waste", "infectious waste", "toxic substances", or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable Environmental Laws); (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials;
         (vi) any asbestos-containing materials; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

                 "HAZARDOUS MATERIALS ACTIVITY" means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

                 "HEDGE AGREEMENT" means an Interest Rate Agreement or a Currency Agreement designed to hedge against fluctuations in interest rates or currency values, respectively.

                 "HOLDINGS" means OpTel, Inc., a Delaware corporation.

                 "HOLDINGS COMMON STOCK" means the common stock of Holdings, par value $0.01 per share.

                 "HOLDINGS GUARANTY" means the Holdings Guaranty executed and delivered by Holdings on the Closing Date, substantially in the form of Exhibit XVIII annexed hereto, as such Holdings Guaranty may thereafter be amended, supplemented or otherwise modified from time to time.

                 "HOLDINGS PLEDGE AGREEMENT" means the Holdings Pledge Agreement executed and delivered by Holdings on the Closing Date, substantially in the form of Exhibit XIX annexed hereto, as such Holdings Pledge Agreement may thereafter be amended, supplemented or otherwise modified from time to time.

                 "HOLDINGS SECURITY AGREEMENT" means the Holdings Security Agreement executed and delivered by Holdings on the Closing Date, substantially in the form of Exhibit XXV annexed hereto, as such Holdings Security Agree- ment may thereafter be amended, supplemented or otherwise modified from time to time.

                 "HOLDINGS SENIOR NOTE ESCROW ACCOUNT" means the "ESCROW ACCOUNT" as defined in the Existing Holdings Senior Note Indenture.

                 "INDEBTEDNESS", as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument, and (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person. Obligations under Interest Rate Agreements and Currency Agreements constitute (1) in the case of Hedge Agreements, Contingent Obligations, and (2) in all other cases, Investments, and in neither case constitute Indebtedness.

                 "INDEMNITEE" has the meaning assigned to that term in subsection 10.3.

                 "INTELLECTUAL PROPERTY" means all patents, trademarks, tradenames, copyrights, technology, know-how and processes used in or necessary for the conduct of the business of Holdings and its Subsidiaries as currently conducted that are material to the condition (financial or otherwise), business or operations of Holdings and its Subsidiaries, taken as a whole.

                 "INTERCOMPANY NOTE" means a promissory note executed by a Loan Party or any of its Subsidiaries or a Permitted Joint Venture evidencing intercompany Indebtedness substantially in the form of
         Exhibit XX annexed hereto.

                 "INTERCONNECTION AGREEMENT" means an agreement entered into with an incumbent provider of local exchange telephone service in accord with Sections 251 and 252 of the Communications Act.

                 "INTEREST PAYMENT DATE" means (i) with respect to any Base Rate Loan, each February 28, May 31, August 31 and November 30 of each year, commencing on the first such date to occur after the Closing Date, and (ii) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of longer than three months "Interest Payment Date" shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

                 "INTEREST PERIOD" has the meaning assigned to that term in subsection 2.2B.

                 "INTEREST RATE AGREEMENT" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement to which Holdings or any of its Subsidiaries is a party.

                 "INTEREST RATE DETERMINATION DATE" means, with respect to any Interest Period, the second Business Day prior to the first day of such Interest Period.

                 "INTERNAL REVENUE CODE" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

                 "INVESTMENT" means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of Holdings) (ii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Holdings or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business, or (iii) Interest Rate Agreements or Currency Agreements not constituting Hedge Agreements. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

                 "ISSUING LENDER" means CIBC, or any Person serving as successor Administrative Agent hereunder, in its capacity as Issuing Lender.

                 "JOINT VENTURE" means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

                 "LANDLORD CONSENT AND ESTOPPEL" means, with respect to any Leasehold Property, a Landlord Consent and Estoppel in form and substance approved by Administrative Agent executed by the lessor in favor of the Administrative Agent.

                 "LEASEHOLD PROPERTY" means any leasehold interest of any Loan Party as lessee under any lease of real property.

                 "LENDER" and "LENDERS" means the persons identified as "Lenders" and listed on the signature pages of this Agreement, together with their successors and permitted assigns pursuant to subsection 10.1; provided that the term "Lenders", when used in the context of a particular Commitment, shall mean Lenders having that Commitment.

                 "LENDER SUBORDINATION AGREEMENT" means the Lender Subordination Agreement executed and delivered by OpTel, VPC and Videotron on the Closing Date in substantially the form of Exhibit XXVI annexed hereto, as such agreement may be amended, supplemented or otherwise modified from time to time.

                 "LETTER OF CREDIT" or "LETTERS OF CREDIT" means Standby Letters of Credit issued or to be issued by Issuing Lenders for the account of Company pursuant to subsection 3.1.

                 "LETTER OF CREDIT COLLATERAL ACCOUNT" has the meaning assigned to that term in the Collateral Account Agreement.

                 "LETTER OF CREDIT USAGE" means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Lenders and not theretofore reimbursed by Company (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B).

                 "LICENSE CO." means Transmission Holdings, Inc., a Delaware corporation

                 "LICENSE CO. DOCUMENTS" means collectively, (i) the Assignment Agreement, dated as of February 14, 1997, among Company, Sunshine Television Entertainment, Inc., Richie Pacific Cablevision, Inc. and IRPC Arizona, Inc., as assignors, and License Co., as assignee, (ii) the Equipment License and Services Agreement, dated as of February 14, 1997, between Company and License Co., (iii) the Promissory Note, dated February 14, 1997, executed by License Co. in favor of Company,
         (iv) the Option Agreement, dated as of February 14, 1997, between Company and License Co., (v) each of the Shareholder Option Agreements dated February 14, 1997, between Company and Russell S. Berman and Henry Goldberg, respectively and the Shareholder Option Agreement, dated as of September 17, 1997, between Company and Thomas Watson, (vi) the Subscription and Shareholders Agreement, dated as of February 14, 1997, among Henry Goldberg, Russell
         B. Berman, and Thomas Watson and License Co. and (vii) any other agreement identical to the foregoing in all material respects and entered into for the same purposes that the Company or Holdings or any of its Subsidiaries may enter into in the future, as each of the foregoing documents referred to in clauses (i) through (vii) may be amended, modified or supplemented in accordance with subsection 7.16.

                 "LICENSE CO. GUARANTY" means the License Co. Guaranty executed and delivered by License Co. on the Closing Date substantially in the form of Exhibit XXI annexed hereto, as such License Co. Guaranty may here- after be amended, supplemented or otherwise modified from time to time.

                 "LICENSE CO. SECURITY AGREEMENT" means the License Co. Security Agreement executed and delivered by License Co. on the Closing Date, substantially in the form of Exhibit XXII annexed hereto, as such License Co. Security Agreement may be amended, supplemented or otherwise modified from time to time.

                 "LICENSE CO. STOCKHOLDERS PLEDGE AGREEMENT" means the License Co. Stockholder Pledge Agreement executed and delivered by the stockholders of License Co. on the Closing Date, substantially in the form of Exhibit XIV annexed hereto, as such License Co. Stockholders Pledge Agreement may be amended, supplemented or otherwise modified from time to time.

                 "LICENSE SUBSIDIARY" means License Co. or a Subsidiary of Holdings in each case (i) the sole purpose of which is to hold Licenses, (ii) which shall guarantee all of the Obligations, (iii) the stock of which shall be pledged to Administrative Agent for the benefit of Lenders to secure the Obligations, (iv) which shall not engage in any business other than holding the Licenses and performing its obligations related thereto, and in the case of License Co., performing its obligations under the License Co. Documents, (v) which shall not incur any material liabilities, and (vi) which shall not create, grant or permit to exist any Lien or other encumbrance on any of its assets (other than pursuant to the Collateral Documents) or transfer or dispose of any of the Licenses.

                 "LICENSES" means all licenses, authorizations, certifications, waivers and permits required from any Communications Regulatory Authority acting under the Communications Act or State Law.

                 "LIEN" means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

                 "LIMITED INVESTMENT JOINT VENTURES" means one or more Permitted Joint Ventures in which the aggregate amount of Investments made by Holdings and its Subsidiaries does not exceed $10,000,000.

                 "LOAN" or "LOANS" means one or more of the AXELs, Converted Term Loans or Revolving Loans or any combination thereof.

                 "LOAN DOCUMENTS" means this Agreement, the Notes, the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by Company in favor of an Issuing Lender relating to, the Letters of Credit), the Holdings Guaranty, the Subsidiary Guaranty, the License Co. Guaranty, the Videotron and CDPQ Agreement, the Lender Subordination Agreement, and the Collateral Documents.

                 "LOAN PARTY" means each of Company, Holdings, License Co. and Holdings' Subsidiaries from time to time executing a Loan Document, and "LOAN PARTIES" means all such Persons, collectively.

                 "MARGIN STOCK" has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

                 "MATERIAL ADVERSE EFFECT" means (i) a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries, taken as a whole (which shall include, without limitation, any termination or reduction or other occurrence or event (other than pursuant to a transaction permitted under this Agreement or consented to by Requisite Lenders) which results in a reduction in the total number of Adjusted Cable Subscribers by 10% or more) or (ii) the impairment of the ability of any Loan Party to perform, or of Administrative Agent or Lenders to enforce, the Obligations.

                 "MATERIAL CONTRACT" means any contract or other arrangement to which Holdings or any of its Subsidiaries is a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could have a Material Adverse Effect.

                 "MATERIAL FEE PROPERTY" means any fee interest in real property determined by Administrative Agent to be of material value as Collateral or of material importance to the operations of Holdings and its Subsidiaries.

                 "MATERIAL LEASEHOLD PROPERTY" means any Leasehold Property determined by Administrative Agent to be of material value as Collateral or of material importance to the operations of Holdings and its Subsidiaries.

                 "MORTGAGE" means (i) a security instrument (whether designated as a deed of trust or a mortgage or by any similar title) executed and delivered by any Loan Party, in form and substance approved by Administrative Agent in its sole discretion, in each case with such changes thereto as may be recommended by Administrative Agent's local counsel based on local laws or customary local mortgage or deed of trust practices, or (ii) at Administrative Agent's option, an amendment to an existing Mortgage, in form satisfactory to Administrative Agent, adding such Mortgaged Property to the Real Property Assets encumbered by such existing Mortgage, in either case as such security instrument or amendment may be amended, supplemented or otherwise modified from time to time. "MORTGAGES" means all such instruments.

                 "MORTGAGED PROPERTY" means a Mortgaged Property (as defined in subsection 6.9).

                 "MULTIEMPLOYER PLAN" means any Employee Benefit Plan which is a "multiemployer plan" as defined in Section 3(37) of ERISA.

                 "NET ASSET SALE PROCEEDS" means, with respect to any Asset Sale, Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale, net of any bona fide direct costs incurred in connection with such Asset Sale, including (i) provisions for income taxes reasonably estimated to become payable within two years of the date of such Asset Sale as a result of any gain recognized in connection with such Asset Sale and (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale.

                 "NET INSURANCE/CONDEMNATION PROCEEDS" means any Cash payments or proceeds received by Holdings or any of its Subsidiaries (i) under any business interruption or casualty insurance policy in respect of a covered loss thereunder or (ii) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, in each case net of any actual and reasonable documented costs incurred by Holdings or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Holdings or such Subsidiary in respect thereof.

                 "NOTES" means one or more of the Term Loan Notes or Revolving Notes or any combination thereof.

                 "NOTICE OF BORROWING" means a notice substantially in the form of Exhibit I annexed hereto delivered by Company to Administrative Agent pursuant to subsection 2.1B with respect to a proposed borrowing.

                 "NOTICE OF CONVERSION/CONTINUATION" means a notice substantially in the form of Exhibit II annexed hereto delivered by Company to Administrative Agent pursuant to subsection 2.2D with respect to a proposed conversion or continuation of the applicable basis for determining the interest rate with respect to the Loans specified therein.

                 "NOTICE OF ISSUANCE OF LETTER OF CREDIT" means a notice substantially in the form of Exhibit III annexed hereto delivered by Company to Administrative Agent pursuant to subsection 3.1B(i) with respect to the proposed issuance of a Letter of Credit.

                 "OBLIGATIONS" means all obligations of every nature of each Loan Party from time to time owed to Agents, Lenders or their respective Affiliates or any of them under the Loan Documents, whether for principal, interest, reimbursement of amounts drawn under Letters of Credit, fees, expenses, indemnification or otherwise.

                 "OFFICERS' CERTIFICATE" means, as applied to any corporation, a certificate executed on behalf of such corporation by its president or one of its vice presidents and by its chief financial officer or its treasurer or assistant treasurer; provided that every Officers' Certificate with respect to the compliance with a condition precedent to the making of any Loans hereunder shall include (i) a statement that the officer or officers making or giving such Officers' Certificate have read such condition and any definitions or other provisions contained in this Agreement relating thereto, (ii) a statement that, in the opinion of the signers, they have made or have caused to be made such examination or investigation as is necessary to enable them to express an informed opinion as to whether or not such condition has been complied with, and (iii) a statement as to whether, in the opinion of the signers, such condition has been complied with.

                 "OPERATING LEASE" means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

                 "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

                 "PENSION PLAN" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

                 "PERMITTED ACQUISITION" has the meaning assigned to that term in subsection 7.7(vi).

                 "PERMITTED ENCUMBRANCES" means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA, any such Lien relating to or imposed in connection with any Environmental Claim, and any such Lien expressly prohibited by any applicable terms of any of the Collateral Documents):

                          (i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;

                          (ii) statutory Liens of landlords, statutory Liens of banks and rights of set-off, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue or
                 (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 5 days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien;

                          (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

                          (iv)    any attachment or judgment Lien not
                 constituting an Event of Default under subsection 8.8;

                          (v) leases or subleases granted to third parties in accordance with any applicable terms of the Collateral Documents and not interfering in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries or resulting in a material diminution in the value of any Collateral as security for the Obligations;

                          (vi) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries or result in a material diminution in the value of any Collateral as security for the Obligations;

                          (vii) any (a) interest or title of a lessor or sublessor under any lease permitted by subsection 7.9, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (b), so long as the holder of such restriction or encumbrance agrees to recognize the rights of such lessee or sublessee under such lease;

                          (viii) Liens arising from filing UCC financing statements relating solely to leases permitted by this Agreement;

                          (ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

                          (x) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property; and

                          (xi) Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of Holdings and its Subsidiaries.

                 "PERMITTED JOINT VENTURE" means a Joint Venture to which Holdings or a Subsidiary of Holdings is a party; provided that (i) Holdings or such Subsidiary of Holdings controls the management of such Joint Venture, (ii) such Joint Venture, in the case of any Joint Venture other than Limited Investment Joint Ventures, has no Indebtedness other than Indebtedness to a Subsidiary of Holdings which is evidenced by an Intercompany Note which is pledged to secure the Obligations hereunder pursuant to the Company Pledge Agreement or Subsidiary Pledge Agreement, as applicable, (iii) such Joint Venture, in the case of a Limited Investment Joint Venture, has no Indebtedness other than (a) Indebtedness to a Subsidiary of Holdings which is evidenced by an Intercompany Note which is pledged to secure the Obligations hereunder pursuant to the Company Pledge Agreement or Subsidiary Pledge Agreement, as applicable and (b) Purchase Money Indebtedness, and (iv) all of the ownership interests in such Joint Venture held by Holdings or such Subsidiary of Holdings are pledged to secure the Obligations hereunder pursuant to the Holdings Pledge Agreement, Company Pledge Agreement or Subsidiary Pledge Agreement, as applicable.

                 "PERMITTED PREFERRED STOCK" means preferred stock issued by Holdings to Videotron or a Strategic Investor which either (i) has no cash payments being required earlier than the maturity of the promissory notes attached as Addendum B to the Lender Subordination Agreement and does not contain any terms, covenants or conditions which are more restrictive or burdensome to Holdings and its Subsidiaries than the terms contained in the promissory notes attached as Addendum B to the Lender Subordination Agreement or (ii) has been approved by Requisite Lenders, such approval not to be unreasonably withheld or delayed.

                 "PERSON" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

                 "PLEDGED COLLATERAL" means, collectively, the "Pledged Collateral" as defined in the Holdings Pledge Agreement, the Company Pledge Agreement and the Subsidiary Pledge Agreements.

                 "POTENTIAL EVENT OF DEFAULT" means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

                 "PRICING REDUCTION" means, if at any time after the end of the eighteenth month after the Closing Date, as of the end of any Fiscal Quarter, the ratio of (i) the aggregate amount of Loans outstanding under this Agreement to (ii) Consolidated Adjusted EBITDA for such Fiscal Quarter multiplied by four is less than or equal to 7:1, a pricing reduction equal to 0.25%. The Pricing Reduction shall be determined by reference to the Consolidated Adjusted EBITDA set forth in the most recent Compliance Certificate delivered by Company pursuant to clause (iv) of subsection 6.1 (accompanied by financial statements delivered by Company to Administrative Agent and Lenders pursuant to clauses (ii) or (iii) of subsection 6.1). Any changes in the Pricing Reduction shall become effective on the day following delivery of the relevant Compliance Certificate to Administrative Agent and Lenders and shall remain in effect through the next scheduled date for delivery of a Compliance Certificate. Notwithstanding anything herein to the contrary, (i) from the Closing Date to and including the date eighteen months after the Closing Date, the Pricing Reduction shall be zero and (ii) at any time an Event of Default shall have occurred and be continuing, the Pricing Reduction shall be zero.

                 "PRIME RATE" means the rate that CIBC announces from time to time as its prime lending rate, as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. CIBC or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

                 "PRO RATA SHARE" means (i) with respect to all payments, computations and other matters relating to the AXEL Commitment or the AXEL of any Lender, the percentage obtained by dividing (a) the AXEL Exposure of that Lender by (b) the aggregate AXEL Exposure of all Lenders, (ii) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Letters of Credit issued or participations therein purchased by any Lender, the percentage obtained by dividing
         (a) the Revolving Loan Exposure of that Lender by (b) the aggregate Revolving Loan Exposure of all Lenders, (iii) with respect to all payments, computations and other matters relating to the Converted
         Term Loan of
         any Lender, the percentage obtained by dividing (a) the Converted Term Loan Exposure of that Lender by (b) the aggregate Converted Term Loan Exposure of all Lenders, and (iv) for all other purposes with respect to each Lender, the percentage obtained by dividing (a) the sum of the AXEL Exposure of that Lender plus the Converted Term Loan Exposure of that Lender plus the Revolving Loan Exposure of that Lender by (b) the sum of the aggregate AXEL Exposure of all Lenders plus the aggregate Converted Term Loan Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1. The initial Pro Rata Share of each Lender for purposes of each of clauses (i), (ii), (iii) and (iv) of the preceding sentence is set forth opposite the name of that Lender in Schedule 2.1 annexed hereto.

                 "PURCHASE MONEY INDEBTEDNESS" means Indebtedness, the proceeds of which are used within 90 days of the incurrence thereof to purchase assets in the ordinary course of business; provided that (i) the assets purchased with the proceeds of such Indebtedness are equipment or other assets relating to the business of Holdings and its Subsidiaries, (ii) at least 75% of the purchase price of such assets is provided by the proceeds of such Indebtedness, and (iii) such Indebtedness is secured only by the equipment or other assets purchased with the proceeds thereof.

                 "RECORDED LEASEHOLD INTEREST" means a Leasehold Property with respect to which a Record Document (as hereinafter defined) has been recorded in all places necessary or desirable, in Administrative Agent's reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrancers of the affected real property. For purposes of this definition, the term "RECORD DOCUMENT" means, with respect to any Leasehold Property, (a) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (b) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Administrative Agent.

                 "REAL PROPERTY ASSET" means, at any time of determination, any interest then owned by any Loan Party in any real property.

                 "REGISTER" has the meaning assigned to that term in subsection 2.1D.

                 "REGULATION D" means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

                 "REGULATIONS" means all FCC Regulations, all State Regulations and all rules, regulations, written policies, orders and decisions of any local governmental authority.

                 "REIMBURSEMENT DATE" has the meaning assigned to that term in subsection 3.3B.

                 "RELATED AGREEMENTS" means the Existing Holdings Senior Note Indenture, the Existing Senior Notes, the Existing Holdings Convertible Note Agreement, the Existing Holdings Convertible Notes, that certain Stockholders Agreement, dated as of August 15, 1997, among VPC Corporation, Capital Communications CDPQ Inc. and Company, and the License Co. Documents.

                 "RELEASE" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

                 "REMAINING TIME TO MATURITY OF THE LOANS" means, as of any date of determination, the remaining time between such date of determination and May 31, 2004.

                 "REQUEST FOR ACQUISITION APPROVAL" means an Officers' Certificate delivered to Administrative Agent requesting that Requisite Lenders consent to an acquisition, which Officers' Certificate shall describe the proposed acquisition in reasonable detail, including without limitation, (i) the Person or assets to be acquired, (ii) the aggregate consideration to be paid for such acquisition, (iii) the amount and terms of any Acquired Indebtedness to be acquired or assumed in such acquisition, (iv) a description of the nature and amount of any earn-out payments to be paid in connection with such acquisition, (v) whether Company elects to have the Retail Cable Contracts acquired in such acquisition included or excluded from the calculation of Retail Cable Subscriber Penetration and (vi) whether Company elects to have the Bulk Cable Contracts and Retail Cable Contracts acquired in such acquisition included or excluded in the calculation of Average Life of Remaining Contracts. The elections made by Company pursuant to clauses (v) and (vi) of this definition shall be one time elections and shall be irrevocable. Lenders shall not unreasonably withhold or delay approval of any Request for Acquisition Approval.

                 "REQUISITE LENDERS" means Lenders having or holding more than 50% of the sum of the aggregate AXEL Exposure of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders plus the aggregate Converted Term Loan Exposure of all Lenders.

                 "RESTRICTED PAYMENT" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Company or Holdings now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Company or Holdings now or hereafter outstanding,
         (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Company or Holdings now or hereafter outstanding, and
         (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, Subordinated Indebtedness.

                 "RETAIL CABLE CONTRACTS" means retail cable contracts between Holdings or its Subsidiaries with an owner or manager or home owners' association, cooperative or similar organization of a multiple dwelling unit pursuant to which each resident within the multiple dwelling unit must individually enroll with Holdings or its Subsidiaries in order to obtain cable services and must pay for such services directly to Holdings or its Subsidiaries on a monthly basis.

                 "RETAIL CABLE CUSTOMERS" means, for any period, the total number of cable customers under Retail Cable Contracts.

                 "RETAIL CABLE SUBSCRIBER PENETRATION" means, for any period, the total number of cable subscribers under Retail Cable Contracts of Holdings and its Subsidiaries divided by the number of residential units for which Holdings and its Subsidiaries are capable of providing cable service under such Retail Cable Contracts; provided, however, any Retail Cable Contracts acquired in an acquisition requiring Requisite Lender consent may be included or excluded from such calculation, at the option of Company as set forth in the Request for Acquisition Approval submitted by Company with respect such acquisition.

                 "REVOLVING LOAN COMMITMENT" means the commitment of a Lender to make Revolving Loans to Company pursuant to subsection 2.1A(ii), and "REVOLVING LOAN COMMITMENTS" means such commitments of all Lenders in the aggregate.

                 "REVOLVING LOAN CONVERSION DATE" means November 30, 2000.

                 "REVOLVING LOAN EXPOSURE" means, with respect to any Lender as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, that Lender's Revolving Loan Commitment and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (b) in the event that Lender is an Issuing Lender, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (in each case net of any participations purchased by other Lenders in such Letters of Credit or any unreimbursed drawings thereunder) plus(c) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit.

                 "REVOLVING LOANS" means the Loans made by Lenders to Company pursuant to subsection 2.1A(ii).

                 "REVOLVING NOTES" means any promissory notes issued by Company pursuant to subsection 2.1E(i)(b) or the last sentence of subsection 10.1B(i) in connection with assignments of the Revolving Loan Commitments and Revolving Loans of any Lenders, in each case substantially in the form of Exhibit V annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

                 "SECURITIES" means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as "securities" or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

                 "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time, and any successor statute.

                 "SOLVENT" means, with respect to any Person, that as of the date of determination both (i) (a) the then fair saleable value of the property (including intangible assets) of such Person is (1) greater than the total amount of liabilities (including the amount of contingent liabilities) of such Person and (2) not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (b) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and
         (ii) such Person is "solvent" within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

                 "STANDBY LETTER OF CREDIT" means any standby letter of credit or similar instrument issued for the purpose of supporting (i) Indebtedness of Company or any of its Subsidiaries in respect of industrial revenue or development bonds or financings, (ii) workers' compensation liabilities of Company or any of its Subsidiaries, (iii) the obligations of third party insurers of Company or any of its Subsidiaries arising by virtue of the laws of any jurisdiction requiring third party insurers, (iv) obligations with respect to Capital Leases or Operating Leases of Company or any of its Subsidiaries, and (v) performance, payment, deposit or surety obligations of Company or any of its Subsidiaries, in any case if required by law or governmental rule or regulation or in accordance with custom and practice in the industry; provided that Standby Letters of Credit may not be issued for the purpose of supporting (a) trade payables or (b) any

         Indebtedness constituting "antecedent debt" (as that term is used in Section 547 of the Bankruptcy Code).

                 "STATE LAW" means any state law pertaining to or regulating intrastate and local telecommunications services, or any successor statute or statutes thereto, and all State Regulations pursuant to such State Law, in each case as from time to time in effect.

                 "STATE PUC" means any state public utility commission or any other state commission, agency, department, board or authority with responsibility for regulating intrastate and local telecommunications services.

                 "STATE REGULATIONS" means all rules, regulations, written policies, orders and decisions of any State PUC.

                 "STRATEGIC EQUITY INVESTOR" means any Person (other than Videotron) which (i) is (a) CDPQ or (b) is engaged principally in the cable/telecommunications business or is a public utility and has a rating from Moody's of Baa3 (or the equivalent thereof) or higher or from S&P of BBB- (or the equivalent thereof) or higher and (ii) invests, and after such investment continues to maintain an investment of, not less than $20,000,000 in the common equity of Holdings.

                 "SUBORDINATED INDEBTEDNESS" means (i) the Indebtedness of Holdings evidenced by the Existing Holdings Convertible Notes, (ii) Additional Subordinated Indebtedness and (iii) any other Indebtedness of Holdings (a) as to which no Subsidiary of Holdings provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or is directly or indirectly liable (as a guarantor or otherwise) or (b) which is subordinated in right of payment to the Obligations pursuant to documentation containing maturities, amortization schedules, covenants, defaults, remedies, subordination provisions and other material terms in form and substance satisfactory to Administrative Agent and Requisite Lenders.

                 "SUBSIDIARY" means, (i) with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof and (ii) for purposes of this Agreement any Permitted Joint Venture irrespective of whether it meets the requirements of clause (i) of this definition. Notwithstanding the fact that License Co. is not an Affiliate of Holdings and its Subsidiaries, License Co. shall be deemed a Subsidiary of Holdings for purposes of this Agreement.

                  "SUBSIDIARY GUARANTOR" means any Subsidiary of Holdings that executes and delivers a counterpart of the Subsidiary Guaranty on the Closing Date or from time to time thereafter pursuant to subsection 6.8.

                 "SUBSIDIARY GUARANTY" means the Subsidiary Guaranty executed and delivered by each existing Subsidiary Guarantor on the Closing Date and to be executed and delivered by additional Subsidiaries of Holdings from time to time thereafter in accordance with subsection 6.8, substantially in the form of Exhibit XV annexed hereto, as such Subsidiary Guaranty may hereafter be amended, supplemented or otherwise modified from time to time.

                 "SUBSIDIARY PLEDGE AGREEMENT" means the Subsidiary Pledge Agreement executed and delivered by each existing Subsidiary Guarantor on the Closing Date and to be executed and delivered by any additional Subsidiary Guarantor from time to time thereafter in accordance with subsection 6.8, substantially in the form of Exhibit XVI annexed hereto, as such Subsidiary Pledge Agreement may be amended, supplemented or otherwise modified from time to time.

                 "SUBSIDIARY SECURITY AGREEMENT" means the Subsidiary Security Agreement executed and delivered by each existing Subsidiary Guarantor on the Closing Date and to be executed and delivered by any additional Subsidiary Guarantor from time to time thereafter in accordance with subsection 6.8, substantially in the form of Exhibit XVII annexed hereto, as such Subsidiary Security Agreement may be amended, supplemented or otherwise modified from time to time.

                 "SUPPLEMENTAL COLLATERAL AGENT" has the meaning assigned to that term in subsection 9.1B.

                 "SWAP" means an Asset Sale by Holdings or its Subsidiaries in which the consideration received in exchange for the assets sold is other equipment or productive assets to be used in the conduct of the business of Holdings and its Subsidiaries or the stock of a Person which following the consummation of such acquisition shall be an operating Subsidiary of Holdings.

                 "SYNDICATION AGENT" has the meaning assigned to that term in the introduction to this Agreement.

                 "TAX" or "TAXES" means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided that "TAX ON THE OVERALL NET INCOME" of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person's principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person
         (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its lending office).

                 "TERM LOAN" or "TERM LOANS" means one or more of the AXELs or Converted Term Loans or any combination thereof.

                 "TERM LOAN NOTES" means any promissory notes of Company issued pursuant to subsection 2.1E(i)(a) or 2.1E(i)(c) or the last sentence of subsection 10.1B(i) in connection with assignments of the AXEL Commitments or Converted Term Loans of any Lenders, in each case substantially in the form of Exhibit IV or Exhibit VI, as applicable, annexed hereto, as they may be amended, supplemented or otherwise modified from time to time.

                 "TITLE COMPANY" means a title insurance company reasonably satisfactory to Administrative Agent.

                 "TOTAL UTILIZATION OF REVOLVING LOAN COMMITMENTS" means, as at any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of reimbursing the applicable Issuing Lender for any amount drawn under any Letter of Credit but not yet so applied) plus (ii) the Letter of Credit Usage.

                 "UCC" means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

                 "VIDEOTRON" means le Groupe Videotron Ltee., a Quebec corporation.

                 "VPC" means VPC Corporation, a Delaware corporation.

                 "VPC AND CDPQ AGREEMENT" means the agreement executed and delivered by VPC, Videotron and Caisse de Depot on the Closing Date in substantially the form of Exhibit XXIII annexed hereto, as such agreement may be amended, supplemented or otherwise modified from time to time.


1.2 ACCOUNTING TERMS; UTILIZATION OF GAAP FOR PURPOSES OF CALCULATIONS UNDER AGREEMENT.

         Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to clauses (i), (ii),
(iii) and (xiii) of subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 6.1(v)). Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in conformity with those used to prepare the financial statements referred to in subsection 5.3. Notwithstanding the fact that License Co. is not consolidated with Holdings and its Subsidiaries under GAAP since it is not an Affiliate, during any Fiscal Quarter in which Holdings and its Subsidiaries have made Cash payments to License Co. or License Co. has made Cash payments to Holdings and its Subsidiaries (excluding any amounts paid by offsetting amounts due from one party to the other), License Co. shall be deemed a consolidated Subsidiary of Holdings for purposes of this Agreement and shall be included in calculating numbers to be calculated on a consolidated basis.

1.3      OTHER DEFINITIONAL PROVISIONS AND RULES OF CONSTRUCTION.

         Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References to "Sections" and "subsections" shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided. The use herein of the word "include" or "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

                                   SECTION 2.
                   AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1      COMMITMENTS; MAKING OF LOANS; THE REGISTER; NOTES.

         A. COMMITMENTS. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, each Lender hereby severally agrees to make the Loans described in subsections 2.1A(i), 2.1A(ii) and 2.1A(iii).

                 (i) AXELs. Each Lender severally agrees to lend to Company on the Closing Date an amount not exceeding its Pro Rata Share of the aggregate amount of the AXEL Commitments to be used for the purposes identified in subsection 2.5A. The amount of each Lender's AXEL Commitment is set forth opposite its name on Schedule 2.1 annexed hereto and the aggregate amount of the AXEL Commitments is $125,000,000; provided that the AXEL Commitments of Lenders shall be adjusted to give effect to any assignments of the AXEL Commitments pursuant to subsection 10.1B. Each Lender's AXEL Commitment shall expire immediately and without further action at 11:59 P.M. (New York City time) on December 22, 1997 if the AXELs are not made on or before that date. Company may make only one borrowing under the AXEL Commitments.

         Amounts borrowed under this subsection 2.1A(i) and subsequently repaid or prepaid may not be reborrowed.

                 (ii) Revolving Loans. Each Lender severally agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to Company from time to time during the period from the Closing Date to but excluding the Revolving Loan Conversion Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments to be used for the purposes identified in subsection 2.5A. The original amount of each Lender's Revolving Loan Commitment is set forth opposite its name on Schedule
         2.1 annexed hereto and the aggregate original amount of the Revolving Loan Commitments is $25,000,000; provided that the Revolving Loan Commitments of Lenders shall be adjusted to give effect to any assignments of the Revolving Loan Commitments pursuant to subsection 10.1B; and provided, further that the amount of the Revolving Loan Commitments shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsections 2.4B(ii) and 2.4B(iii). Each Lender's Revolving Loan Commitment shall convert on the Revolving Loan Conversion Date and all Revolving Loans shall be converted to a Converted Term Loan; provided that each Lender's Revolving Loan Com- mitment shall expire immediately and without further action at 11:59 P.M. (New York City time) on December 22, 1997 if the AXELs are not made on or before that date. Amounts borrowed under this subsection 2.1A(ii) may be repaid and reborrowed to but excluding the Revolving Loan Conversion Date.

                 Anything contained in this Agreement to the contrary notwithstanding, the Revolving Loans and the Revolving Loan Commitments shall be subject to the limitation that in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect.

                 (iii) Revolving Loan Conversion. On the Revolving Loan Conversion Date, without further action by Company, Administrative Agent or Lenders, all outstanding Revolving Loans shall be converted to Converted Term Loans and all such Converted Term Loans shall be allocated among Lenders in accordance with their respective Pro Rata Shares.

                 (iv) Issuance of Notes Upon Revolving Loan Conversion. On or as soon as practicable after the Revolving Loan Conversion Date,
         (a) each Lender shall deliver any Revolving Notes issued to it hereunder, marked to show their exchange, to Company, and (b) Company shall execute and deliver to each Lender (or to Administrative Agent for such Lender) a Term Note substantially in the form of Exhibit VI annexed hereto to evidence that Lender's Converted Term Loans, in the principal amount of that Lender's Converted Term Loan.

         B. BORROWING MECHANICS. AXELs or Revolving Loans made on any Funding Date (other than Revolving Loans made pursuant to subsection 3.3B for the purpose of reimbursing any Issuing Lender for the amount of a drawing under a Letter of Credit issued by it) shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount; provided that AXELs or Revolving Loans made on any Funding Date as Eurodollar Rate Loans with a particular Interest Period shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount. On the Closing Date, with respect to AXELs and whenever Company desires that Lenders make Revolving Loans it shall deliver to Administrative Agent a Notice of Borrowing no later than 11:00 A.M. (New York City time) at least three Business Days in advance of the proposed Funding Date (in the case of a Eurodollar Rate Loan) or at least one Business Day in advance of the proposed Funding Date (in the case of a Base Rate Loan). The Notice of Borrowing shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount and type of Loans requested,
(iii) whether such Loans shall be Base Rate Loans or Eurodollar Rate Loans, and
(iv) in the case of any Loans requested to be made as Eurodollar Rate Loans, the initial Interest Period requested therefor. AXELs and Revolving Loans may be continued as or converted into Base Rate Loans and Eurodollar Rate Loans in the manner provided in subsection 2.2D. In lieu of delivering the above-described Notice of Borrowing, Company may give Administrative Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing to Administrative Agent on or before the applicable Funding Date.

         Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Company or for otherwise acting in good faith under this subsection 2.1B, and upon funding of Loans by Lenders in accordance with this Agreement pursuant to any such telephonic notice Company shall have effected Loans hereunder.

         Company shall notify Administrative Agent prior to the funding of any Loans in the event that any of the matters to which Company is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Company of the proceeds of any Loans shall constitute a re- certification by Company, as of the applicable Funding Date, as to the matters to which Company is required to certify in the applicable Notice of Borrowing.

         Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to make a borrowing in accordance therewith.

         C. DISBURSEMENT OF FUNDS. All AXELs and Revolving Loans under this Agreement shall be made by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligation to make a Loan requested hereunder nor shall the Commitment of any Lender to make the particular type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender's obligation to make a Loan requested hereunder. Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), Administrative Agent shall notify each Lender of the proposed borrowing. Each Lender shall make the amount of its Loan available to Administrative Agent not later than 12:00 Noon (New York City time) on the applicable Funding Date in same day funds in Dollars, at the Funding and Payment Office. Except as provided in subsection 3.3B with respect to Revolving Loans used to reimburse any Issuing Lender for the amount of a drawing under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in subsections 4.1 (in the case of Loans made on the Closing Date) and 4.2 (in the case of all Loans), Administrative Agent shall make the proceeds of such Loans available to Company on the applicable Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Company at the Funding and Payment Office.

         Unless Administrative Agent shall have been notified by any Lender prior to the Funding Date for any Loans that such Lender does not intend to make available to Administrative Agent the amount of such Lender's Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Funding Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent's demand therefor, Administrative Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for Base Rate Loans. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

         D.      THE REGISTER.

                 (i) Administrative Agent shall maintain, at its address referred to in subsection 10.8, a register for the recordation of the names and addresses of Lenders and the Commitments and Loans of each Lender from time to time (the "REGISTER"). The Register shall be available for inspection by Company or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                 (ii) Administrative Agent shall record in the Register the AXEL Commitment and Revolving Loan Commitment and the AXEL, Revolving Loans and Converted Term Loans from time to time of each Lender, and each repayment or prepayment in respect of the principal amount of the AXEL, Revolving Loans or Converted Term

         Loans of each Lender. Any such recordation shall be conclusive and binding on Company and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender's Commitments or Company's Obligations in respect of any applicable Loans.

                 (iii) Each Lender shall record on its internal records (including any Notes held by such Lender) the amount of the AXEL, each Revolving Loan and the Converted Term Loan made by it and each payment in respect thereof. Any such recordation shall be conclusive and binding on Company, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender's Commitments or Company's Obligations in respect of any applicable Loans; and provided, further that in the event of any inconsistency between the Register and any Lender's records, the recordations in the Register shall govern.

                 (iv) Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by Administrative Agent and recorded in the Register as provided in subsection 10.1B(ii). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

                 (v) Company hereby designates CIBC to serve as Company's agent solely for purposes of maintaining the Register as provided in this subsection 2.1D, and Company hereby agrees that, to the extent CIBC serves in such capacity, CIBC and its officers, directors, employees, agents and affiliates shall constitute Indemnitees for all purposes under subsection 10.3.

         E. NOTES. Upon request of any Lender, Company shall execute and deliver (i) to each Lender (or to Administrative Agent for that Lender) (a) an AXEL Note substantially in the form of Exhibit IV annexed hereto to evidence that Lender's AXEL, in the principal amount of that Lender's AXEL and with other appropriate insertions, (b) a Revolving Note substantially in the form of
Exhibit V annexed hereto to evidence that Lender's Revolving Loans, in the principal amount of that Lender's Revolving Loan Commitment and with other appropriate insertions, and (c) a Converted Term Loan Note substantially in the form of Exhibit VI annexed hereto to evidence that Lender's Converted Term Loan, in the principal amount of that Lender's Converted Term Loan.

2.2      INTEREST ON THE LOANS.

         A.      RATE OF INTEREST.  Subject to the provisions of subsections
2.6 and 2.7, each AXEL, each Revolving Loan and each Converted Term Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Adjusted Eurodollar Rate. The applicable basis for determining the rate of interest with respect to any Term Loan or any Revolving Loan shall be selected by Company initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B. The basis for determining the interest rate with respect to any Term Loan or any Revolving Loan may be changed from time to time pursuant to subsection 2.2D.
If on any day a Term Loan or Revolving Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

                 Subject to the provisions of subsections 2.2E and 2.7, the Term Loans, and the Revolving Loans shall bear interest through maturity as follows:

                          (a) if a Base Rate Loan, then at the sum of the Base Rate in effect from time to time plus the Applicable Margin; or

                          (b) if a Eurodollar Rate Loan, then at the sum of the Adjusted Eurodollar Rate in effect from time to time plus the Applicable Margin during the applicable Interest Period.

         B. INTEREST PERIODS. In connection with each Eurodollar Rate Loan, Company may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an "INTEREST PERIOD") to be applicable to such Loan, which Interest Period shall be, at Company's option, either a one-, two-, three- or six-month period; provided that:

                 (i) the initial Interest Period for any Eurodollar Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a Eurodollar Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a Eurodollar Rate Loan;

                 (ii) in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

                 (iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

                 (iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

                 (v) no Interest Period with respect to any portion of the Term Loans shall extend beyond May 31, 2004, and no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Loan Commitment Conversion Date unless no scheduled payment of principal on the such Revolving Loans after they have been converted to Converted Term Loans is due during such Interest Period;

                 (vi) no Interest Period with respect to any portion of the Term Loans shall extend beyond a date on which Company is required to make a scheduled payment of principal of the Term Loans unless the sum of (a) the aggregate principal amount of Term Loans that are Base Rate Loans plus (b) the aggregate principal amount of Term Loans that are Eurodollar Rate Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount required to be paid on the Term Loans on such date;

                 (vii) there shall be no more than 10 Interest Periods outstanding at any time; and

                 (viii) in the event Company fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Company shall be deemed to have selected an Interest Period of one month.

         C. INTEREST PAYMENTS. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity).

         D. CONVERSION OR CONTINUATION. Subject to the provisions of subsection 2.6, Company shall have the option (i) to convert at any time all or any part of its outstanding Term Loans or Revolving Loans equal to $1,000,000 and integral multiples of $500,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan; provided, however, that a Eurodollar Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.

         Company shall deliver a Notice of Conversion/Continuation to Administrative Agent no later than 11:00 A.M. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). A Notice of Conversion/Continuation shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount and type of the Loan to be converted/continued,
(iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, the requested Interest Period, and (v) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, that no Potential Event of Default or Event of Default has occurred and is continuing. In lieu of delivering the above-described Notice of Conversion/Continuation, Company may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/ Continuation to Administrative Agent on or before the proposed conversion/continuation date. Upon receipt of written or telephonic notice of any proposed conversion/continuation under this subsection 2.2D, Administrative Agent shall promptly transmit such notice by telefacsimile or telephone to each Lender.

         Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of Company or for otherwise acting in good faith under this subsection 2.2D, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such telephonic notice Company shall have effect- ed a conversion or continuation, as the case may be, hereunder.

         Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Conversion/Continuation for conversion to, or continuation of, a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to effect a conversion or continuation in accordance therewith.

         E. DEFAULT RATE. Upon the occurrence and during the continuation of any Event of Default, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post- petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base
Rate Loans); provided that, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender. Notwithstanding anything in this subsection 2.2E to the contrary, the 2% default rate specified in this subsection 2.2E shall not apply to any outstanding Loans the proceeds of which are deposited in the AXEL Excess Process Account (but not the Letter of Credit Collateral Account) unless an Event of Default under subsection 8.1 shall have occurred and be continuing.

         F. COMPUTATION OF INTEREST. Interest on the Loans shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day's interest shall be paid on that Loan.

2.3      FEES.

         A. COMMITMENT FEES. Company agrees to pay to Administrative Agent, for distribution to each Lender in proportion to that Lender's Pro Rata Share, commitment fees for the period from and including the Closing Date to and excluding the Revolving Loan Commitment Conversion Date equal to the average of the daily excess of the Revolving Loan Commitments over the sum of
(i) the aggregate principal amount of outstanding Revolving Loans plus (ii) the Letter of Credit Usage multiplied by 0.50 of 1% per annum, such commitment fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on February 28, May 31, August 31 and November 30 of each year, commencing on the first such date to occur after the Closing Date, and on the Revolving Loan Commitment Termination Date.

         B. OTHER FEES. Company agrees to pay to Arranger and Administrative Agent such other fees in the amounts and at the times separately agreed upon between Company, Arranger and Administrative Agent.

2.4 REPAYMENTS, PREPAYMENTS AND REDUCTIONS IN REVOLVING LOAN COMMITMENTS; GENERAL PROVISIONS REGARDING PAYMENTS; APPLICATION OF PROCEEDS OF COLLATERAL AND PAYMENTS UNDER GUARANTIES.

         A.      SCHEDULED PAYMENTS OF TERM LOANS.

                 (i) Scheduled Payments of AXELs. Company shall make principal payments on the AXELs in installments on the dates and in the amounts set forth below:

================================================================================
                                                SCHEDULED REPAYMENT
              DATE                                    OF AXELS
--------------------------------------------------------------------------------
     February 28, 2001                  2.5% of principal outstanding on the
                                                   Closing Date
--------------------------------------------------------------------------------
     May 31, 2001                       2.5% of principal outstanding on the
                                                   Closing Date
--------------------------------------------------------------------------------
     August 31, 2001                    2.5% of principal outstanding on the
                                                   Closing Date
--------------------------------------------------------------------------------
     November 30, 2001                  2.5% of principal outstanding on the
                                                   Closing Date
--------------------------------------------------------------------------------
     February 28, 2002                 3.75% of principal outstanding on the
                                                   Closing Date
--------------------------------------------------------------------------------
     May 31, 2002                      3.75% of principal outstanding on the
                                                   Closing Date
--------------------------------------------------------------------------------
     August 31, 2002                   3.75% of principal outstanding on the
                                                   Closing Date
--------------------------------------------------------------------------------
     November 30, 2002                 3.75% of principal outstanding on the
                                                   Closing Date
--------------------------------------------------------------------------------
     February 28, 2003                   5% of principal outstanding on the
                                                   Closing Date
--------------------------------------------------------------------------------
     May 31, 2003                        5% of principal outstanding on the
                                                   Closing Date
--------------------------------------------------------------------------------
     August 31, 2003                     5% of principal outstanding on the
                                                   Closing Date
--------------------------------------------------------------------------------
     November 30, 2003                   5% of principal outstanding on the
                                                   Closing Date
--------------------------------------------------------------------------------
     February 29, 2004                 6.25% of principal outstanding on the
                                                   Closing Date
--------------------------------------------------------------------------------
     May 31, 2004                      48.75% of principal outstanding on th
                                                   Closing Date
================================================================================

         ; provided that the scheduled installments of principal of the AXELs set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the AXELs in accordance with subsection 2.4B(iv); and provided, further that the AXELs and all other amounts owed hereunder with respect to the AXELs shall be paid in full no later than May 31, 2004, and the final installment payable by Company in respect of the AXELs on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Company under this Agreement with respect to the AXELs.

                 (ii) Scheduled Payments of Converted Term Loans. Company shall make principal payments on the Converted Term Loans in installments on the dates and in the amounts set forth below:

================================================================================
                                                 SCHEDULED REPAYMENT
               DATE                            OF CONVERTED TERM LOANS
--------------------------------------------------------------------------------
      February 28, 2001                  2.5% of principal outstanding on the
                                            Revolving Loan Conversion Date
--------------------------------------------------------------------------------
      May 31, 2001                       2.5% of principal outstanding on the
                                            Revolving Loan Conversion Date
--------------------------------------------------------------------------------
      August 31, 2001                    2.5% of principal outstanding on the
                                            Revolving Loan Conversion Date
--------------------------------------------------------------------------------
      November 30, 2001                  2.5% of principal outstanding on the
                                            Revolving Loan Conversion Date
--------------------------------------------------------------------------------
      February 28, 2002                 3.75% of principal outstanding on the
                                            Revolving Loan Conversion Date
--------------------------------------------------------------------------------
      May 31, 2002                      3.75% of principal outstanding on the
                                            Revolving Loan Conversion Date
--------------------------------------------------------------------------------
      August 31, 2002                   3.75% of principal outstanding on the
                                            Revolving Loan Conversion Date
--------------------------------------------------------------------------------
      November 30, 2002                 3.75% of principal outstanding on the
                                            Revolving Loan Conversion Date
================================================================================

================================================================================
                                                 SCHEDULED REPAYMENT
               DATE                            OF CONVERTED TERM LOANS
--------------------------------------------------------------------------------
      February 28, 2003                 5% of principal outstanding on the Re-
                                             volving Loan Conversion Date
--------------------------------------------------------------------------------
      May 31, 2003                      5% of principal outstanding on the Re-
                                             volving Loan Conversion Date
--------------------------------------------------------------------------------
      August 31, 2003                   5% of principal outstanding on the Re-
                                             volving Loan Conversion Date
--------------------------------------------------------------------------------
      November 30, 2003                 5% of principal outstanding on the Re-
                                             volving Loan Conversion Date
--------------------------------------------------------------------------------
      February 29, 2004                 6.25% of principal outstanding on the
                                            Revolving Loan Conversion Date
--------------------------------------------------------------------------------
      May 31, 2004                      48.75% of principal outstanding on the
                                            Revolving Loan Conversion Date
================================================================================

         ; provided that the scheduled installments of principal of the Converted Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Converted Term Loans in accordance with subsection 2.4B(iv); and provided, further that the Converted Term Loans and all other amounts owed hereunder with respect to the Converted Term Loans shall be paid in full no later than May 31, 2004, and the final installment payable by Company in respect of the Converted Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Company under this Agreement with respect to the Converted Term Loans.

         B.      PREPAYMENTS, LOANS AND REDUCTIONS IN REVOLVING LOAN
COMMITMENTS.

                 (i)      Voluntary Prepayments.

                          (a) Notice of Prepayment. Company may, upon not less than three Business Days' prior written or telephonic notice given to Administrative Agent by 12:00 Noon (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time prepay any AXELs, Converted Term Loans or Revolving Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 (or such lesser amount as shall constitute the aggregate amount of Loans outstanding) and integral multiples of $500,000 in excess of that amount; provided, however, that with respect to any Eurodollar Rate Loan prepaid prior to the expiration of the Interest Period applicable thereto, Company shall pay all amounts payable pursuant to subsection 2.6D. Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in subsection 2.4B(iv).

                          (b) Prepayment Fees. If any portion of the AXELs is prepaid (except to the extent that such portion is prepaid from a foreclosure on any funds in the AXEL Excess Proceeds Account) (1) pursuant to subsection 2.4B or (2) pursuant to an acceleration under Section 8, in each case on or prior to the first anniversary of the Closing Date, Company shall pay to Administrative Agent, for distribution to Lenders having AXELs so prepaid in accordance with their Pro Rata Shares, a fee equal to 1% of the principal amount of AXELs so prepaid.

                 (ii) Voluntary Reductions of Revolving Loan Commitments. Company may, upon not less than three Business Days' prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitments in an amount up to the amount by which the Revolving Loan Commitments exceed the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Loan Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount. Company's notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Loan Commitments shall be effective on the date specified in Company's notice and shall reduce the Revolving Loan Commitment of each Lender proportionately to its Pro Rata Share. Any such voluntary reduction of the Revolving Loan Commitments shall be applied as specified in subsection 2.4B(iv).

                 (iii) Mandatory Prepayments of Loans and Mandatory Reductions of Revolving Loan Commitments. The Loans shall be prepaid and/or the Revolving Loan Commitments shall be permanently reduced in the amounts and under the circumstances set forth below, all such prepayments and/or reductions to be applied as set forth below or as more specifically provided in subsection 2.4B(iv):

                          (a) Prepayments and Reductions From Net Asset Sale Proceeds. No later than the first Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Net Asset Sale Proceeds in respect of any Asset Sale, Company shall prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to such Net Asset Sale Proceeds. Notwithstanding the foregoing, as long as no Event of Default or Potential Event of Default shall have occurred and be continuing, Company shall not be required to make any mandatory prepayment pursuant to this subsection 2.4B(iii)(a) to the extent the Net Asset Sale Proceeds are reinvested in equipment or other productive assets (including stock of a corporation that owns equipment or other productive assets to the extent the acquisition of such stock is otherwise permitted under this Agreement) used by Company and its Subsidiaries in the conduct of its business within 180 days from the date of receipt thereof; provided, however, that the total Net Asset Sale Pro- ceeds which may be so reinvested shall not exceed $20,000,000 in the aggregate. If upon any Asset Sale, Company elects to reinvest the Net Asset Sale Proceeds as permitted under this subsection 2.4B(iii)(a), (1) no later than the first Business Day following the consummation of such Asset Sale, Company shall deliver an Officers' Certificate to Administrative Agent demonstrating the derivation of the Net Asset Sale Proceeds of such Asset Sale from the gross sales prices thereof and certifying the portion of such proceeds which Company elects to reinvest in equipment or other productive assets (including stock of a corporation that owns equipment or other productive assets to the extent the acquisition of such stock is otherwise permitted under this Agreement) and certifying that no Event of Default or Potential Event of Default shall have occurred and be continuing and (2) upon the expiration of 180 days after the date of receipt of the Net Asset Sale Proceeds certified as being scheduled for reinvestment, Company shall deliver to Administrative Agent an Officers' Certificate indicating the amount of Net Asset Sale Proceeds reinvested as of such date, the assets in which such Net Asset Sale Proceeds have been reinvested, and the amount of any remaining Net Asset Sale Proceeds which shall be applied to prepay the Loans and/or reduce the Commitments as set forth in this Subsection 2.4B(iii)(a).

                          (b)     Prepayments and Reductions from Net
                 Insurance/Condemnation Proceeds. No later than the first Business Day following the date of receipt by Administrative Agent or by Holdings or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds that are required to be applied to prepay the Loans and/or reduce the Revolving Loan Commitments pursuant to the provisions of subsection 6.4C, Company shall prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to the amount of such Net Insurance/Condemnation Proceeds.

                          (c) Prepayments and Reductions Due to Reversion of Surplus Assets of Pension Plans. On the date of return to Holdings or any of its Subsidiaries of any surplus assets of any pension plan of Holdings or any of its Subsidiaries, Company shall prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced in an aggregate amount (such amount being the

                 "NET PENSION PROCEEDS") equal to 100% of such returned surplus assets, net of transaction costs and expenses incurred in obtaining such return, including incremental taxes payable as a result thereof, in excess of $500,000 of aggregate Net Pension Proceeds during the term of this Agreement.

                          (d) Prepayments and Reductions from Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with Fiscal Year 2000), Company shall, no later than 100 days after the end of such Fiscal Year, prepay the Loans and/or the Revolving Loan Commitments shall be permanently reduced in an aggregate amount equal to 75% of such Consolidated Excess Cash Flow.

                          (e) Prepayments and Reductions from Buy-Out Proceeds. If at any time Holdings and its Subsidiaries receives Buy-Out Proceeds in a single transaction or series of transactions in an aggregate amount in excess of $3,000,000 ("EXCESS BUY-OUT PROCEEDS"), Company shall deliver to Administrative Agent and Lenders, an Officers' Certificate setting forth in reasonable detail the amount of Excess Buy-Out Proceeds received and the purposes for which Holdings and its Subsidiaries intend to use such Excess Buy-Out Proceeds, and Requisite Lenders may require Company within 45-days thereafter, to prepay the Loans and/or permanently reduce the Revolving Loan Commitments in an aggregate amount equal to Excess Buy-Out Proceeds within two Business Days' after receipt by Company of notice of such election from Administrative Agent. If Requisite Lenders shall not have elected to require a prepayment pursuant to this subsection 2.4B(iii)(e) within 45 days of receipt of the Officers' Certificate specifying the amount of the Excess Buy-Out Proceeds, Holdings and its Subsidiaries may use the Excess Buy-Out Proceeds for the purposes specified in such Officers' Certificate.

                          (f) Calculations of Net Proceeds Amounts; Additional Prepayments and Reductions Based on Subsequent Calculations. Concurrently with any prepayment of the Loans and/or reduction of the Revolving Loan Commitments pursuant to subsections 2.4B(iii)(a)-(e), Company shall deliver to Admin-istrative Agent an Officers' Certificate demonstrating the calculation of the amount (the "NET PROCEEDS AMOUNT") of the applicable Net Asset Sale Proceeds or Net Insurance/Condemnation Proceeds or the applicable Net Pension Proceeds (as such term is defined in subsections 2.4B(iii)(c)) or the applicable Consolidated Excess Cash Flow or Excess Buy-Out Proceeds, as the case may be, that gave rise to such prepayment and/or reduction. In the event that Company shall subsequently determine that the actual Net Proceeds Amount was greater than the amount set forth in such Officers' Certificate, Company shall promptly make an additional prepayment of the Loans (and/or, if applicable, the Revolving Loan Commitments shall be permanently reduced) in an amount equal to the amount of such excess, and Company shall concurrently therewith deliver to

                 Administrative Agent an Officers' Certificate demonstrating the derivation of the additional Net Proceeds Amount resulting in such excess.

                 (iv) Application of Prepayments of Loans and Unscheduled Reductions of Revolving Loan Commitments.

                          (a) Application of Voluntary Prepayments by Type of Loans and Order of Maturity. Any voluntary prepayments pursuant to subsection 2.4B(i) shall be applied as specified by Company in the applicable notice of prepayment; provided that in the event Company fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied first to repay outstanding Revolving Loans to the full extent thereof, and second to repay outstanding Term Loans to the full extent thereof. Any voluntary prepayments of the Term Loans pursuant to subsection 2.4B(i) shall be applied to prepay the AXELs and the Converted Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and to reduce on a pro rata basis the scheduled installments of principal of the AXELs and Converted Term Loans set forth in subsections 2.4A(i) and 2.4A(ii) that is unpaid at the time of such payment.

                          (b) Application of Mandatory Prepayments by Type of Loans. Any amount (the "APPLIED AMOUNT") required to be applied as a mandatory prepayment of the Loans and/or a reduction of the Revolving Loan Commitments pursuant to subsections 2.4B(iii)(a)-(e) shall be applied first to prepay the Term Loans to the full extent thereof, second, to the extent of any remaining portion of the Applied Amount, to prepay the Revolving Loans to the full extent thereof and to further permanently reduce the Revolving Loan Commitments by the amount of such prepayment, and third, to the extent of any remaining portion of the Applied Amount, to further permanently reduce the Revolving Loan Commitments to the full extent thereof.

                          (c) Application of Mandatory Prepayments of AXELs to AXELs and Converted Term Loans and the Scheduled Installments of Principal Thereof. Any mandatory prepayments of the Term Loans pursuant to subsection 2.4B(iii) shall be applied to prepay the AXELs and the Converted Term Loans on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and shall be applied to reduce the scheduled installments of principal of the AXELs or the Converted Term Loans, as the case may be, set forth in subsection 2.4A(i) or 2.4A(ii), respectively, in inverse order of maturity.

                          (d) Application of Prepayments to Base Rate Loans and Eurodollar Rate Loans. Considering AXELs, Converted Term Loans and Revolving Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Company pursuant to subsection 2.6D.

         C.      GENERAL PROVISIONS REGARDING PAYMENTS.

                 (i) Manner and Time of Payment. All payments by Company of principal, interest, fees and other Obligations hereunder and under the Notes shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 (Noon) (New York City time) on the date due at the Funding and Payment Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day. Company hereby authorizes Administrative Agent to charge its accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

                 (ii) Application of Payments to Principal and Interest. Except as provided in subsection 2.2C, all payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest before application to principal.

                 (iii) Apportionment of Payments. Aggregate principal and interest payments in respect of Term Loans and Revolving Loans shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders' respective Pro Rata Shares. Administrative Agent shall promptly distribute to each Lender, at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request, its Pro Rata Share of all such payments received by Administrative Agent and the commitment fees of such Lender when received by Administrative Agent pursuant to subsection 2.3. Notwithstanding the foregoing provisions of this subsection 2.4C(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

                 (iv) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

                 (v) Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of Company hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

         D.      APPLICATION OF PROCEEDS OF COLLATERAL AND PAYMENTS UNDER
GUARANTIES.

                 (i) Application of Proceeds of Collateral. Except as provided in subsection 2.4B(iii)(a) with respect to prepayments from Net Asset Sale Proceeds, all proceeds received by Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral under any Collateral Document may, in the discretion of Administrative Agent, be held by Administrative Agent as Collateral for, and/or (then or at any time thereafter) applied in full or in part by Administrative Agent against, the applicable Secured Obligations (as defined in such Collateral Document) in the following order of priority:

                          (a) To the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to Administrative Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to indemnification under such Collateral Document and all advances made by Administrative Agent thereunder for the account of the applicable Loan Party, and to the payment of all costs and expenses paid or incurred by Administrative Agent in connection with the exercise of any right or remedy under such Collateral Document, all in accordance with the terms of this Agreement and such Collateral Document;

                          (b) thereafter, to the extent of any excess such proceeds, to the payment of all other such Secured Obligations for the ratable benefit of the holders thereof; and

                          (c) thereafter, to the extent of any excess such proceeds, to the payment to or upon the order of such Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

                 (ii) Application of Payments Under Guaranties. All payments received by Administrative Agent under either Guaranty shall be applied promptly from time to time by Administrative Agent in the following order of priority:

                          (a) To the payment of the costs and expenses of any collection or other realization under such Guaranty, including reasonable compensation to Administrative Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by Administrative Agent in connection therewith, all in accordance with the terms of this Agreement and such Guaranty;

                          (b) thereafter, to the extent of any excess such payments, to the payment of all other Guarantied Obligations (as defined in such Guaranty) for the ratable benefit of the holders thereof; and

                          (c) thereafter, to the extent of any excess such payments, to the payment to Holdings or the applicable Subsidiary Guarantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.5      USE OF PROCEEDS.

         A. LOANS. The proceeds of the Loans shall be applied by Company to finance capital expenditures and Permitted Acquisitions, to provide working capital and for other general corporate purposes. The proceeds of the AXELs made on the Closing Date shall be deposited in the AXEL Excess Proceeds Account pending use in the business of Holdings and its Subsidiaries as set forth in the preceding sentence and may be withdrawn from the AXEL Excess Proceeds Account in accordance with subsection 7.16. The proceeds withdrawn from the AXEL Excess Proceeds Account may also be used to repay outstanding AXELs.

         B. MARGIN REGULATIONS. No portion of the proceeds of any borrowing under this Agreement shall be used by Company or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation G, Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6      SPECIAL PROVISIONS GOVERNING EURODOLLAR RATE LOANS.

         Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

         A. DETERMINATION OF APPLICABLE INTEREST RATE. As soon as practicable after 11:00 A.M. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each Lender.

         B. INABILITY TO DETERMINE APPLICABLE INTEREST RATE. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the interbank Eurodollar market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Company.

         C. ILLEGALITY OR IMPRACTICABILITY OF EURODOLLAR RATE LOANS. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the interbank Eurodollar market or the position of such Lender in that market, then, and in any such event, such Lender shall be an "AFFECTED LENDER" and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender's obligation to maintain its outstanding Eurodollar Rate Loans (the "AFFECTED LOANS") shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Company shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms of this Agreement.

         D. COMPENSATION FOR BREAKAGE OR NON-COMMENCEMENT OF INTEREST PERIODS. Company shall compensate each Lender, upon written request by that Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request for conversion or continuation, (ii) if any prepayment (including any prepayment pursuant to subsection 2.4B(i)) or other principal payment or any conversion of any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Company, or (iv) as a consequence of any other default by Company in the repayment of its Eurodollar Rate Loans when required by the terms of this Agreement.

         E. BOOKING OF EURODOLLAR RATE LOANS. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

         F. ASSUMPTIONS CONCERNING FUNDING OF EURODOLLAR RATE LOANS. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this subsection 2.6 and under subsection 2.7A.

         G. EURODOLLAR RATE LOANS AFTER DEFAULT. After the occurrence of and during the continuation of a Potential Event of Default or an Event of Default, (i) Company may not elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by Company with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be rescinded by Company.

2.7      INCREASED COSTS; TAXES; CAPITAL ADEQUACY.

         A. COMPENSATION FOR INCREASED COSTS AND TAXES. Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

                 (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of its obligations hereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder;

                 (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or

                 (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the interbank Eurodollar market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this subsection 2.7A, which statement shall be conclusive and binding upon all parties hereto absent manifest error.





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
         B.      WITHHOLDING OF TAXES.

                 (i) Payments to Be Free and Clear. All sums payable by Company under this Agreement and the other Loan Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of Company or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

                 (ii) Grossing-up of Payments. If Company or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by Company to Administrative Agent or any Lender under any of the Loan Documents:

                          (a) Company or such other Person shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company or such other Person becomes aware of it;

                          (b) Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on Company) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender;

                          (c) the sum payable by Company in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

                          (d) within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (b) above to pay, Company shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

         provided that no such additional amount shall be required to be paid to any Lender under clause (c) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof) or after the date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other

         Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date of this Agreement or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender.

                 (iii)    Evidence of Exemption from U.S. Withholding Tax.

                          (a) Each Lender that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof (for purposes of this subsection 2.7B(iii), a "NON-US LENDER") shall deliver to Administrative Agent for transmission to Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), (1) two original copies of Internal Revenue Service Form 1001 or 4224 (or any successor forms), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents or (2) if such Lender is not a "bank" or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form 1001 or 4224 pursuant to clause
                 (1) above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8 (or any successor form), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Loan Documents.

                          (b) Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to subsection 2.7B(iii)(a) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to Administrative Agent for transmission to Company two new original copies of Internal Revenue Service Form 1001 or 4224, or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8, as the case may be, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Loan Documents or (2) notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence.

                          (c) Company shall not be required to pay any additional amount to any Non-US Lender under subsection 2.7B(i) and clause (c) of subsection 2.7B(ii) if such Lender shall have failed to satisfy the requirements of clause (a) or
                 (b)(1) of this subsection 2.7B(iii); provided that if such Lender shall have satisfied the requirements of subsection 2.7B(iii)(a) on the Closing Date (in the case of each Lender listed on the signature pages hereof) or on the date of the Assignment Agreement pursuant to which it became a Lender (in the case of each other Lender), nothing in this subsection 2.7B(iii)(c) shall relieve Company of its obligation to pay any additional amounts pursuant to clause (c) of subsection 2.7B(ii) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in subsection 2.7B(iii)(a).

         C. CAPITAL ADEQUACY ADJUSTMENT. If any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any governmental authority, central bank, the National Association of Insurance Commissioners, or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank, the National Association of Insurance Commissioners or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in the next sentence, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such additional amounts, which statement shall be conclusive and binding upon all parties hereto absent manifest error.






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
         D. SUBSTITUTE LENDERS. In the event Company is required under the provisions of this subsection 2.7 or subsection 3.6 to make payments in a material amount to any Lender or in the event any Lender fails to lend to Company in accordance with this Agreement, Company may, so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, elect to terminate such Lender as a party to this Agreement; provided that, concurrently with such termination, (i) Company shall pay that Lender all principal, interest and fees and other amounts (including without limitation, amounts, if any, owed under this subsection 2.7 or subsection 3.6) owed to such Lender through such date of termination, (ii) another financial institution satisfactory to Administrative Agent (or if Administrative Agent is also the Lender to be terminated, the successor Administrative Agent) shall agree, as of such date, to become a Lender for all purposes under this Agreement (whether by assignment or amendment) and to assume all obligations of the Lender to be terminated as of such date, and (iii) all documents and supporting materials necessary, in the judgment of Administrative Agent (or if Administrative Agent is also the Lender to be terminated, the successor Administrative Agent), to evidence the substitution of such Lender shall have been received and approved by Adminis- trative Agent as of such date.

2.8      OBLIGATION OF LENDERS AND ISSUING LENDER TO MITIGATE.

         Each Lender and Issuing Lender agrees that, as promptly as practicable after the officer of such Lender or Issuing Lender responsible for administering the Loans or Letters of Credit of such Lender or Issuing Lender, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender or Issuing Lender to receive payments under subsection 2.7 or subsection 3.6, it will, to the extent not inconsistent with the internal policies of such Lender or Issuing Lender and any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund or maintain the Commitments of such Lender or the affected Loans or Letters of Credit of such Lender or Issuing Lender through another lending or letter of credit office of such Lender or Issuing Lender, or (ii) take such other measures as such Lender or Issuing Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender or Issuing Lender pursuant to subsection 2.7 or subsection 3.6 would be materially reduced and if, as determined by such Lender or Issuing Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans or Letters of Credit through such other lending or letter of credit office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Commitments or Loans or Letters of Credit or the interests of such Lender or Issuing Lender; provided that such Lender or Issuing Lender will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.8 unless Company agrees to pay all incremental expenses incurred by such Lender or Issuing Lender as a result of utilizing such other lending or letter of credit office as described in clause
(i) above. A certificate as to the amount of any such expenses payable by Company pursuant to this subsection 2.8 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender or Issuing Lender to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.







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
                                   SECTION 3.
                               LETTERS OF CREDIT

3.1      ISSUANCE OF LETTERS OF CREDIT AND LENDERS' PURCHASE OF PARTICIPATIONS
         THEREIN.

         A. LETTERS OF CREDIT. In addition to Company requesting that Lenders make Revolving Loans pursuant to subsection 2.1A(ii), Company may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from the Closing Date to but excluding the Revolving Loan Commitment Conversion Date, that Issuing Lender issue Letters of Credit for the account of Company for the purposes specified in the definition of Standby Letters of Credit. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Company herein set forth, Issuing Lender shall issue such Letters of Credit in accordance with the provisions of this subsection 3.1; provided that Company shall not request that Issuing Lender issue and Issuing Lender shall not issue:

                 (i) any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitments then in effect;

                 (ii) any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed $10,000,000;

                 (iii) any Standby Letter of Credit having an expiration date later than the earlier of (a) the Revolving Loan Conversion Date and (b) the date which is one year from the date of issuance of such Standby Letter of Credit; provided that the immediately preceding clause (b) shall not prevent Issuing Lender from agreeing that a Standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless Issuing Lender elects not to extend for any such additional period; and provided, further that Issuing Lender shall elect not to extend such Standby Letter of Credit if it has received a notice from Administrative Agent or Company or any Lender that an Event of Default has occurred and is continuing (and such Event of Default has not been waived in accordance with subsection 10.6) at the time Issuing Lender must elect whether or not to allow such extension; or

                 (iv) any Letter of Credit denominated in a currency other than Dollars.

         B.      MECHANICS OF ISSUANCE.

                 (i) Notice of Issuance. Whenever Company desires the issuance of a Letter of Credit, it shall deliver to Issuing Lender a Notice of Issuance of Letter of Credit substantially in the form of
         Exhibit III annexed hereto no later than 12:00 Noon (New York City time) at least three Business Days, or such shorter period as may be agreed to by Issuing Lender in any particular instance, in advance of the proposed date of issuance. The Notice of Issuance of Letter of Credit shall specify (a) the proposed date of issuance (which shall be a Business Day), (b) the face amount of the Letter of Credit, (c) the expiration date of the Letter of Credit,
         (d) the name and address of the beneficiary, and (e) either the verbatim text of the proposed Letter of Credit or the proposed terms and conditions thereof, including a precise description of any documents to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of the Letter of Credit, would require Issuing Lender to make payment under the Letter of Credit; provided that Issuing Lender, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any such documents; and provided, further that no Letter of Credit shall require payment against a conforming draft to be made thereunder on the same business day (under the laws of the jurisdiction in which the office of Issuing Lender to which such draft is required to be presented is located) that such draft is presented if such presentation is made after 10:00 A.M. (in the time zone of such office of Issuing Lender) on such business day.

                 Company shall notify Issuing Lender (and Administrative Agent, if Administrative Agent is not Issuing Lender) prior to the issuance of any Letter of Credit in the event that any of the matters to which Company is required to certify in the applicable Notice of Issuance of Letter of Credit is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit Company shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which Company is required to certify in the applicable Notice of Issuance of Letter of Credit.

                 (ii) Issuance of Letter of Credit. Upon satisfaction or waiver (in accordance with subsection 10.6) of the conditions set forth in subsection 4.3, Issuing Lender shall issue the requested Letter of Credit in accordance with Issuing Lender's standard operating procedures.

                 (iii) Notification to Lenders. Upon the issuance of any Letter of Credit Issuing Lender shall promptly notify Administrative Agent (if Administrative Agent is not Issuing Lender) and each other Lender of such issuance, which notice shall be accompanied by a copy of such Letter of Credit. Promptly after receipt of such notice (or, if Administrative Agent is Issuing Lender, together with such notice), Administrative Agent shall notify each Lender of the amount of such Lender's respective participation in such Letter of Credit, determined in accordance with subsection 3.1C.

                 (iv) Reports to Lenders. After the end of each calendar quarter ending after the Closing Date, so long as any Letter of Credit shall have been outstanding during such calendar quarter, Issuing Lender shall, upon request of any Lender, deliver to such Lender as soon as practicable following such request a report setting forth for such calendar quarter the daily aggregate amount available to be drawn under the Letters of Credit issued by such Issuing Lender that were outstanding during such calendar quarter.

         C. LENDERS' PURCHASE OF PARTICIPATIONS IN LETTERS OF CREDIT. Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Loan Commitment shall be deemed to, and hereby agrees to, have irrevocably purchased from Issuing Lender a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender's Pro Rata Share (with respect to the Revolving Loan Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder.

3.2      LETTER OF CREDIT FEES.

         Company agrees to pay the following amounts with respect to Letters of Credit issued hereunder:

                 (i) with respect to each Letter of Credit, (a) a fronting fee, payable directly to Issuing Lender for its own account, equal to 0.25% per annum of the daily amount available to be drawn under such Standby Letter of Credit and (b) a letter of credit fee, payable to Administrative Agent for the account of Lenders, equal to the product of (x) the Applicable Margin with respect to Revolving Loans that are Eurodollar Rate Loans and (y) the daily amount available to be drawn under such Standby Letter of Credit, each such fronting fee or letter of credit fee to be payable in arrears on and to (but excluding) each February 28, May 31, August 31 and November 30 of each year and computed on the basis of a 360-day year for the actual number of days elapsed; and

                 (ii) with respect to the issuance, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clause (i) above), documentary and processing charges payable directly to Issuing Lender for its own account in accordance with Issuing Lender's standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

For purposes of calculating any fees payable under clause (i) of this subsection 3.2, the daily amount available to be drawn under any Letter of Credit shall be determined as of the close of business on any date of determination Promptly upon receipt by Administrative Agent of any amount described in clause (i)(b) of this subsection 3.2, Administrative Agent shall distribute to each Lender its Pro Rata Share of such amount.

3.3      DRAWINGS AND REIMBURSEMENT OF AMOUNTS PAID UNDER LETTERS OF CREDIT.

         A. RESPONSIBILITY OF ISSUING LENDER WITH RESPECT TO DRAWINGS. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, Issuing Lender shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit.

         B. REIMBURSEMENT BY COMPANY OF AMOUNTS PAID UNDER LETTERS OF CREDIT. In the event Issuing Lender has determined to honor a drawing under a Letter of Credit issued by it, Issuing Lender shall immediately notify Company and Administrative Agent, and Company shall reimburse Issuing Lender on or before the Business Day immediately following the date on which such drawing is honored (the "REIMBURSEMENT DATE") in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless Company shall have notified Administrative Agent and Issuing Lender prior to 11:00 A.M. (New York City time) on the date such drawing is honored that Company intends to reimburse Issuing Lender for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, Company shall be deemed to have given a timely Notice of Borrowing to Administrative Agent requesting Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing and (ii) subject to satisfaction or waiver of the conditions specified in subsection 4.2B, Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse Issuing Lender for the amount of such honored drawing; and provided, further that if for any reason proceeds of Revolving Loans are not received by Issuing Lender on the Reimbursement Date in an amount equal to the amount of such honored drawing, Company shall reimburse Issuing Lender, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this subsection 3.3B shall be deemed to relieve any Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and Company shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Revolving Loans under this subsection 3.3B.

         C. PAYMENT BY LENDERS OF UNREIMBURSED AMOUNTS PAID UNDER LETTERS OF CREDIT.

                 (i) Payment by Lenders. In the event that Company shall fail for any reason to reimburse Issuing Lender as provided in subsection 3.3B in an amount equal to the amount of any drawing honored by Issuing Lender under a Letter of Credit issued by it, Issuing Lender shall promptly notify each other Lender of the unreimbursed amount of such honored drawing and of such other Lender's respective participation therein based on such Lender's Pro Rata Share of the Revolving Loan Commitments. Each Lender shall make available to Issuing Lender an amount equal to its respective participation, in Dollars and in same day funds, at the office of such Issuing Lender specified in such notice, not later than 12:00 Noon (New York City time) on the first business day (under the laws of the jurisdiction in which such office of Issuing Lender is located) after the date notified by Issuing Lender. In the event that any Lender fails to make available to Issuing Lender on such business day the amount of such Lender's participation in such Letter of Credit as provided in this subsection 3.3C, Issuing Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon at the rate customarily used by Issuing Lender for the correction of errors among banks for three Business Days and thereafter at the Base Rate. Nothing in this subsection 3.3C shall be deemed to prejudice the right of any Lender to recover from Issuing Lender any amounts made available by such Lender to Issuing Lender pursuant to this subsection 3.3C in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by Issuing Lender in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of Issuing Lender.

                 (ii) Distribution to Lenders of Reimbursements Received From Company. In the event Issuing Lender shall have been reimbursed by other Lenders pursuant to subsection 3.3C(i) for all or any portion of any drawing honored by Issuing Lender under a Letter of Credit issued by it, Issuing Lender shall distribute to each other Lender which has paid all amounts payable by it under subsection 3.3C(i) with respect to such honored drawing such other Lender's Pro Rata Share of all payments subsequently received by Issuing Lender from Company in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request.

         D.      INTEREST ON AMOUNTS PAID UNDER LETTERS OF CREDIT.

                 (i) Payment of Interest by Company. Company agrees to pay to Issuing Lender, with respect to drawings honored under any Letters of Credit issued by it, interest on the amount paid by Issuing Lender in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by Company (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B) at a rate equal to (a) for the period from the date such drawing is honored to but excluding the Reimbursement Date, the Base Rate plus the Applicable Margin with respect to Revolving Loans that are Base Rate Loans and (b) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Revolving Loans that are Base Rate Loans. Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 360-day year for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

                 (ii) Distribution of Interest Payments by Issuing Lender. Promptly upon receipt by Issuing Lender of any payment of interest pursuant to subsection 3.3D(i) with respect to a drawing honored under a Letter of Credit issued by it, (a) Issuing Lender shall distribute to each other Lender, out of the interest received by Issuing Lender in respect of the period from the date such drawing is honored to but excluding the date on which Issuing Lender is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B), the amount that such other Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection 3.2 if no drawing had been honored under such Letter of Credit, and (b) in the event Issuing Lender shall have been reimbursed by other Lenders pursuant to subsection 3.3C(i) for all or any portion of such honored drawing, Issuing Lender shall distribute to each other Lender which has paid all amounts payable by it under subsection 3.3C(i) with respect to such honored drawing such other Lender's Pro






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
         Rata Share of any interest received by Issuing Lender in respect of that portion of such honored drawing so reimbursed by other Lenders for the period from the date on which Issuing Lender was so reimbursed by other Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by Company. Any such distribution shall be made to a Lender at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request.

3.4      OBLIGATIONS ABSOLUTE.

         The obligation of Company to reimburse Issuing Lender for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to subsection 3.3B and the obligations of Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances including any of the following circumstances:

                 (i) any lack of validity or enforceability of any Letter of Credit;

                 (ii) the existence of any claim, set-off, defense or other right which Company or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), Issuing Lender or other Lender or any other Person or, in the case of a Lender, against Company, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Company or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

                 (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

                 (iv) payment by Issuing Lender under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit;

                 (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any of its Subsidiaries;

                 (vi) any breach of this Agreement or any other Loan Document by any party thereto;

                 (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

                 (viii) the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;






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
provided, in each case, that payment by Issuing Lender under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of Issuing Lender under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

3.5      INDEMNIFICATION; NATURE OF ISSUING LENDER'S DUTIES.

         A. INDEMNIFICATION. In addition to amounts payable as provided in subsection 3.6, Company hereby agrees to protect, indemnify, pay and save harmless Issuing Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which Issuing Lender may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by Issuing Lender, other than as a result of (a) the gross negligence or willful misconduct of Issuing Lender as determined by a final judgment of a court of competent jurisdiction or (b) subject to the following clause (ii), the wrongful dishonor by Issuing Lender of a proper demand for payment made under any Letter of Credit issued by it or (ii) the failure of Issuing Lender to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or governmental authority (all such acts or omissions herein called "GOVERNMENTAL ACTS").

         B. NATURE OF ISSUING LENDER'S DUTIES. As between Company and Issuing Lender, Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuing Lender by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuing Lender shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Lender, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of Issuing Lender's rights or powers hereunder.

         In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5B, any action taken or omitted by Issuing Lender under or in connection with the Letters of Credit issued by it or any documents and certificates






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
delivered thereunder, if taken or omitted in good faith, shall not put Issuing Lender under any resulting liability to Company.

         Notwithstanding anything to the contrary contained in this subsection 3.5, Company shall retain any and all rights it may have against Issuing Lender for any liability arising solely out of the gross negligence or willful misconduct of Issuing Lender, as determined by a final judgment of a court of competent jurisdiction.

3.6      INCREASED COSTS AND TAXES RELATING TO LETTERS OF CREDIT.

         Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that Issuing Lender or any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by Issuing Lender or any Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

                 (i) subjects Issuing Lender or such Lender (or its applicable lending or letter of credit office) to any additional Tax (other than any Tax on the overall net income of Issuing Lender or such Lender) with respect to the issuing or maintaining of any Letters of Credit or the purchasing or maintaining of any participations therein or any other obligations under this Section 3, whether directly or by such being imposed on or suffered by Issuing Lender;

                 (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement in respect of any Letters of Credit issued by Issuing Lender or participations therein purchased by such Lender; or

                 (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting Issuing Lender or such Lender (or its applicable lending or letter of credit office) regarding this Section 3 or any Letter of Credit or any participation therein;

and the result of any of the foregoing is to increase the cost to Issuing Lender or such Lender of agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by such Issuing Lender or such Lender (or its applicable lending or letter of credit office) with respect thereto; then, in any case, Company shall promptly pay to Issuing Lender or such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts as may be necessary to compensate Issuing Lender or such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Issuing Lender






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
or such Lender shall deliver to Company a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Issuing Lender or such Lender under this subsection 3.6, which statement shall be conclusive and binding upon all parties hereto absent manifest error.


                                   SECTION 4.
                   CONDITIONS TO LOANS AND LETTERS OF CREDIT

         The obligations of Lenders to make Loans and of Issuing Lender to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions.

4.1      CONDITIONS TO AXELS AND  REVOLVING LOANS.

         The obligations of Lenders to make the AXELs and any Revolving Loans to be made on the Closing Date are, in addition to the conditions precedent specified in subsection 4.2, subject to prior or concurrent satisfaction of the following conditions:

         A. LOAN PARTY DOCUMENTS. On or before the Closing Date, Company shall, and shall cause each other Loan Party to, deliver to Lenders (or to Administrative Agent for Lenders with sufficient originally executed copies, where appropriate, for each Lender and its counsel) the following with respect to Company or such Loan Party, as the case may be, each, unless otherwise noted, dated the Closing Date:

                 (i) Certified copies of the Certificate or Articles of Incorporation of such Person, together with a good standing certificate from the Secretary of State of its jurisdiction of incorporation and each other state in which such Person is qualified as a foreign corporation to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each dated a recent date prior to the Closing Date;

                 (ii) Copies of the Bylaws of such Person, certified as of the Closing Date by such Person's corporate secretary or an assistant secretary;

                 (iii) Resolutions of the Board of Directors of such Person approving and authorizing the execution, delivery and performance of the Loan Documents, certified as of the Closing Date by the corporate secretary or an assistant secretary of such Person as being in full force and effect without modification or amendment;

                 (iv) Signature and incumbency certificates of the officers of such Person executing the Loan Documents to which it is a party;

                 (v) Executed originals of the Loan Documents to which such Person is a party; and






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
                 (vi) Such other documents as Arranger or Administrative Agent may reasonably request.

         B. MINIMUM BORROWING. On the Closing Date, Company shall borrow AXELs totalling not less than $125,000,000.

         C. MATTERS RELATING TO EXISTING RESTRICTED INDEBTEDNESS. On or prior to the Closing Date, Holdings shall have delivered to Administrative Agent (i) a fully executed or conformed copy of the Existing Holdings Senior
Note Indenture and the Existing Holdings Convertible Note Agreement, (ii) the terms of the Existing Holdings Convertible Note Agreement shall be satisfactory to Arranger and Administrative Agent and (iii) evidence satisfactory to Administrative Agent and Arranger that the Loans made on the Closing Date are permitted under the Existing Holdings Senior Note Indenture.

         D. SECURITY INTERESTS IN PERSONAL AND MIXED PROPERTY. Each of Arranger and Administrative Agent shall have received evidence satisfactory to it that Holdings, Company and Subsidiary Guarantors shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clauses (iii) and (iv) below) that may be necessary or, in the opinion of Arranger and Administrative Agent, desirable in order to create in favor of Administrative Agent, for the benefit of Lenders, a valid and (upon such filing and recording) perfected First Priority security interest in the entire personal and mixed property Collateral. Such actions shall include the following:

                 (i) Schedules to Collateral Documents. Delivery to Administrative Agent of accurate and complete schedules to all of the applicable Collateral Documents.

                 (ii) Stock Certificates and Instruments. Delivery to Administrative Agent of (a) certificates (which certificates shall be accompanied by irrevocable undated stock powers, duly endorsed in blank and otherwise satisfactory in form and substance to Administrative Agent) representing all capital stock pledged pursuant to the Holdings Pledge Agreement, the Company Pledge Agreement, the Subsidiary Pledge Agreements and the License Co. Stockholders Pledge Agreement and (b) all promissory notes or other instruments (duly endorsed, where appropriate, in a manner satisfactory to Administrative Agent) evidencing any Collateral;

                 (iii) Lien Searches and UCC Termination Statements. Delivery to Arranger and Administrative Agent of (a) the results of a recent search, by a Person satisfactory to Arranger and Administrative Agent, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of any Loan Party, together with copies of all such filings disclosed by such search, and (b) UCC termination statements duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such






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
         search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement); and

                 (iv) UCC Financing Statements and Fixture Filings. Delivery to Administrative Agent of UCC financing statements and, where appropriate, fixture filings, duly executed by each applicable Loan Party with respect to all personal and mixed property Collateral of such Loan Party, for filing in all jurisdictions as may be necessary or, in the opinion of Arranger and Administrative Agent, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents.

         E. LICENSES; COMPLIANCE WITH COMMUNICATIONS ACT; OTHER NECESSARY GOVERNMENTAL AUTHORIZATIONS AND CONSENTS; FRANCHISES.

                 (i) Licenses. Each License with respect to the business of Holdings and its Subsidiaries shall be in full force and effect except to the extent the failure to be in full force and effect would not individually or in the aggregate have a Material Adverse Effect.

                 (ii) Compliance with Communications Act. Arranging Agent and Administrative Agent shall be satisfied that Holdings and its Subsidiaries are in compliance with the Communications Act and State Law except to the extent the failure to be in compliance would not individually or in the aggregate have a Material Adverse Effect.

                 (iii) Other Necessary Governmental Authorizations and Consents. Holdings shall have obtained all other Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with transactions contemplated by the Loan Documents and the continued operation of the business conducted by Holdings and its Subsidiaries, and each of the foregoing shall be in full force and effect, in each case other than those the failure to obtain or maintain which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

         F. EVIDENCE OF INSURANCE. Arranger and Administrative Agent shall have received a certificate from Company's insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to subsection 6.4 is in full force and effect and that Administrative Agent on behalf of Lenders has been named as additional insured and/or loss payee thereunder to the extent required under subsection 6.4.

         G. OPINIONS OF COUNSEL TO LOAN PARTIES. Lenders and their respective counsel shall have received (i) originally executed copies of one or more favorable written opinions of (i) Michael E. Katzenstein, Esq., Vice President and General Counsel of Holdings, (ii) Kronish, Lieb, Weiner & Hellman LLP and (ii) Goldberg, Godles, Weiner & Wright, counsel for Loan Parties, in form and substance reasonably satisfactory to Administrative Agent and Arranger and its counsel, dated as of the Closing Date and setting forth substantially the matters in the opinions designated in Exhibit VIII annexed hereto and as to such other matters as






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Administrative Agent or Arranger and acting on behalf of Lenders may reasonably request and (ii) evidence satisfactory to Arranger and Administrative Agent that Company has requested such counsel to deliver such opinions to Lenders.

         H. OPINIONS OF ADMINISTRATIVE AGENT'S COUNSEL. Lenders shall have received originally executed copies of one or more favorable written opinions of O'Melveny & Myers LLP, counsel to Arranger, dated as of the Closing Date, substantially in the form of Exhibit IX annexed hereto and as to such other matters as Arranger may reasonably request.

         I. LENDER SUBORDINATION AGREEMENT AND VPC AND CPDQ AGREEMENT. Administrative Agent shall have received fully executed copies of the Lender Subordination Agreement and VPC and CPDQ Agreement.

         J. FEES. Company shall have paid to Arranger and Administrative Agent, for distribution (as appropriate) to Arranger, Administrative Agent and Lenders, the fees payable on the Closing Date referred to in subsection 2.3.

         K. COMPLETION OF PROCEEDINGS. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent, acting on behalf of Lenders, or Arranger and its counsel shall be satisfactory in form and substance to Administrative Agent and Arranger and such counsel, and Administrative Agent, Arranger and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent or Arranger may reasonably request.

4.2      CONDITIONS TO ALL LOANS.

         The obligations of Lenders to make Loans on each Funding Date are subject to the following further conditions precedent:

         A. Administrative Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, an originally executed Notice of Borrowing, in each case signed by the chief executive officer, the chief financial officer or the treasurer of Company or by any executive officer of Company designated by any of the above-described officers on behalf of Company in a writing delivered to Administrative Agent.

         B.      As of that Funding Date:

                 (i) The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date;

                 (ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default;

                 (iii) Each Loan Party shall have performed in all material respects all agreements and satisfied all conditions which this Agreement provides shall be performed or satisfied by it on or before that Funding Date;

                 (iv) No order, judgment or decree of any court, arbitrator or governmental authority shall purport to enjoin or restrain any Lender from making the Loans to be made by it on that Funding Date;

                 (v) The making of the Loans requested on such Funding Date shall not violate any law including Regulation G, Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System; and

                 (vi) There shall not be pending or, to the knowledge of Company, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries that has not been disclosed by Company in writing pursuant to subsection 5.6 or 6.1(x) prior to the making of the last preceding Loans (or, in the case of the initial Loans, prior to the execution of this Agreement), and there shall have occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed, that, in either event, in the opinion of Administrative Agent or of Requisite Lenders, would be expected to have a Material Adverse Effect.

4.3      CONDITIONS TO LETTERS OF CREDIT.

         The issuance of any Letter of Credit hereunder (whether or not the applicable Issuing Lender is obligated to issue such Letter of Credit) is subject to the following conditions precedent:

                 A. On or before the date of issuance of the initial Letter of Credit pursuant to this Agreement, the initial Loans shall have been made.

                 B. On or before the date of issuance of such Letter of Credit, Administrative Agent shall have received, in accordance with the provisions of subsection 3.1B(i), an originally executed Notice of Issuance of Letter of Credit, in each case signed by the chief executive officer, the chief financial officer or the treasurer of Company or by any executive officer of Company designated by any of the above-described officers on behalf of Company in a writing delivered to Administrative Agent, together with all other information specified in subsection 3.1B(i) and such other documents or information as the applicable Issuing Lender may reasonably require in connection with the issuance of such Letter of Credit.

                 C. On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 4.2B shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Loan and the date of issuance of such Letter of Credit were a Funding Date.


                                   SECTION 5.
                         REPRESENTATIONS AND WARRANTIES

         In order to induce Lenders to enter into this Agreement and to make the Loans, to induce Issuing Lender to issue Letters of Credit and to induce other Lenders to purchase participations therein, Holdings and Company represent and warrant to each Lender, on the date of this Agreement, on each Funding Date and on the date of issuance of each Letter of Credit, that the following statements are true, correct and complete:

5.1      ORGANIZATION, POWERS, QUALIFICATION, GOOD STANDING, BUSINESS AND
         SUBSIDIARIES.

         A. ORGANIZATION AND POWERS. Each Loan Party is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation as specified in Schedule 5.1A annexed hereto. Each Loan Party has all requisite corporate or partnership power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

         B. QUALIFICATION AND GOOD STANDING. Each Loan Party is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and will not have a Material Adverse Effect.

         C. CONDUCT OF BUSINESS. Loan Parties are engaged only in the businesses permitted to be engaged in pursuant to subsection 7.13.

         D. SUBSIDIARIES. All of the Subsidiaries of Holdings as of the Closing Date are identified in Schedule 5.1A annexed hereto, as said Schedule 5.1A may be supplemented from time to time pursuant to the provisions of subsection 6.1(xvi). The capital stock of each of the Subsidiaries of Holdings identified in Schedule 5.1A annexed hereto (as so supplemented) is duly authorized, validly issued, fully paid and nonassessable and none of such capital stock constitutes Margin Stock. Each of the Subsidiaries of Holdings identified in Schedule 5.1A annexed hereto (as so supplemented) is a corporation or partnership duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation set forth therein, has all requisite corporate or partnership power and authority to own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such corporate power and authority has not had and





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
will not have a Material Adverse Effect. Schedule 5.1A annexed hereto (as so supplemented) correctly sets forth the ownership interest of Holdings and each of its Subsidiaries in each of the Subsidiaries of Holdings identified therein.

         E.      REGULATORY AUTHORIZATIONS.

                 (i) Licenses. Except as set forth in Part I of Schedule 5.1E annexed hereto, each of the Loan Parties has obtained all licenses, permits, certifications or other authorizations required by the Communications Regulatory Authorities under the Communications Act, State Law and local law in order to carry out its business and operations as presently conducted and as proposed to be conducted, including the provision of the telecommunications services set forth in any Licenses except to the extent the failure to obtain such licenses, permits, certifications or other authorizations would not individually or in the aggregate have a Material Adverse Effect.
         Part II of Schedule 5.1E annexed hereto accurately lists all Licenses, including their expiration dates, held by each of the Loan Parties as of the date of this Agreement. Each such License was duly and validly issued by the FCC, the appropriate State PUC or local governmental authority pursuant to procedures which materially comply with all requirements of all applicable federal, state or local laws and is in full force and effect except to the extent the failure to be in full force and effect would not individually or in the aggregate have a Material Adverse Effect. None of the Loan Parties has any knowledge of the occurrence of any event or the existence of any circumstance which, in the reasonable judgment of such Loan Party, is likely to lead to the revocation, suspension, non-renewal or adverse modification of any material Licenses.

                 (ii) Compliance with Licenses and Applicable Laws. The Loan Parties are in compliance with the terms of all Licenses and with all applicable Regulations except to the extent noncompliance would not individually or in the aggregate have a Material Adverse Effect. Each of the Loan Parties has duly filed in a timely manner all filings, including tariff filings, required by the FCC, any State PUC or any local governmental authority to be filed by such Loan Party as a precondition to the provision of the video programming telecommunications or other communications services which it offers except to the extent failure to do so would not individually or in the aggregate have a Material Adverse Effect. None of the Loan Parties is a party to, or is aware of any overt threat of, any litigation, proceeding, action, notice of violation or apparent liability, order to show cause, order of forfeiture, formal or informal complaint, inquiry or investigation by or before the FCC, any State PUC or any local governmental authority with jurisdiction over the services which it offers which would individually or in the aggregate if adversely determined have a Material Adverse Effect.

                 (iii) Compliance with Certain Cable, Copyright and Other Laws. The Loan Parties have duly filed in a timely manner all material cable television registration statements and all other material filings which are required to be filed by such Loan Parties under the Communications Act except to the extent the failure to do so would not individually or in the aggregate have a Material Adverse Effect. The Loan Parties are






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         in compliance with the Communications Act, including, without limitation, the FCC Regulations relating to the carriage of television signals and rules and regulations related to syndicated exclusivity except to the extent noncompliance would not individually or in the aggregate have a Material Adverse Effect. Except as set forth in
         Schedule 5.1E(iii) annexed hereto, the Loan Parties have submitted all requisite notices (if any are required) under Section 111 of the United State Copyright Act of 1976 and the rules and regulations of the United States Copyright Office for the carriage of all broadcast stations as currently carried except to the extent failure to do so would not individually or in the aggregate have a Material Adverse Effect. Except as set forth in Schedule 5.1E(iii) and except as would not individually or in the aggregate have a Material Adverse Effect, the Loan Parties have filed with the United States Copyright Office all required documents, instruments and statements of account, have remitted payments of all required royalty fees and have obtained the compulsory licenses provided for in Section 111 of the United States Copyright Act of 1976 for the carriage of broadcast signals, which licenses are currently valid and in full force and effect. No Loan Party is liable to any Person for copyright infringement under the Copyright Act as a result of its business operations except as would not individually or in the aggregate have a Material Adverse Effect.

5.2      AUTHORIZATION OF BORROWING, ETC.

         A. AUTHORIZATION OF BORROWING. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary corporate action on the part of each Loan Party that is a party thereto.

         B. NO CONFLICT. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to any Loan Party or any of its Subsidiaries, the Certificate or Articles of Incorporation or Bylaws or other organizational documents of any Loan Party or any of its Subsidiaries or any order, judgment or decree of any court or other agency of government binding on any Loan Party or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of any Loan Party or any of its Subsidiaries except to the extent any such breach or default would not individually or in the aggregate have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Loan Party or any of its Subsidiaries (other than any Liens created under any of the Loan Documents in favor of Administrative Agent on behalf of Lenders), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of any Loan Party or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders and except to the extent, with respect to any consents required under any Contractual Obligations, the failure to obtain such consents would not individually or in the aggregate have a Material Adverse Effect.

         C. GOVERNMENTAL CONSENTS. The execution, delivery and performance by Loan Parties of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body (other than filings required in connection with the perfection of security interests granted pursuant to the Collateral Documents and routine and customary filings, or consents or approvals of, or notices to, governmental or regulatory bodies required in connection with the conduct of the business of Holdings and its Subsidiaries or the absence of which would not individually or in the aggregate have a Material Adverse Effect.

         D. BINDING OBLIGATION. Each of the Loan Documents has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles relating to enforceability.

5.3      FINANCIAL CONDITION.

         Company has heretofore delivered to Lenders, at Lenders' request, the following financial statements and information: (i) the audited consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at August 31, 1997 and the related consolidated and consolidating statements of income, stockholders' equity and cash flows of Holdings and its Subsidiaries for the Fiscal Year then ended and (ii) the unaudited consolidated and consolidating balance sheets of Holdings and its Subsidiaries as at October 31, 1997 and the related unaudited consolidated and consolidating statements of income, stockholders' equity and cash flows of Holdings and its Subsidiaries for the two months then ended. All such statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. Holdings does not (and will not following the funding of the initial Loans) have any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings and its Subsidiaries, taken as a whole.

5.4      NO MATERIAL ADVERSE CHANGE; NO RESTRICTED PAYMENTS.

         Since August 31, 1997, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum






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
or property for, any Restricted Payment or agreed to do so except as permitted by subsection 7.5.

5.5      TITLE TO PROPERTIES; LIENS; REAL PROPERTY.

         A. TITLE TO PROPERTIES; LIENS. Loan Parties have (i) good, sufficient and legal title to (in the case of fee interests in real property),
(ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in the financial statements referred to in subsection 5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, in each case except for Permitted Encumbrances and assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 7.7 and except as would not individually or in the aggregate have a Material Adverse Effect. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

         B. REAL PROPERTY. As of the Closing Date, Schedule 5.5 annexed hereto contains a true, accurate and complete list of (i) all Fee Properties and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Property Asset of any Loan Party, regardless of whether such Loan Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Except as specified in Schedule 5.5 annexed hereto or as would not individually or in the aggregate have a Material Adverse Effect, each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Company does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors' rights generally or by equitable principles.

5.6      LITIGATION; ADVERSE FACTS.

         Except as set forth in Schedule 5.6 annexed hereto, there are no actions, suits, proceedings, arbitrations or governmental investigations (whether or not purportedly on behalf of any Loan Party or any of its Subsidiaries) at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (including any Environmental Claims) that are pending or, to the knowledge of Holdings or Company, threatened against or affecting any Loan Party or any of its Subsidiaries or any property of any Loan Party or any of its Subsidiaries and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No Loan Party nor any of its Subsidiaries (i) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal,






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state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5.7      PAYMENT OF TAXES.

         Except to the extent permitted by subsection 6.3, all material tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them have been timely filed, and all material taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. No Loan Party knows of any proposed material tax assessment against any Loan Party or any of its Subsidiaries which is not being actively contested by such Loan Party or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

5.8      PERFORMANCE OF AGREEMENTS; MATERIALLY ADVERSE AGREEMENTS; MATERIAL
         CONTRACTS.

         A. No Loan Party nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not have a Material Adverse Effect.

         B. To the best knowledge of Holdings and Company, no Loan Party nor any of its Subsidiaries is a party to or is otherwise subject to any agreements or instruments or any charter or other internal restrictions which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

         C. Schedule 5.8 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date. Except as described on
Schedule 5.8, all such Material Contracts are in full force and effect and no material defaults by Holdings or any of its Subsidiaries, or to the knowledge of Holdings and Company, any other party thereto, currently exist thereunder.

5.9      GOVERNMENTAL REGULATION.

         No Loan Party nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.

5.10     SECURITIES ACTIVITIES.

         A. No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

         B. Following application of the proceeds of each Loan, not more than 25% of the value of the assets (either Company only or of Holdings and its Subsidiaries on a consolidated basis) subject to the provisions of subsection
7.2 or 7.7 or subject to any restriction contained in any agreement or instrument, between Company and any Lender or any Affiliate of any Lender, relating to Indebtedness and within the scope of subsection 8.2, will be Margin Stock.

5.11     EMPLOYEE BENEFIT PLANS.

         A. Each Loan Party and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code is so qualified.

         B. No ERISA Event has occurred or is reasonably expected to occur.

         C. Except to the extent required under Section 4980B of the Internal Revenue Code or except as set forth in Schedule 5.11 annexed hereto, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of their respective ERISA Affiliates.

         D. As of the most recent valuation date for any Pension Plan, there is no amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities).

         E. The Loan Parties have no liability or potential liability under any Multiemployer Plan.

5.12     CERTAIN FEES.

         No broker's or finder's fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby, and Holdings hereby indemnifies Lenders against, and agrees that it will hold Lenders harmless from, any claim, demand or liability for any such broker's or finder's fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

5.13     ENVIRONMENTAL PROTECTION.

                 (i) No Loan Party nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

                 (ii) No Loan Party nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. Section 9604) or any comparable state law;

                 (iii) There are and, to Company's knowledge, have been no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against any Loan Party or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

                 (iv) No Loan Party nor any of its Subsidiaries nor, to Company's knowledge, any predecessor of Company or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and no Loan Party or any of its Subsidiaries' operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent; and

                 (v) Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not, individually or in the aggregate, be reasonably expected to give rise to a Material Adverse Effect.

         Notwithstanding anything in this subsection 5.13 to the contrary, no event or condition has occurred or is occurring with respect to any Loan Party or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.

5.14     EMPLOYEE MATTERS.

         Except as set forth in Schedule 5.14 annexed hereto, no Loan Party or any of its Subsidiaries is a party to any collective bargaining agreement and, to the knowledge of any Loan Party, no union representation question exists with respect to the employees of any Loan Party or any of its Subsidiaries. There is no strike, work stoppage, slowdown, lockout or any other labor dispute pending, or to the knowledge of Holdings, threatened, involving any Loan Party or any of its Subsidiaries that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.






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
5.15     SOLVENCY.

         Each Loan Party is and, upon the incurrence of any Obligations by such Loan Party on any date on which this representation is made, will be, Solvent.

5.16     MATTERS RELATING TO COLLATERAL.

         A. CREATION, PERFECTION AND PRIORITY OF LIENS. The execution and delivery of the Collateral Documents by Loan Parties, together with (i) the actions taken on or prior to the date hereof pursuant to subsections 4.1D, 6.8 and 6.9 and (ii) the delivery to Administrative Agent of any Pledged Collateral not delivered to Administrative Agent at the time of execution and delivery of the applicable Collateral Document (all of which Pledged Collateral has been so delivered) are effective to create in favor of Administrative Agent for the benefit of Lenders, as security for the respective Secured Obligations (as defined in the applicable Collateral Document in respect of any Collateral), a valid and perfected First Priority Lien on all of the Collateral, and all filings and other actions necessary or desirable to perfect and maintain the perfection and First Priority status of such Liens have been duly made or taken and remain in full force and effect, other than the filing of any UCC financing statements delivered to Administrative Agent for filing (but not yet filed) and the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of Administrative Agent.

         B. GOVERNMENTAL AUTHORIZATIONS. No authorization, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for either (i) the pledge or grant by any Loan Party of the Liens purported to be created in favor of Administrative Agent pursuant to any of the Collateral Documents or (ii) the exercise by Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by subsection 5.16A and except as may be required, in connection with the disposition of any Pledged Collateral, by laws generally affecting the offering and sale of securities or by the FCC or any State PUC.

         C. ABSENCE OF THIRD-PARTY FILINGS. Except such as may have been filed in favor of Administrative Agent as contemplated by subsection 5.16A and in respect of Liens permitted under subsection 7.2A, (i) no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office and (ii) no effective filing covering all or any part of the intellectual property Collateral is on file in the Patent and Trademark Office.

         D. MARGIN REGULATIONS. The pledge of the Pledged Collateral pursuant to the Collateral Documents does not violate Regulation G, T, U or X of the Board of Governors of the Federal Reserve System.

         E. INFORMATION REGARDING COLLATERAL. All information supplied to Administrative Agent by or on behalf of any Loan Party with respect to any of the Collateral (in each case taken






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
as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

5.17     DISCLOSURE.

         No representation or warranty of any Loan Party or any of its Subsidiaries contained in the Confidential Information Memorandum or in any Loan Document or in any Officers' Certificate or Compliance Certificate furnished to Lenders by or on behalf of any Loan Party or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact (known to Holdings or Company, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Holdings or Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Holdings or Company (other than matters of a general economic nature or competitive conditions in the telecommunications and cable television industries applicable generally) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

                                   SECTION 6.
                             AFFIRMATIVE COVENANTS

         Each of Holdings and Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, each of Holdings and Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1      FINANCIAL STATEMENTS AND OTHER REPORTS.

         Holdings will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Company will deliver to Administrative Agent and
Lenders:

                 (i) Monthly Financials: as soon as available and in any event within 20 days after the end of each month ending after the Closing Date, (a) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such month and the related consolidated statement of income, stockholders' equity and cash flows of Holdings and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, to the extent prepared on a monthly basis, all in reasonable detail and certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and (b) a narrative report describing the operations of Holdings and its Subsidiaries in the form prepared for presentation to senior management for such month and for the period from the beginning of the then current Fiscal Year to the end of such month;

                 (ii) Quarterly Financials: as soon as available and in any event within 45 days after the end of each Fiscal Quarter, (a) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statement of income, stockholders' equity and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail and certified by the chief financial officer of Holdings that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, and (b) a narrative report describing the operations of Holdings and its Subsidiaries in the form prepared for presentation to senior management for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter;

                 (iii) Year-End Financials: as soon as available and in any event within 90 days after the end of each Fiscal Year, (a) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statement of income, stockholders' equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, all in reasonable detail and certified by the chief financial officer of Holdings that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, (b) a narrative report describing the operations of Holdings and its Subsidiaries in the form prepared for presentation to senior management for such Fiscal Year, (c) in the case of such consolidated financial statements, a report thereon of Deloitte & Touche or other independent certified public accountants of recognized national standing selected by Holdings and reasonably satisfactory to Administrative Agent, which report shall be unqualified, shall express no doubts about the ability of Holdings and its Subsidiaries to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards and (d) copies of any management letters provided to Holdings or its Subsidiaries delivered by such accountants for such period;

                 (iv) Officers' and Compliance Certificates: together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to subdivisions (ii) and (iii) above, (a) an Officers' Certificate of Holdings stating that the signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of Holdings and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such Officers' Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action Holdings has taken, is taking and proposes to take with respect thereto; and (b) a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 7;

                 (v) Reconciliation Statements: if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 5.3, the consolidated financial statements of Holdings and its Subsidiaries delivered pursuant to subdivisions (i), (ii), (iii) or (xiii) of this subsection 6.1 will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then (a) together with the first delivery of financial statements pursuant to subdivision
         (i), (ii), (iii) or (xiii) of this subsection 6.1 following such change, consolidated financial statements of Holdings and its Subsidiaries for (1) the current Fiscal Year to the effective date of such change and (2) the two full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements pursuant to subdivision (i), (ii), (iii) or (xiii) of this subsection
         6.1 following such change, a written statement of the chief accounting officer or chief financial officer of Holdings setting forth the differences (including any differences that would affect any calculations relating to the financial covenants set forth in subsection 7.6) which would have resulted if such financial statements had been prepared without giving effect to such change;






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                 (vi)     Accountants' Certification:  together with each
         delivery of consolidated financial statements of Holdings and its Subsidiaries pursuant to subdivision (iii) above, a written statement by the independent certified public accountants giving the report thereon stating that based on their audit examination nothing has come to their attention that causes them to believe either or both that the information contained in the certificates delivered therewith pursuant to subdivision (iv) above is not correct or that the matters set forth in the Compliance Certificates delivered therewith pursuant to clause
         (b) of subdivision (iv) above for the applicable Fiscal Year are not stated in accordance with the terms of this Agreement as they relate to financial and accounting matters;

                 (vii) Accountants' Reports: promptly upon receipt thereof (unless restricted by applicable professional standards), copies of all written reports submitted to Holdings by independent certified public accountants in connection with each annual, interim or special audit of the financial statements of Holdings and its Subsidiaries made by such accountants, including any comment letter submitted by such accountants to management in connection with their annual audit;

                 (viii) SEC Filings and Press Releases: promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by Holdings to its security holders or by any Subsidiary of Holdings to its security holders other than Holdings or another Subsidiary of Holdings, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, and
         (c) all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries;

                 (ix) Events of Default, etc.: promptly upon any officer of Holdings or Company obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to Administrative Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to Holdings or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 8.2, (c) of any condition or event that would be required to be disclosed in a current report filed by Company with the Securities and Exchange Commission on Form 8-K (Items 1, 2, 4, 5 and 6 of such Form as in effect on the date hereof) if Company were required to file such reports under the Exchange Act, or (d) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officers' Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;






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                 (x)      Litigation or Other Proceedings:  promptly upon any
         officer of Holdings or Company obtaining knowledge of (a) the institution of, or non-frivolous threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting any Loan Party or any of its Subsidiaries or any property of any Loan Party or any of its Subsidiaries (collectively, "PROCEEDINGS") not previously disclosed in writing by Company to Lenders or (b) any material development in any Proceeding that, in the case of (a) or
         (b):

                          (1) if adversely determined, has a reasonable possibility of giving rise to a Material Adverse Effect; or

                          (2) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

         written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters;

                 (xi) ERISA Events: promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Loan Parties or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

                 (xii)    ERISA Notices:  with reasonable promptness, copies of
         (a) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Loan Parties or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (b) all notices received by Loan Parties or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (c) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

                 (xiii) Financial Plans: as soon as practicable and in any event not later than 90 days after the end of each Fiscal Year, a consolidated plan and financial forecast for the then current Fiscal Year and each succeeding Fiscal Year through May 31, 2004 (the "FINANCIAL PLAN" for such Fiscal Years), including (a) forecasted consolidated balance sheets and forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each such Fiscal Year, together with pro forma Compliance Certificates for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (b) forecasted consolidated statements of income and cash flows of Holdings and its Subsidiaries for each month of such Fiscal Year, together with an explanation of the assumptions on which such forecasts are based, (c) forecasted plans for raising debt and equity capital and how the proceeds of such issuances will be applied







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         to meet Holdings' Financial Plan, and (d) such other information and projections as any Lender may reasonably request;

                 (xiv) Insurance: as soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by Holdings and its Subsidiaries and all material insurance coverage planned to be maintained by Holdings and its Subsidiaries in the immediately succeeding Fiscal Year;

                 (xv) Board of Directors: with reasonable promptness, written notice of any change in the Board of Directors of Holdings or Company;

                 (xvi) New Subsidiaries: promptly upon any Person becoming a Subsidiary of Holdings or any Subsidiary of Holdings, a written notice setting forth with respect to such Person (a) the date on which such Person became a Subsidiary of Holdings and (b) all of the data required to be set forth in Schedule 5.1 annexed hereto with respect to all Subsidiaries of Holdings (it being understood that such written notice shall be deemed to supplement Schedule 5.1 annexed hereto for all purposes of this Agreement);

                 (xvii) Licenses, Regulations, etc.: promptly (a) upon receipt of notice of (1) any forfeiture, non- renewal, cancellation, termination, revocation, suspension, material impairment or material modification of any material License used by Holdings or any of its Subsidiaries, or any notice of default or forfeiture with respect to any such License, or (2) any refusal by any Communications Regulatory Authority to renew or extend any material License, an Officers' Certificate specifying the nature of such event, the period of existence thereof, and what action Holdings or its Subsidiaries are taking and propose to take with respect thereto, (b) any acquisition, a written notice setting forth with respect to the business acquired all of the data required to be set forth in Schedule 5.1E under subsection 5.1E with respect to such business and the Licenses required in connection with the operation of such business (it being understood that such written notice shall be deemed to supplement
         Schedule 5.1E annexed hereto for all purposes of this Agreement) and
         (c) becoming aware of any material change in the federal, state or local regulations which govern the business of Holdings and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect, a written notice setting forth a description of such change and the expected impact on Holdings and its Subsidiaries;

                 (xviii) UCC Search Report: As promptly as practicable after the date of delivery to Administrative Agent of any UCC financing statement executed by any Loan Party pursuant to subsection 4.1D(iv) or 6.8A, copies of completed UCC searches evidencing the proper filing, recording and indexing of all such UCC financing statement and listing all other effective financing statements that name such Loan Party as debtor, together with copies of all such other financing statements not previously delivered to Administrative Agent by or on behalf of Holdings or such Loan Party;






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                 (xix)    promptly upon the sale of any Loan Party or upon any
         Loan Party ceasing to exist, written notice of such sale or dissolution; and

                 (xx) Other Information: with reasonable promptness, such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by any Lender.

6.2      CORPORATE EXISTENCE, ETC.

         Except as permitted under subsection 7.7, Holdings will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its corporate existence and all rights and franchises (including the Licenses) material to its business; provided, however that neither Holdings nor any of its Subsidiaries shall be required to preserve any such right or franchise if the Board of Directors of Holdings or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of Holdings or such Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to Holdings, such Subsidiary or Lenders.

6.3      PAYMENT OF TAXES AND CLAIMS; TAX CONSOLIDATION.

         A. Holdings will, and will cause each of its Subsidiaries to, pay all taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (1) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (2) in the case of a charge or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.

         B. Holdings will not, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of its Subsidiaries).

6.4      MAINTENANCE OF PROPERTIES; INSURANCE; APPLICATION OF NET
         INSURANCE/CONDEMNATION PROCEEDS.

         A. MAINTENANCE OF PROPERTIES. Holdings will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Holdings and its Subsidiaries (including all Intellectual Property) and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof






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except to the extent the failure to make such repairs, renewals or replacements would not individually or in the aggregate have a Material Adverse Effect.

         B. INSURANCE. Holdings will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings and its Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry. Without limiting the generality of the foregoing, Holdings will maintain or cause to be maintained (i) in the case of any property subject to a Mortgage, flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (ii) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times satisfactory to Administrative Agent in its commercially reasonable judgment. Each such policy of insurance shall (a) name Administrative Agent for the benefit of Lenders as an additional insured thereunder as its interests may appear and (b) in the case of each business interruption and casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Administrative Agent, that names Administrative Agent for the benefit of Lenders as the loss payee thereunder and provides for at least 30 days prior written notice to Administrative Agent of any modification or cancellation of such policy.

         C.      APPLICATION OF NET INSURANCE/CONDEMNATION PROCEEDS.

                 (i) Business Interruption Insurance. Upon receipt by Holdings or any of its Subsidiaries of any business interruption insurance proceeds constituting Net Insurance/Condemnation Proceeds,
         (a) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, Holdings or such Subsidiary may retain and apply such Net Insurance/Condemnation Proceeds for working capital purposes, and (b) if an Event of Default or Potential Event of Default shall have occurred and be continuing, Holdings shall apply an amount equal to such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4B(ii)(b);

                 (ii) Casualty Insurance/Condemnation Proceeds. Upon receipt by Holdings or any of its Subsidiaries of any Net Insurance/Condemnation Proceeds other than from business interruption insurance, (a) so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, Company may deliver to Administrative Agent an Officers' Certificate setting forth the amount of the Net Insurance/Condemnation Proceeds received and that Holdings or such Subsidiary intends to use such Net Insurance/Condemnation Proceeds within 180 days of such date of






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         receipt to pay or reimburse the cost of repairing, restoring or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received or to reinvest in equipment or other assets useful in the conduct of the business. Holdings shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply such Net Insurance/Condemnation Proceeds to pay or reimburse the costs of repairing, restoring or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received or, to the extent not so applied, to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4B(ii)(b), and (b) if an Event of Default or Potential Event of Default shall have occurred and be continuing, Holdings shall apply an amount equal to such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4B(ii)(b).

                 (iii) Net Insurance/Condemnation Proceeds Received by Administrative Agent. Upon receipt by Administrative Agent of any Net Insurance/Condemnation Proceeds as loss payee, (a) if and to the extent Holdings would have been required to apply such Net Insurance/Condemnation Proceeds (if it had received them directly) to prepay the Loans and/or reduce the Revolving Loan Commitments, Administrative Agent shall, and Company hereby authorizes Administrative Agent to, apply such Net Insurance/Condemnation Proceeds to prepay the Loans (and/or the Revolving Loan Commitments shall be reduced) as provided in subsection 2.4B(ii)(b), and (b) to the extent the foregoing clause (a) does not apply, Administrative Agent shall deliver such Net Insurance/Condemnation Proceeds to Company, and Company shall, or shall cause one or more of its Subsidiaries to, promptly and diligently apply such Net Insurance/Condemnation Proceeds to the cost of repairing, restoring or replacing the assets in respect of which such Net Insurance/Condemnation Proceeds were received and/or reinvest such Net Insurance/Condemnation Proceeds in equipment or other productive assets used in the business of the Company.

6.5      INSPECTION RIGHTS; LENDER MEETING.

         A. INSPECTION RIGHTS. Holdings shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of Holdings or of any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that Holdings and Company may, if it so chooses, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that Lenders will make reasonable efforts to coordinate any such inspections in order to minimize the number of inspections.

         B. LENDER MEETING. Holdings and Company will, upon the request of Arranger, Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Holdings's corporate offices (or at such other






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location as may be agreed to by Holdings and Administrative Agent) at such time as may be agreed to by Holdings and Administrative Agent.

6.6      COMPLIANCE WITH LAWS, ETC.

         Holdings shall comply, and shall cause each of its Subsidiaries and all other Persons on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders (including all Environmental Laws, the Communications Act, all State Laws and all Regulations) of any governmental authority (including any Communications Regulatory Authority) and the terms and conditions of all Interconnection Agreements, noncompliance with which could reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect.

6.7 EXECUTION OF SUBSIDIARY GUARANTY AND PERSONAL PROPERTY COLLATERAL DOCUMENTS BY CERTAIN SUBSIDIARIES AND FUTURE SUBSIDIARIES.

         A. EXECUTION OF SUBSIDIARY GUARANTY AND PERSONAL PROPERTY COLLATERAL DOCUMENTS. In the event that any Person becomes a Subsidiary of Holdings (other than a Permitted Joint Venture) after the date hereof, Company will promptly notify Administrative Agent of that fact and cause such Subsidiary to execute and deliver to Administrative Agent a counterpart of the Subsidiary Guaranty and a Subsidiary Pledge Agreement and a Subsidiary Security Agreement (or in the case of a License Subsidiary, a guaranty and security agreement substantially in the forms of the License Co. Guaranty and License Co. Security Agreement, respectively) and to take all such further actions and execute all such further documents and instruments (including actions, documents and instruments comparable to those described in subsection 4.1D) as may be necessary or, in the opinion of Administrative Agent, desirable to create in favor of Administrative Agent, for the benefit of Lenders, a valid and perfected First Priority Lien on all of the personal and mixed property assets of such Subsidiary described in the applicable forms of Collateral Documents.

         B. SUBSIDIARY CHARTER DOCUMENTS, LEGAL OPINIONS, ETC. Company shall deliver to Administrative Agent, together with such Loan Documents, (i) certified copies of such Subsidiary's Certificate or Articles of Incorporation, together with a good standing certificate from the Secretary of State of the jurisdiction of its incorporation and each other state in which such Person is qualified as a foreign corporation to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each to be dated a recent date prior to their delivery to Administrative Agent, (ii) a copy of such Subsidiary's Bylaws, certified by its corporate secretary or an assistant secretary as of a recent date prior to their delivery to Administrative Agent, (iii) a certificate executed by the secretary or an assistant secretary of such Subsidiary as to
(a) the fact that the attached resolutions of the Board of Directors of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Subsidiary executing such Loan Documents, and (iv) a favorable opinion of counsel to such Subsidiary, in form and






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substance satisfactory to Administrative Agent and its counsel, as to (a) the due organization and good standing of such Subsidiary, (b) the due authorization, execution and delivery by such Subsidiary of such Loan Documents, (c) the enforceability of such Loan Documents against such Subsidiary, (d) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as Administrative Agent may reasonably request, all of the foregoing to be satisfactory in form and substance to Administrative Agent and its counsel.

6.8 CONFORMING LEASEHOLD INTERESTS; MATTERS RELATING TO ADDITIONAL REAL PROPERTY COLLATERAL.

         A. MORTGAGES, ETC. From and after the Closing Date, in the event that (i) Holdings, Company or any Subsidiary Guarantor acquires any Material Fee Property or any Material Leasehold Property or (ii) at the time any Person becomes a Subsidiary Guarantor, such Person owns or holds any Material Fee Property or any Material Leasehold Property, in either case excluding any such Real Property Asset the encumbrancing of which requires the consent of any applicable lessor or (in the case of clause (ii) above) then-existing senior lienholder, where Holdings, Company and its Subsidiaries are unable to obtain such lessor's or senior lienholder's consent (any such non-excluded Real Property Asset described in the foregoing clause (i) or (ii) being a "MORTGAGED PROPERTY"), Holdings, Company or such Subsidiary Guarantor shall deliver to Administrative Agent, as soon as practicable after receiving a written notice from Administrative Agent requesting such action and after such Person acquires such Mortgaged Property or becomes a Subsidiary Guarantor, as the case may be, the following:

                 (i) Mortgage. A fully executed and notarized Mortgage, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering the interest of such Loan Party in such Mortgaged Property;

                 (ii) Opinions of Counsel. (a) A favorable opinion of counsel to such Loan Party, in form and substance satisfactory to Administrative Agent and its counsel, as to the due authorization, execution and delivery by such Loan Party of such Mortgage and such other matters as Administrative Agent may reasonably request, and (b) if required by Administrative Agent, an opinion of counsel (which counsel shall be reasonably satisfactory to Administrative Agent) in the state in which such Mortgaged Property is located with respect to the enforceability of such Mortgage and such other matters (including any matters governed by the laws of such state regarding personal property security interests in respect of any Collateral) as Administrative Agent may reasonably request, in each case in form and substance reasonably satisfactory to Administrative Agent;

                 (iii) Landlord Consent and Estoppel; Recorded Leasehold Interest. In the case of a Mortgaged Property consisting of a Leasehold Property, (a) a Landlord Consent and Estoppel and (b) evidence that such Leasehold Property is a Recorded Leasehold Interest;






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                 (iv)     Title Insurance.  (a) If required by Administrative
         Agent, an ALTA mortgagee title insurance policy or an unconditional commitment therefor (a "MORTGAGE POLICY") issued by the Title Company with respect to such Mortgaged Property, in an amount satisfactory to Administrative Agent, insuring fee simple title to, or a valid leasehold interest in, such Mortgaged Property vested in such Loan Party and assuring Administrative Agent that such Mortgage creates a valid and enforceable First Priority mortgage Lien on such Mortgaged Property, subject only to a standard survey exception, which Mortgage Policy (1) shall include an endorsement for mechanics' liens, for future advances under this Agreement and for any other matters reasonably requested by Administrative Agent and (2) shall provide for affirmative insurance and such reinsurance as Administrative Agent may reasonably request, all of the foregoing in form and substance reasonably satisfactory to Administrative Agent; and (b) evidence satisfactory to Administrative Agent that such Loan Party has (i) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the Mortgage Policy and (ii) paid to the Title Company or to the appropriate governmental authorities all expenses and premiums of the Title Company in connection with the issuance of the Mortgage Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgage in the appropriate real estate records;

                 (v) Title Report. If no Mortgage Policy is required with respect to such Mortgaged Property, a title report issued by the Title Company with respect thereto, dated not more than 30 days prior to the date such Mortgage is to be recorded and satisfactory in form and substance to Administrative Agent;

                 (vi) Copies of Documents Relating to Title Exceptions. Copies of all recorded documents listed as exceptions to title or otherwise referred to in the Mortgage Policy or title report delivered pursuant to clause (v) or (vi) above;

                 (vii) Matters Relating to Flood Hazard Properties. (a) Evidence, which may be in the form of a letter from an insurance broker or a municipal engineer, as to (1) whether such Mortgaged Property is a Flood Hazard Property and (2) if so, whether the community in which such Flood Hazard Property is located is participating in the National Flood Insurance Program, (b) if such Mortgaged Property is a Flood Hazard Property, such Loan Party's written acknowledgement of receipt of written notification from Administrative Agent (1) that such Mortgaged Property is a Flood Hazard Property and (2) as to whether the community in which such Flood Hazard Property is located is participating in the National Flood Insurance Program, and (c) in the event such Mortgaged Property is a Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, evidence that Company has obtained flood insurance in respect of such Flood Hazard Property to the extent required under the applicable regulations of the Board of Governors of the Federal Reserve System; and






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                 (viii)   Environmental Audit.  If required by Administrative
         Agent, reports and other information, in form, scope and substance reasonably satisfactory to Administrative Agent and prepared by environmental consultants satisfactory to Administrative Agent, concerning any environmental hazards or liabilities to which Company or any of its Subsidiaries may be subject with respect to such Mortgaged Property.

         B. REAL ESTATE APPRAISALS. Company shall, and shall cause each of its Subsidiaries to, permit an independent real estate appraiser satisfactory to Administrative Agent, upon reasonable notice, to visit and inspect any Mortgaged Property for the purpose of preparing an appraisal of such Mortgaged Property satisfying the requirements of any applicable laws and regulations (in each case to the extent required under such laws and regulations as determined by Administrative Agent in its discretion).

6.9      INTEREST RATE PROTECTION.

         At all times after the date which is 90 days after the Closing Date, Company shall maintain in effect one or more Interest Rate Agreements with respect to the Loans, in an aggregate notional principal amount of not less than 50% of the aggregate principal amount of the Loans outstanding from time to time, each such Interest Rate Agreement to be in form and substance satisfactory to Administrative Agent and with a term of not less than two years; provided that Company shall use its best efforts to obtain such protection for a period of three years.

6.10     LICENSE COMPANY.

         All Licenses of Holdings and its Subsidiaries shall be held in one or more License Subsidiaries. Notwithstanding anything in this Agreement to the contrary: (i) if a License is required by law or applicable regulations to held in a specific jurisdiction or in a specific entity conducting business related to such License, then such License shall not be required to held in a License Subsidiary; provided that Company has given Administrative Agent written notice specifying the nature of the License and legal or regulatory requirements preventing such License from being held in a License Subsidiary and (ii) Company may at any time acquire all of the outstanding capital stock of License Co. and upon License Co. becoming a wholly owned Subsidiary of Company, Company may terminate the License Co. Documents; provided that Company shall give Administrative Agent written notice of such acquisition and termination and shall pledge all of the outstanding stock of License Co. to secure the Obligations hereunder pursuant to the Company Pledge Agreement.

6.11     ASSIGNMENT PROVISIONS.

         Holdings and Company shall, and shall cause each of its respective Subsidiaries to, use its commercially reasonable efforts to include in each of its exclusive right of entry contracts with property owners a provision which specifically permits the applicable Subsidiary of Holdings to pledge and assign such contract to lenders to such Subsidiary to secure indebtedness incurred by such Subsidiary and specifically states that such pledge and assignment for the benefit of the Lenders or to otherwise secure indebtedness of such Subsidiary is made with the consent of the property owner and does not violate any anti-assignment provisions in such contract.


                                   SECTION 7.
                               NEGATIVE COVENANTS

         Each of Holdings and Company covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations and the cancellation or expiration of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, each of Holdings and Company shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 7.

7.1      INDEBTEDNESS.

         Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

                 (i) Company may become and remain liable with respect to the Obligations;

                 (ii) Holdings and its Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by subsection
         7.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

                 (iii) Company may become and remain liable with respect to Indebtedness to any wholly-owned Subsidiaries of Holdings, and any wholly-owned Subsidiary of Holdings or Permitted Joint Venture may become and remain liable with respect to Indebtedness to Company or any other wholly owned Subsidiary of Holdings; provided that (a) all such intercompany Indebtedness shall be evidenced by Intercompany Notes, (b) all such intercompany Indebtedness owed by Company to any of its Subsidiaries shall be subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable Intercompany Notes agreement, and (c) any payment by any Guarantor Subsidiary under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any intercompany Indebtedness owed by such Subsidiary to Company or to any Subsidiaries of Holdings for whose benefit such payment is made;

                 (iv) Holdings and its Subsidiaries, as applicable, may remain liable with respect to Indebtedness outstanding on the Closing Date and described in Schedule 7.1 annexed hereto;

                 (v) Holdings may remain liable with respect to Indebtedness evidenced by the Existing Holdings Senior Notes in an aggregate principal amount not to exceed $225,000,000;

                 (vi) Holdings may remain liable with respect to Indebtedness evidenced by the Existing Holdings Con- vertible Notes;

                 (vii) (a) Company and Subsidiaries of Holdings (other than Permitted Joint Ventures except as set forth in clause (b)) may become and remain liable with respect to Purchase Money Indebtedness in an aggregate principal amount not to exceed $15,000,000 and (b) Limited Investment Joint Ventures may incur and remain liable for Purchase Money Indebtedness and the amount of such Indebtedness incurred by Limited Investment Joint Ventures shall not be included in the calculation of the maximum amount of Purchase Money Indebtedness permitted under clause (a) of this subsection 7.1(vii);

                 (viii) Holdings may become liable with respect to Indebtedness representing earn-out payments (a) in the ordinary course of business in an amount not to exceed $10,000,000 at any time or (b) approved by Requisite Lenders in connection with the approval of an acquisition pursuant to a Request for Acquisition Approval, in which case the amount of such earn-outs shall not be included for purposes of determining compliance with the $10,000,000 limitation set forth in clause (a) of this subsection 7.1(viii);

                 (ix) Holdings may become liable with respect to Indebtedness evidenced by additional notes in an aggregate amount not to exceed $150,000,000 (plus an additional amount equal to any proceeds thereof put in escrow to make interest payments on such notes) during the term of this Agreement; provided that such Indebtedness shall (a) be unsecured; (b) have terms no less favorable to Holdings than the Existing Holdings Senior Notes, including, without limitation, that no interest payments shall be made for the first three years after issuance except out of escrowed proceeds; and
         (c) have no mandatory payments due until November 30, 2005;

                 (x) Subsidiaries of Holdings (other than any Permitted Joint Venture) may become liable for any Acquired Indebtedness acquired in a Permitted Acquisition or consented to by Requisite Lenders pursuant to a Request for Acquisition Approval;

                 (xi) Holdings may become and remain liable with respect to Additional Subordinated Indebtedness in an aggregate principal amount not to exceed $100,000,000; and

                 (xii) Holdings may become and remain liable with respect to other Indebtedness approved by Requisite Lenders.

7.2      LIENS AND RELATED MATTERS.

         A. PROHIBITION ON LIENS. Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any State or under any similar recording or notice statute, except:

                 (i)      Permitted Encumbrances;

                 (ii)     Liens granted pursuant to the Collateral Documents;

                 (iii)    Liens existing on the Closing Date and described in
         Schedule 7.2 annexed hereto; and

                 (iv) Liens securing Indebtedness permitted pursuant to subsection 7.1(vii) and 7.1(x); provided that such Liens relate solely to the assets financed with such Indebtedness or acquired assets acquired in the case of subsection 7.1(x).

         B. EQUITABLE LIEN IN FAVOR OF LENDERS. If Holdings or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Liens excepted by the provisions of subsection 7.2A, it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not permitted by the provisions of subsection 7.2A.

         C. NO FURTHER NEGATIVE PLEDGES. Except with respect to specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to an Asset Sale, neither Holdings nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

         D. NO RESTRICTIONS ON SUBSIDIARY DISTRIBUTIONS TO HOLDINGS OR OTHER SUBSIDIARIES. Except as provided herein, Holdings will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary's capital stock owned by Holdings or any other Subsidiary of Holdings, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Holdings or any other Subsidiary of Holdings, (iii) make loans or advances to Holdings or any other Subsidiary of Holdings, or (iv) transfer any of its property or assets to Holdings or any other Subsidiary of Holdings.

7.3      INVESTMENTS; JOINT VENTURES.

         Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

                 (i) Holdings and its Subsidiaries may make and own Investments in Cash Equivalents;

                 (ii) Holdings and its Subsidiaries may continue to own the Investments owned by them as of the Closing Date in any Subsidiaries of Holdings and Investments in newly formed, wholly owned Subsidiaries provided by the provisions of subsection 6.7 have been complied with;

                 (iii) Holdings and its Subsidiaries may make intercompany loans to the extent permitted under subsection 7.1(iv);

                 (iv) Holdings and its Subsidiaries may make Consolidated Capital Expenditures permitted by subsection 7.8;

                 (v) Holdings and its Subsidiaries may make Permitted Acquisitions;

                 (vi) Holdings and its Subsidiaries may continue to own the Investments owned by them as of the Closing Date and described in
         Schedule 7.3 annexed hereto;

                 (vii) Holdings and its Subsidiaries may make and own Investments consisting of notes received in connection with Assets Sales limited to 20% of the gross consideration for such assets in any Asset Sale;

                 (viii) Holdings and its Subsidiaries may make and own Investments in Permitted Joint Ventures to the extent the aggregate amount of such Investments does not exceed $25,000,000; and

                 (ix) Holdings and its Subsidiaries may make and own other Investments in an aggregate amount not to exceed at any time $5,000,000.

7.4      CONTINGENT OBLIGATIONS.

         Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

                 (i) Holdings, the Subsidiary Guarantors and License Co. may become and remain liable with respect to Contingent Obligations in respect of the Guaranties;

                 (ii) Company may become and remain liable with respect to Contingent Obligations in respect of Letters of Credit;

                 (iii) Company may become and remain liable with respect to Contingent Obligations under Hedge Agreements required under subsection 6.9 (or, at Company's option, up to the total amount of the Loans);

                 (iv) Holdings and its Subsidiaries may become and remain liable with respect to Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Asset Sales or other sales of assets and earn-out payments permitted pursuant to subsection 7.1(viii);

                 (v) Holdings and its Subsidiaries, as applicable, may remain liable with respect to Contingent Obligations existing on the Closing Date and described in Schedule 7.4 annexed hereto; and

                 (vi) Holdings and its Subsidiaries (other than Permitted Joint Ventures) may become and remain liable with respect to other Contingent Obligations; provided that the maximum aggregate liability, contingent or otherwise, of Holdings and its Subsidiaries in respect of all such Contingent Obligations shall at no time exceed $5,000,000.

7.5      RESTRICTED PAYMENTS.

         Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment; provided that so long as no Potential Event of Default or Event of Default shall have occurred and be continuing (i) Company may make Restricted Payments to Holdings to the extent necessary to permit Holdings to make cash interest and principal payments to the holders of the Existing Holdings Senior Notes and any other Indebtedness of Holdings permitted under subsection 7.1, in accordance with the terms of, and only to the extent required under the Existing Holdings Senior Note Indenture or the instrument governing such other permitted Indebtedness, so long as Holdings applies the amount of any such Restricted Payment for such purpose, (ii) Holdings may make scheduled payments of principal and interest in respect of the Existing Holdings Senior Notes and any other Indebtedness of Holdings permitted under subsection 7.1, in accordance with the terms of, and only to the extent required by, the Existing Holdings Senior Notes and the Existing Holdings Senior Note Indenture or the instrument governing such other permitted Indebtedness, (iii) to the extent Holdings makes any issuance of equity securities, Holdings may use the net cash proceeds from such equity issuance to make payments of principal and interest on or to redeem or repurchase Indebtedness of Holdings and its Subsidiaries other than Subordinated Indebted-ness; (iv) Holdings may purchase or redeem capital stock (including cash settlement of stock options) held by employees, officers and directors upon or following termination of their employment with Holdings or one of its Subsidiaries; provided that the aggregate amount of Restricted Payments made pursuant to this clause (iv) shall not exceed $1,000,000 in the aggregate in any Fiscal Year and (v) Company and other Subsidiaries of

Holdings may make Restricted Payments to Holdings to the extent necessary to permit Holdings to make Restricted Payments permitted by the foregoing clause
(iv).

7.6      FINANCIAL COVENANTS.

         A. MINIMUM CONSOLIDATED NET CABLE REVENUE. Holdings shall not permit Consolidated Net Cable Revenue as of the last day of any Fiscal Quarter for the four-Fiscal Quarter period then ended during any period set forth below to be less than the correlative amount indicated:


                ==========================================
                                              MINIMUM
                                          CONSOLIDATED NET
                    PERIOD                 CABLE REVENUE
                ------------------------------------------
                   02/28/98                 $ 26,580,000
                ------------------------------------------
                   05/31/98                   30,830,000
                ------------------------------------------
                   08/31/98                   36,060,000
                ------------------------------------------
                   11/30/98                   39,240,000
                ------------------------------------------
                   02/28/99                   42,790,000
                ------------------------------------------
                   05/31/99                   46,140,000
                ------------------------------------------
                   08/31/99                   49,600,000
                ------------------------------------------
                   11/30/99                   54,400,000
                ------------------------------------------
                   02/28/00                   59,430,000
                ------------------------------------------
                   05/31/00                   64,700,000
                ------------------------------------------
                   08/31/00                   70,210,000
                ------------------------------------------
                   11/30/00                  73,420,000
                ------------------------------------------
                   02/28/01                  78,240,000
                ------------------------------------------
                   05/31/01                  82,660,000
                ------------------------------------------
                   08/31/01                  86,580,000
                ------------------------------------------
                   11/30/01                  90,510,000
                ------------------------------------------
                   02/28/02                  94,590,000
                ------------------------------------------
                   05/31/02                  98,820,000
                ------------------------------------------
                   08/31/02                 103,220,000
                ==========================================

                ==========================================
                                              MINIMUM
                                          CONSOLIDATED NET
                    PERIOD                 CABLE REVENUE
                ==========================================
                   11/30/02                 104,450,000
                ------------------------------------------
                   02/28/03                 108,500,000
                ------------------------------------------
                   05/31/03                 112,400,000
                ------------------------------------------
                   08/31/03                 116,130,000
                ------------------------------------------
                   11/30/03                 119,870,000
                ------------------------------------------
                   02/28/04                 123,610,000
                ------------------------------------------
                   05/30/04                 127,340,000
                ==========================================


         B. MINIMUM FIXED CHARGE COVERAGE RATIO. Holdings shall not permit the ratio of (i) Consolidated Cash Available for Fixed Changes to (ii) Consolidated Fixed Charges as of the last day of any Fiscal Quarter to be less than 1:1.00.

         C.      MAXIMUM SENIOR BANK DEBT LEVERAGE RATIO.

                 (i) Prior to the Fiscal Year ending August 31, 2000, Holdings shall not permit the ratio of (i) the aggregate amount of Loans outstanding under this Agreement to (ii) Adjusted Cable Subscribers at any time during any of the periods set forth below to exceed the correlative ratio indicated:

                ==========================================
                                            MAXIMUM
                                        SENIOR BANK DEBT
                    PERIOD               LEVERAGE RATIO
                ==========================================
                   02/28/98                 $ 965.38
                ------------------------------------------
                   05/31/98                   894.54
                ------------------------------------------
                   08/31/98                   836.16
                ------------------------------------------
                   11/30/98                   808.23
                ------------------------------------------
                   02/28/99                   808.26
                ------------------------------------------
                   05/31/99                   800.61
                ------------------------------------------
                   08/31/99                   803.77
                ------------------------------------------
                   11/30/99                   751.72
                ==========================================

                ==========================================
                                            MAXIMUM
                                        SENIOR BANK DEBT
                    PERIOD               LEVERAGE RATIO
                ==========================================
                   02/28/00                   701.99
                ------------------------------------------
                   05/31/00                   655.53
                ------------------------------------------
                   08/31/00                   611.79
                ==========================================

                 (ii) From and after the Fiscal Year ending August 31, 2000, Holdings shall not permit the ratio of (i) the aggregate amount of Loans outstanding under this Agreement to (ii) Consolidated Adjusted EBITDA for the four Fiscal Quarter period then ended, as of the last day of any Fiscal Quarter ending during any of the periods set forth below to exceed the correlative ratio indicated:


                ==========================================
                                           MAXIMUM
                                       SENIOR BANK DEBT
                    PERIOD              LEVERAGE RATIO
                ==========================================
                   11/30/00                 3.15:1
                ------------------------------------------
                   02/28/01                 2.61:1
                ------------------------------------------
                   05/31/01                 2.18:1
                ------------------------------------------
                   08/31/01                 1.84:1
                ------------------------------------------
                   11/30/01                 1.58:1
                ------------------------------------------
                   02/28/02                 1.37:1
                ------------------------------------------
                   05/31/02                 1.18:1
                ------------------------------------------
                   08/31/02                 1.03:1
                ------------------------------------------
                   11/30/02                 0.90:1
                ------------------------------------------
                   02/28/03                 0.90:1
                ------------------------------------------
                   05/31/03                 0.90:1
                ------------------------------------------
                   08/31/03                 0.90:1
                ------------------------------------------
                   11/30/03                 0.90:1
                ------------------------------------------
                   02/28/04                 0.90:1
                ------------------------------------------
                   05/30/04                 0.90:1
                ==========================================

         D. MINIMUM CONSOLIDATED ADJUSTED EBITDA. Holdings shall not permit Consolidated Adjusted EBITDA as of the last day of any Fiscal Quarter for the four Fiscal Quarter period then ended during any period set forth below to be less than the correlative amount indicated:


                ==========================================
                                            MINIMUM
                                     CONSOLIDATED ADJUSTED
                    PERIOD                   EBITDA
                ==========================================
                   02/28/98              $ (7,170,000)
                ------------------------------------------
                   05/31/98                (3,500,000)
                ------------------------------------------
                   08/31/98                    660,000
                ------------------------------------------
                   11/30/98                  4,580,000
                ------------------------------------------
                   02/28/99                  7,990,000
                ------------------------------------------
                   05/31/99                 10,920,000
                ------------------------------------------
                   08/31/99                 13,490,000
                ------------------------------------------
                   11/30/99                 19,340,000
                ------------------------------------------
                   02/28/00                 25,460,000
                ------------------------------------------
                   05/31/00                 32,330,000
                ------------------------------------------
                   08/31/00                 39,920,000
                ------------------------------------------
                   11/30/00                 46,390,000
                ------------------------------------------
                   02/28/01                 54,550,000
                ------------------------------------------
                   05/31/01                 63,500,000
                ------------------------------------------
                   08/31/01                 73,320,000
                ------------------------------------------
                   11/30/01                 81,690,000
                ------------------------------------------
                   02/28/02                 90,560,000
                ------------------------------------------
                   05/31/02                 99,900,000
                ------------------------------------------
                   08/31/02                109,620,000
                ------------------------------------------
                   11/30/02                117,250,000
                ------------------------------------------
                   02/28/03                126,830,000
                ==========================================

                ==========================================
                                            MINIMUM
                                     CONSOLIDATED ADJUSTED
                    PERIOD                   EBITDA
                ==========================================
                   05/31/03                136,970,000
                ------------------------------------------
                   08/31/03                147,710,000
                ------------------------------------------
                   11/30/03                156,930,000
                ------------------------------------------
                   02/28/04                166,910,000
                ------------------------------------------
                   05/30/04                177,260,000
                ==========================================

         E. MINIMUM RETAIL CABLE SUBSCRIBER PENETRATION. Holdings shall not permit Retail Cable Subscribers Penetration as of the last day of any Fiscal Quarter ended during any of the periods set forth below to be less than the correlative amount indicated:


                ==========================================
                                          MINIMUM
                                        RETAIL CABLE
                    PERIOD         SUBSCRIBER PENETRATION
                ==========================================
                   02/28/98                  42.0%
                ------------------------------------------
                   05/31/98                  42.0%
                ------------------------------------------
                   08/31/98                  42.0%
                ------------------------------------------
                   11/30/98                42.5%
                ------------------------------------------
                   02/28/99                43.0%
                ------------------------------------------
                   05/31/99                43.5%
                ------------------------------------------
                   08/31/99                44.0%
                ------------------------------------------
                   11/30/99                44.8%
                ------------------------------------------
                   02/28/00                45.5%
                ------------------------------------------
                   05/31/00                46.3%
                ------------------------------------------
                   08/31/00                47.0%
                ------------------------------------------
                   11/30/00                47.5%
                ------------------------------------------
                   02/28/01                48.0%
                ------------------------------------------
                   05/31/01                48.5%
                ==========================================

                ==========================================
                                          MINIMUM
                                        RETAIL CABLE
                    PERIOD         SUBSCRIBER PENETRATION
                ==========================================
                   08/31/01                49.0%
                ------------------------------------------
                   11/30/01                49.5%
                ------------------------------------------
                   02/28/02                50.0%
                ------------------------------------------
                   05/31/02                50.5%
                ------------------------------------------
                   08/31/02                51.0%
                ------------------------------------------
                   11/30/02                51.0%
                ------------------------------------------
                   02/28/03                51.0%
                ------------------------------------------
                   05/31/03                51.0%
                ------------------------------------------
                   08/31/03                51.0%
                ------------------------------------------
                   11/30/03                51.0%
                ------------------------------------------
                   02/28/04                51.0%
                ------------------------------------------
                   05/30/04                51.0%
                ==========================================



         F. MINIMUM CONSOLIDATED NET TELEPHONY REVENUE. Holdings shall not permit Consolidated Net Telephony Revenue as of the last day of any Fiscal Quarter for the four-Fiscal Quarter period then ended during any of the periods set forth below to be less than the correlative amount indicated:

                ==========================================
                                            MINIMUM
                                        CONSOLIDATED NET
                    PERIOD             TELEPHONY REVENUE
                ==========================================
                   02/28/98               $  (800,000)
                ------------------------------------------
                   05/31/98                   (40,000)
                ------------------------------------------
                   08/31/98                    680,000
                ------------------------------------------
                   11/30/98                  2,730,000
                ------------------------------------------
                   02/28/99                  5,010,000
                ------------------------------------------
                   05/31/99                  8,450,000
                ------------------------------------------
                   08/31/99                 13,070,000
                ==========================================

                ==========================================
                                            MINIMUM
                                        CONSOLIDATED NET
                    PERIOD             TELEPHONY REVENUE
                ==========================================
                   11/30/99                 19,020,000
                ------------------------------------------
                   02/28/00                 25,320,000
                ------------------------------------------
                   05/31/00                 31,720,000
                ------------------------------------------
                   08/31/00                 37,730,000
                ------------------------------------------
                   11/30/00                 44,650,000
                ------------------------------------------
                   02/28/01                 52,470,000
                ------------------------------------------
                   05/31/01                 61,310,000
                ------------------------------------------
                   08/31/01                 71,270,000
                ------------------------------------------
                   11/30/01                 80,670,000
                ------------------------------------------
                   02/28/02                 89,960,000
                ------------------------------------------
                   05/31/02                 98,990,000
                ------------------------------------------
                   08/31/02                107,670,000
                ------------------------------------------
                   11/30/02                116,510,000
                ------------------------------------------
                   02/28/03                125,720,000
                ------------------------------------------
                   05/31/03                135,300,000
                ------------------------------------------
                   08/31/03                145,180,000
                ------------------------------------------
                   11/30/03                154,960,000
                ------------------------------------------
                   02/28/04                164,750,000
                ------------------------------------------
                   05/30/04                174,510,000
                ==========================================

         G. MINIMUM AVERAGE LIFE OF REMAINING CONTRACTS. Holdings shall not permit the Average Life of Remaining Contracts to be less than the Remaining Time to Maturity of the Loans, as of the last day of any Fiscal Quarter.

7.7      RESTRICTION ON FUNDAMENTAL CHANGES; ASSET SALES AND ACQUISITIONS.

         Holdings shall not, and shall not permit any of its Subsidiaries to, alter the corporate, capital or legal structure of Holdings or any of its Subsidiaries, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person, except:

                 (i) any Subsidiary of Holdings may be merged with or into Company or any wholly-owned Subsidiary Guarantor, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any wholly-owned Subsidiary Guarantor; provided that, in the case of such a merger, Company or such wholly-owned Subsidiary Guarantor shall be the continuing or surviving corporation;

                 (ii) Holdings and its Subsidiaries may make Consolidated Capital Expenditures permitted under subsection 7.8;

                 (iii) Holdings and its Subsidiaries may dispose of obsolete, worn out or surplus property in the ordinary course of business;

                 (iv) Holdings and its Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales; provided that the consideration received for such assets shall be in an amount at least equal to the fair market value thereof;

                 (v) subject to subsection 7.13, Holdings and its Subsidiaries may make Asset Sales (including Swaps) of assets having a fair market value not in excess of an aggregate of (a) $25,000,000 during the eighteenth-month period following the Closing Date and
         (b) $35,000,000 (including the $25,000,000 permitted pursuant to clause (a)) during the term of this Agreement; provided that (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof; (2) in the case of any Asset Sale other than a Swap, the gross consideration received shall be at least 80% Cash and the balance as promissory notes payable to a Loan Party; and (3) the Cash proceeds of such Asset Sales shall be applied as required by subsection 2.4B(iii)(a);

                 (vi) Holdings and its Subsidiaries may make acquisitions (each a "PERMITTED ACQUISITION"); provided that (a) the Person or business so acquired shall be in the line of business described in subsection 7.13; (b) Company shall deliver to Administrative Agent a Compliance Certificate demonstrating that, after giving effect to the acquisition, Holdings and its Subsidiaries, taken as a whole, shall be in pro forma compliance with the covenants in Section 7; (c) such acquired Person shall become a Guarantor under and shall comply with the provisions of subsection 6.7; and (d) the aggregate consideration for such acquisitions (including any Acquired Indebtedness acquired or assumed in connection with such acquisition) shall not exceed $10,000,000 for any single acquisition and $25,000,000 for all such acquisitions, without the consent of Requisite Lenders; provided further that the amount of the consideration paid for any acquisition consented to by Requisite Lenders (either before or after the date of consummation of such acquisition) in accordance with this clause (d) shall not be included in any determination as to the maximum amount of expenditures permitted by this clause (d); and

                 (vii) Holdings may issue (a) Holdings Common Stock in one or more classes and (b) Permitted Preferred Stock.

To the extent Company receives proceeds from an equity offering and desires to apply such proceeds to make an acquisition or to make capital expenditures not otherwise permitted by this Agreement, upon request of Company that Requisite Lenders consent to such use of such proceeds, Lenders will give reasonable consideration to such request, taking into account all relevant factors at the time of such request.

7.8      CONSOLIDATED CAPITAL EXPENDITURES.

         Holdings shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal Year indicated below, in an aggregate amount in excess of the corresponding amount (the "MAXIMUM CONSOLIDATED CAPITAL EXPENDITURES AMOUNT") set forth below opposite such Fiscal Year; provided that the Maximum Consolidated Capital Expenditures Amount for any Fiscal Year shall be increased by an amount equal to 25% of the excess, if any, of the Maximum Consolidated Capital Expenditures Amount for the previous Fiscal Year over the actual amount of Consolidated Capital Expenditures for such previous Fiscal Year:

               ============================================
                 FISCAL YEAR          MAXIMUM CONSOLIDATED
                   ENDING             CAPITAL EXPENDITURES
               ============================================
                  08/31/98                 $113,600,000
               --------------------------------------------
                  08/31/99                  121,100,000
               --------------------------------------------
                  08/31/00                  144,600,000
               --------------------------------------------
                  08/31/01                  132,000,000
               --------------------------------------------
                  08/31/02                  103,100,000
               --------------------------------------------
                  08/31/03                   83,100,000
               --------------------------------------------
                  08/31/04                   52,000,000
               ============================================

7.9      RESTRICTION ON LEASES.

         Holdings shall not, and shall not permit any of its Subsidiaries to, become liable in any way, whether directly or by assignment or as a guarantor or other surety, for the obligations of the lessee under any Operating Lease (other than intercompany leases between wholly owned Subsidiaries of Holdings), unless, immediately after giving effect to the incurrence of liability






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
with respect to such lease, the Consolidated Rental Payments in effect during the then current Fiscal Year shall not exceed $10,000,000.

7.10     SALE OR DISCOUNT OF RECEIVABLES.

         Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable.

7.11     TRANSACTIONS WITH SHAREHOLDERS AND AFFILIATES.

         Holdings shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 5% or more of any class of equity Securities of Holdings or with any Affiliate of Holdings or of any such holder, on terms that are less favorable to Holdings or that Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (i) any transaction between Holdings and any of its wholly-owned Subsidiaries or between any of its wholly-owned Subsidiaries or (ii) reasonable and customary fees paid to members of the Boards of Directors of Holdings and its Subsidiaries.

         7.12     DISPOSAL OF SUBSIDIARY STOCK.

          Holdings shall not:

                 (i) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity Securities of any of its Subsidiaries, except issuances of capital stock to qualify directors if required by applicable law; or

                 (ii) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity Securities of any of its Subsidiaries (including such Subsidiary), except to Holdings, another Subsidiary of Holdings, or issuances of capital stock to qualify directors if required by applicable law.

7.13     CONDUCT OF BUSINESS.

                 (i) From and after the Closing Date, Subsidiaries of Holdings shall not engage in any business other than providing cable television services and telecommunications services and related products and services to residents of multiple dwelling unit developments in the United States and similar or related businesses and such other lines of business as may be consented to by Requisite Lenders.

                 (ii) Holdings shall engage in no business and have no assets or liabilities other than (a) owning the stock of its Subsidiaries, (b) the performance of its obligations under






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
         the Loan Documents, (c) liabilities associated with the maintenance of its corporate existence and with respect to consolidated tax liabilities of Holdings and its Subsidiaries, (d) receipt of Cash Dividends or Cash distributions from Company in accordance with the provisions of Subsection 7.5, (e) activities related to the maintenance and performance of its obligations under the Existing Holdings Senior Notes and Existing Holdings Senior Note Indenture and the Existing Holdings Convertible Notes and under any agreements governing Additional Subordinated Indebtedness or other indebtedness permitted to be incurred by Holdings under this Agreement.

7.14     AMENDMENTS OR WAIVERS OF RELATED AGREEMENTS.

         Neither Holdings nor any of its Subsidiaries will agree to any amendment to, or request any waiver of (other than a waiver for which no fee is paid and no other concessions or considerations are granted by Holdings or Company), or waive any of their respective rights under, any of the Related Agreements (other than any amendment or waiver described in the next succeeding sentence) without in each case obtaining the prior written consent of Administrative Agent and Requisite Lenders to such amendment, request or waiver and giving notice to Arranging Agent. Notwithstanding the foregoing, (i) Holdings may agree to amend or waive any provisions of the Existing Holdings Senior Note Indenture (a) to cure any ambiguity, to correct or supplement any provision therein which may be defective or inconsistent with any other provision therein, or (b) to comply with the Trust Indenture Act of 1939, as amended, or (c) to make modifications of a technical or clarifying nature or which are no less favorable to the Lenders, in the reasonable opinion of Administrative Agent and Requisite Lenders, than the provisions of the Existing Holdings Senior Note Indenture as in effect on the Closing Date (for the purposes of this subsection 7.14, any amendment, modification or change which would extend the maturity or reduce the amount of any payment of principal on the Existing Holdings Senior Notes or which would reduce the rate or extend the date for payment of interest thereon, provided that no fee is payable in connection therewith, shall be deemed to be an amendment, modification or change that is no less favorable to the Lenders) and (ii) the License Co. Documents may be terminated as set forth in subsection 6.10.

7.15     FISCAL YEAR

         Holdings shall not change its Fiscal Year-end from August 31 without the prior written consent of Requisite Lenders which shall not be unreasonably withheld or delayed.

7.16     AXEL EXCESS PROCEEDS ACCOUNT

         A. Company shall deposit any proceeds from AXELs made on the Closing Date which are not to be immediately used to pay current expenses, make Capital Expenditures or otherwise applied in the business of Holdings and its Subsidiaries into the AXEL Excess Proceeds Account and shall maintain such funds in the AXEL Excess Proceeds Account pending application of such funds in the business of Holdings and its Subsidiaries; provided that at any time the Cash Balances of Holdings and its Subsidiaries are less that $20,000,000, Company may, subject to compliance with this subsection 7.16, withdraw funds from the AXEL Excess

Proceeds Account in an amount equal to the amount by which $20,000,000 exceeds the then current Cash Balances of Holdings and its Subsidiaries. Except as provided in subsection 7.16B below following a Blockage Expiration or a Blockage Waiver, Company shall not withdraw any funds on deposit in the AXEL Excess Proceeds Account (including funds withdrawn to replenish Cash Balances) unless and until Company has delivered to Administrative Agent an Officers' Certificate stating that, to the best knowledge of Company, no Event of Default has occurred or is continuing (it being understood that for purposes of determining compliance with the financial covenants set forth in subsection 7.6, compliance shall be determined on the basis of the most recent Compliance Certificate delivered pursuant to subsection 6.1(iv)).

         B. If an Event of Default shall have occurred and be continuing, then for the period commencing on the date of receipt by Administrative Agent of notice of such Event of Default from Company pursuant to subsection 6.1(ix) or upon delivery by Administrative Agent of notice of such Event of Default to Company and continuing for a period of 45 days thereafter (the "BLOCKAGE PERIOD"), Company shall not be entitled to withdraw funds from the AXEL Excess Proceeds Account (such prohibition on the ability of Company to withdraw funds from the AXEL Excess Proceeds Account being a "BLOCKAGE"). Requisite Lenders may agree in writing to waive a Blockage (a "BLOCKAGE WAIVER"); provided that any such Blockage Waiver shall not be deemed to be a waiver of any existing Event of Default unless such Blockage Waiver expressly so states. A Blockage Waiver shall become effective upon receipt by Administrative Agent of written notice of such Blockage Waiver. If Requisite Lenders do not agree to a Blockage Waiver and the Blockage Period expires (a "BLOCKAGE EXPIRATION"), Company shall be entitled to withdraw funds from the AXEL Excess Proceeds Account. Notwithstanding anything herein to the contrary, the AXEL Excess Proceeds Account shall not be subject to a Blockage for more than an aggregate of 45 days (it being understood that only days during which the account is actually blocked shall be counted) in any consecutive 120-day period. In no event shall Company be entitled to withdraw funds from the AXEL Excess Proceeds Account following an acceleration of the Obligations pursuant to Section 8 unless and until such acceleration shall have been rescinded. Company may at any time upon written notice to Administrative Agent direct that funds on deposit in the AXEL Excess Proceeds Account be applied to repay outstanding AXELs in accordance with this Agreement.


                                   SECTION 8.
                               EVENTS OF DEFAULT

         If any of the following conditions or events ("EVENTS OF DEFAULT") shall occur:

8.1      FAILURE TO MAKE PAYMENTS WHEN DUE.

         Failure by Company to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; failure by Company to pay when due any amount payable to Issuing Lender in reimbursement of any drawing under a Letter of Credit; or failure by Company to pay any interest on any Loan or any fee or any other amount due under this Agreement within five days after the date due; or

8.2      DEFAULT IN OTHER AGREEMENTS.

         (i) Failure of Holdings or any of its Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in subsection 8.1) or Contingent Obligations in an individual principal amount of $2,500,000 or more or with an aggregate principal amount of $5,000,000 or more, in each case beyond the end of any grace period provided therefor; or (ii) breach or default by Holdings or any of its Subsidiaries with respect to any other material term of (a) one or more items of Indebtedness or Contingent Obligations in the individual or aggregate principal amounts referred to in clause (i) above or (b) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contin- gent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

8.3      BREACH OF CERTAIN COVENANTS.

         Failure of Holdings or Company to perform or comply with any term or condition contained in subsection 2.5 or 6.2 or Section 7 of this Agreement; or

8.4      BREACH OF WARRANTY.

         Any representation, warranty, certification or other statement made by any Loan Party in any Loan Document or in any statement or certificate at any time given by any Loan Party in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

8.5      OTHER DEFAULTS UNDER LOAN DOCUMENTS.

         Any Loan Party shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within 30 days after the earlier of (i) an officer of Holdings or Company or such Loan Party becoming aware of such default or (ii) receipt by Company and such Loan Party of notice from Administrative Agent or any Lender of such default; or

8.6      INVOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

         (i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of any Loan Party in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Loan Party under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Loan Party, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Loan Party for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Loan Party, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

8.7      VOLUNTARY BANKRUPTCY; APPOINTMENT OF RECEIVER, ETC.

         (i) Any Loan Party shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Loan Party shall make any assignment for the benefit of creditors; or (ii) any Loan Party shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of any Loan Party (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

8.8      JUDGMENTS AND ATTACHMENTS.

         Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $2,500,000 or (ii) in the aggregate at any time an amount in excess of $5,000,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Loan Party or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

8.9      DISSOLUTION.

         Any order, judgment or decree shall be entered against any Loan Party decreeing the dissolution or split up of any Loan Party and such order shall remain undischarged or unstayed for a period in excess of 60 days; or

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8.10     EMPLOYEE BENEFIT PLANS.

         There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $5,000,000 during the term of this Agreement; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds $5,000,000; or

8.11     CHANGE IN CONTROL.

         (i) Holdings shall cease to own 100% of the outstanding capital stock of Company; or (ii) a "Change of Control" under the Existing Holdings Senior
Note Indenture shall occur; or (iii) Videotron shall cease to directly or indirectly beneficially own and control at least 51% of the issued and outstanding shares of capital stock of Holdings entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of Holdings or (iv) (a) or any wholly owned Subsidiary of Videotron shall sell or pledge (1) any of the shares of the issued and outstanding shares of capital stock of Holdings held by it to a Person other than Videotron or a wholly owned Subsidiary of Videotron or (2) any of the Existing Holdings Convertible Notes held by it to a Person other than Videotron or a wholly owned Subsidiary of Videotron, or (b) CDPQ or any of its Subsidiaries shall pledge any of its shares of the issued and outstanding shares of capital stock of Holdings, in the case of each of clauses (a) and
(b), unless such sales or pledges shall have been approved by Requisite Lenders; provided that notwithstanding the foregoing it shall not be an Event of Default if Holdings Common Stock and Existing Holdings Convertible Notes constitute all or substantially all of the assets of a wholly owned Subsidiary of Videotron and such wholly owned Subsidiary ceases to be wholly owned by Videotron as a result of the issuance of equity securities by it to another Person, the proceeds of which issuance are contributed to Holdings pursuant to documentation in form and substance satisfactory to Administrative Agent (such Subsidiary after ceasing to be a wholly owned Subsidiary of Videotron being a "CONDUIT FINANCING SUBSIDIARY"); or (v) Videotron shall sell or pledge any of its equity interests in any Conduit Financing Subsidiary; or

8.12     INVALIDITY OF GUARANTIES; FAILURE OF SECURITY; REPUDIATION OF
         OBLIGATIONS.

         At any time after the execution and delivery thereof, (i) any Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) any Collateral Document shall cease to be in full force and effect (other than by reason of a release of Collateral thereunder in accordance with the terms hereof or thereof, the satisfaction in full of the Obligations or any other termination of such Collateral Document in accordance with the terms hereof or thereof) or shall be declared null and void, or Administrative Agent shall not have or shall cease to have a valid and perfected First Priority Lien in any Collateral purported to be covered thereby (other than Collateral having a fair market value, individually or in the aggregate, not in excess of $2,000,000), in each case for any reason other than the failure of Administrative Agent or any Lender to take any action within its control, or (iii) any Loan Party shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Loan Document to which it is a party; or

8.13     SUBORDINATED INDEBTEDNESS.

         Holdings shall fail to comply with any provisions contained in any Subordinated Indebtedness subordinating such Indebtedness to the Obligations of the Loan Parties under the Loan Documents; or

8.14     LICENSES.

         Any material License shall be cancelled, terminated, rescinded, revoked, suspended, impaired, otherwise finally denied renewal, or otherwise modified in any material adverse respect, or shall be renewed on terms that materially and adversely affect the economic or commercial value or usefulness thereof; or any material License shall cease to be in full force and effect; or the grant of any material License shall have been stayed, vacated or reversed, or modified in any material adverse respect by judicial or administrative proceedings; or any administrative law judge or other representative of the FCC or State PUC shall have issued an initial decision in any non-comparative license renewal, license revocation or any comparative (multiple applicant) proceeding to the effect that any material License should be revoked or not be renewed; or any other proceeding shall have been instituted by or shall have been commenced before any court, the FCC or any State PUC that could reasonably be expected to result in (i) cancellation, termination, rescission, revocation, material impairment, suspension or denial of renewal of a material License, or
(ii) a modification of a material License in a material adverse respect or a renewal thereof on terms that materially and adversely affect the economic or commercial value or usefulness thereof; or any material Interconnection Agreement shall be terminated, reformed, suspended or otherwise impaired in any material adverse respect, or shall be renegotiated and renewed or replaced on terms that materially and adversely affect the economic or commercial value or usefulness thereof, whether by action of the parties thereto or by action of or under, modification to, or rescinding of the Communications Act, State Law or any Regulations, in whole or in part, in each case which would have a Material Adverse Effect.

THEN (i) upon the occurrence of any Event of Default described in subsection
8.6 or 8.7, each of (a) the unpaid principal amount of and accrued interest on the Loans, (b) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit), and (c) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Company, and the obligation of each Lender to make any Loan, the obligation of Issuing Lender to issue any Letter of Credit, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administra-tive Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Company, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan, the obligation of Issuing Lender to issue any Letter of Credit hereunder shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of Lenders under subsection 3.3C(i).

         Any amounts described in clause (b) above, when received by Administrative Agent, shall be held by Administrative Agent pursuant to the terms of the Collateral Account Agreement and shall be applied as therein provided.

         Notwithstanding anything contained in the second preceding paragraph, if at any time within 60 days after an acceleration of the Loans pursuant to clause (ii) of such paragraph Company shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to subsection 10.6, then Requisite Lenders, by written notice to Company, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of Requisite Lenders and are not intended, directly or indirectly, to benefit Company, and such provisions shall not at any time be construed so as to grant Company the right to require Lenders to rescind or annul any acceleration hereunder or to preclude Administrative Agent or Lenders from exercising any of the rights or remedies available to them under any of the Loan Documents, even if the conditions set forth in this paragraph are met.


                                   SECTION 9.
                                     AGENTS

9.1      APPOINTMENT.

         A. APPOINTMENT OF AGENTS. GSCP is hereby appointed Arranger and Syndication Agent hereunder, and each Lender hereby authorizes Arranger and Syndication Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. Each of CIBC and General Electric Capital Corporation is hereby appointed Administrative Agent and Documentation Agent, respectively, hereunder and under the other Loan Documents and each Lender hereby authorizes Administrative Agent and Documentation Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents. Each Agent hereby agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and Company shall have no rights as a third party beneficiary of any of the

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provisions thereof.  In performing its functions and duties under this
Agreement, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any of its Subsidiaries. Each of Arranger and Syndication Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Closing Date, all obligations of Arranger and Syndication Agent hereunder shall terminate.

         B. APPOINTMENT OF SUPPLEMENTAL COLLATERAL AGENTS. It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case Administrative Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that Administrative Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional individual or institution being referred to herein individually as a "SUPPLEMENTAL COLLATERAL AGENT" and collectively as "SUPPLEMENTAL COLLATERAL AGENTS").

         In the event that Administrative Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Collateral Agent shall run to and be enforceable by either Agent or such Supplemental Collateral Agent, and (ii) the provisions of this Section 9 and of subsections 10.2 and 10.3 that refer to Administrative Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to Administrative Agent shall be deemed to be references to Administrative Agent and/or such Supplemental Collateral Agent, as the context may require.

         Should any instrument in writing from Company or any other Loan Party be required by any Supplemental Collateral Agent so appointed by Administrative Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Company shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by Administrative Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent,






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to the extent permitted by law, shall vest in and be exercised by
Administrative Agent until the appointment of a new Supplemental Collateral
Agent.

9.2      POWERS AND DUTIES; GENERAL IMMUNITY.

         A. POWERS; DUTIES SPECIFIED. Each Lender irrevocably authorizes each Agent to take such action on such Lender's behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

         B. NO RESPONSIBILITY FOR CERTAIN MATTERS. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any of Agent to Lenders or by or on behalf of Company to any Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of Company or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Potential Event of Default. Anything contained in this Agreement to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.

         C. EXCULPATORY PROVISIONS. None of Agents nor any of their respective officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent's gross negligence or willful misconduct. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to






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exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 10.6).

         D. AGENT ENTITLED TO ACT AS LENDER. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term "Lender" or "Lenders" or any similar term shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

9.3 REPRESENTATIONS AND WARRANTIES; NO RESPONSIBILITY FOR APPRAISAL OF CREDITWORTHINESS.

         Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with the making of the Loans and the issuance of Letters of Credit hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

9.4      RIGHT TO INDEMNITY.

         Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by Company, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or







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nature whatsoever which may be imposed on, incurred by or asserted against such
Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent's gross negligence or willful misconduct. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender's Pro Rata Share thereof; and provided, further, that this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.5      SUCCESSOR ADMINISTRATIVE AGENT.

         SUCCESSOR ADMINISTRATIVE AGENT. Administrative Agent may resign at any time by giving 30 days' prior written notice thereof to Lenders and Company, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Company and Administrative Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days' notice to Company, to appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring or removed Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

         9.6     COLLATERAL DOCUMENTS AND GUARANTIES.

         Each Lender hereby further authorizes Administrative Agent, on behalf of and for the benefit of Lenders, to enter into each Collateral Document as secured party and to be the agent for and representative of Lenders under each Guaranty and the Lender Subordination Agreement, and each Lender agrees to be bound by the terms of each Collateral Document and Guaranty; provided that Administrative Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Collateral Document or Guaranty or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior consent of Requisite Lenders (or, if required pursuant to subsection 10.6, all Lenders); provided further, however, that, without further written consent or authorization from






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Lenders, Administrative Agent may execute any documents or instruments necessary to (a) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or to which Requisite Lenders have otherwise consented or (b) release any Subsidiary Guarantor from the Subsidiary Guaranty if all of the capital stock of such Subsidiary Guarantor is sold to any Person (other than an Affiliate of Company) pursuant to a sale or other disposition permitted hereunder or to which Requisite Lenders have otherwise consented. In the event Collateral is sold in an Asset Sale permitted hereunder or otherwise consented to by Requisite Lenders, Administrative Agent may, without further consent or authorization from Lenders, release the Liens granted under the Collateral Documents on the Collateral that is the subject of such Asset Sale concurrently with the consummation of such Asset Sale; provided that Administrative Agent shall have received (i) reasonable, and in any event not less than 30 days' prior written notice of such Asset Sale from Company unless a shorter notice period is agreed to by Administrative Agent; (ii) an Officers' Certificate (1) certifying that no Event of Default or Potential Event of Default shall have occurred and be continuing as of the date of such release of Collateral, (2) setting forth a detailed description of the Collateral subject to such Asset Sale, and (3) certifying that such Asset Sale is permitted under this Agreement and that all conditions precedent to such Asset Sale under this Agreement have been met; and (iii) Administrative Agent shall have received all Net Cash Proceeds of Asset Sale, if any, required to be applied to repay Secured Obligations under this Agreement. Upon payment in full of all of the Obligations and termination of the Commitments, Administrative Agent shall release the Liens on such Collateral granted pursuant to the Collateral Documents. Upon any release of Collateral pursuant to the foregoing, Administrative Agent shall, at Borrowers' expense, execute and deliver such documents (without recourse or representation or warranty) as reasonably requested to evidence such release. Anything contained in any of the Loan Documents to the contrary notwithstanding, Company, Administrative Agent and each Lender hereby agree that (1) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies under the Collateral Documents and the Guaranties may be exercised solely by Administrative Agent for the benefit of Lenders in accordance with the terms thereof, and (2) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale.







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                                  SECTION 10.
                                 MISCELLANEOUS

10.1     ASSIGNMENTS AND PARTICIPATIONS IN LOANS AND LETTERS OF CREDIT.

         A. GENERAL. Subject to subsection 10.1B, each Lender shall have the right at any time to (i) sell, assign or transfer to any Eligible Assignee, or (ii) sell participations to any Person in, all or any part of its Commitments or any Loan or Loans made by it or its Letters of Credit or participations therein or any other interest herein or in any other Obligations owed to it; provided that no such sale, assignment, transfer or participation shall, without the consent of Company, require Company to file a registration statement with the Securities and Exchange Commission or apply to qualify such sale, assignment, transfer or participation under the securities laws of any state; provided, further that no such sale, assignment or transfer described in clause (i) above shall be effective unless and until an Assignment Agreement effecting such sale, assignment or transfer shall have been accepted by Administrative Agent and recorded in the Register as provided in subsection 10.1B(ii); and provided, further that no such sale, assignment, transfer or participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Revolving Loan Commitment and the Revolving Loans of the Lender effecting such sale, assignment, transfer or participation. Except as otherwise provided in this subsection 10.1, no Lender shall, as between Company and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment or transfer of, or any granting of participations in, all or any part of its Commitments or the Loans, the Letters of Credit or participations therein, or the other Obligations owed to such Lender.

         B.      ASSIGNMENTS.

                 (i) Amounts and Terms of Assignments. Each Commitment, Loan, Letter of Credit or participation therein, or other Obligation may (a) be assigned in any amount to another Lender, or to an Affiliate of the assigning Lender or another Lender or to a Related Fund, with the giving of notice to Company and Administrative Agent or
         (b) be assigned in an aggregate amount of not less than $5,000,000 (or such lesser amount as shall constitute the aggregate amount of the Commitments, Loans, Letters of Credit and participations therein, and other Obligations of the assigning Lender) to any other Eligible Assignee with the giving of notice to, and reasonable consultation with, Company and with the consent of Administrative Agent (which consent of Administrative Agent shall not be unreasonably withheld or delayed);provided that (1) any assignment from Arranger to any Eligible Assignee shall not require the consent of Administrative Agent and (2) no consultation with Company shall be required if at the time of the assignment an Event of Default shall have occurred and be continuing. To the extent of any such assignment in accordance with either clause (a) or (b) above, the assigning Lender shall be relieved of its obligations with respect to its Commitments, Loans, Letters of Credit or participations therein, or other Obligations or the portion thereof so assigned. The parties to each such assignment shall execute and deliver to Administrative Agent, for its acceptance and recording in the Register, an Assignment






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         Agreement, together with a processing and recordation fee of $3000 and such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii)(a). Upon such execution, delivery, acceptance and recordation, from and after the effective date specified in such Assignment Agreement, (1) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (2) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 10.9B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto; provided that, anything contained in any of the Loan Documents to the contrary notwithstanding, if such Lender is Issuing Lender with respect to any outstanding Letters of Credit such Lender shall continue to have all rights and obligations of Issuing Lender with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder). The Commitments hereunder shall be modified to reflect the Commitment of such assignee and any remaining Commitment of such assigning Lender and, if any such assignment occurs after the issuance of any Notes hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon, upon the request of the assignee and/or the assigning Lender, new Notes shall be issued to the assignee and/or to the assigning Lender, substantially in the form of Exhibit
         IV or Exhibit VI annexed hereto, as the case may be, with appropriate insertions, to reflect the new Commitments and/or outstanding AXELs and/or Converted Term Loans, as the case may be, of the assignee and/or the assigning Lender.

                 (ii) Acceptance by Administrative Agent; Recordation in Register. Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 10.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii)(a), Administrative Agent shall, if Administrative Agent has consented to the assignment evidenced thereby (to the extent such consent is required pursuant to subsection 10.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment), (b) record the information contained therein in the Register, and (c) give prompt notice thereof to Company. Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 10.1B(ii).






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         C.      PARTICIPATIONS.  The holder of any participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly affecting (i) the extension of the scheduled final maturity date of any Loan allocated to such participation or (ii) a reduction of the principal amount of or the rate of interest or fees payable on any Loan allocated to such participation or (iii) the release of all or substantially all of the Collateral or Guaranties, and all amounts payable by Company hereunder (including amounts payable to such Lender pursuant to subsections 2.6D, 2.7 and 3.6) shall be determined as if such Lender had not sold such participation. Company and each Lender hereby acknowledge and agree that, solely for purposes of subsections 10.4 and 10.5, (a) any participation will give rise to a direct obligation of Company to the participant and (b) the participant shall be considered to be a "Lender".

         D. ASSIGNMENTS TO FEDERAL RESERVE BANKS. In addition to the assignments and participations permitted under the foregoing provisions of this subsection 10.1, any Lender may assign and pledge all or any portion of its Loans, the other Obligations owed to such Lender, and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided that (i) no Lender shall, as between Company and such Lender, be relieved of any of its obligations hereunder as a result of any such assignment and pledge and (ii) in no event shall such Federal Reserve Bank be considered to be a "Lender" or be entitled to require the assigning Lender to take or omit to take any action hereunder.

         E. INFORMATION. Each Lender may furnish any information concerning Company and its Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.19.

         F. REPRESENTATIONS OF LENDERS. Each Lender listed on the signature pages hereof hereby represents and warrants (i) that it is an Eligible Assignee described in clause (i) of the definition thereof; (ii) that it has experience and expertise in the making of or investment in loans such as the Loans; and (iii) that it will make or invest its Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this subsection 10.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control).
Each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree that the representations and warranties of such Lender contained in Section 2(c) of such Assignment Agreement are incorporated herein by this reference.

10.2     EXPENSES.

         Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (i) all the actual and reasonable costs and expenses of preparation of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all the costs of furnishing all opinions by counsel for Company (including any opinions requested by Lenders as to any legal matters arising hereunder) and of Company's performance of and







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compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental, insurance and solvency require- ments; (iii) the reasonable fees, expenses and disbursements of counsel to Arranger and counsel to Administrative Agent (in each case including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Loan Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (iv) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Administrative Agent on behalf of Lenders pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to Arranger and counsel to Administrative Agent and of counsel providing any opinions that Arranger, Administrative Agent or Requisite Lenders may request in respect of the Collateral Documents or the Liens created pursuant thereto; (v) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents employed or retained by Administrative Agent or Arranger and its counsel) of obtaining and reviewing any appraisals provided for under subsection 4.1G or 6.8C, any environmental audits or reports provided for under subsection 4.1H or 6.8B(viii); (vi) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any consultants, advisors and agents employed or retained by Administrative Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (vii) all other actual and reasonable costs and expenses incurred by Syndication Agent, Arranger or Administrative Agent in connection with the syndication of the Commitments and the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (viii) after the occurrence of an Event of Default, all costs and expenses, including reasonable attorneys' fees (including allocated costs of internal counsel) and costs of settlement, incurred by Arranger, Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Loan Party hereunder or under the other Loan Documents by reason of such Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranties) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a "work-out" or pursuant to any insolvency or bankruptcy proceedings.

10.3     INDEMNITY.

         In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, Company agrees to defend (subject to Indemnitees' selection of counsel), indemnify, pay and hold harmless Agents and Lenders, and the officers, partners, directors, employees, agents and affiliates of any of Agents and Lenders (collectively called the "INDEMNITEES"), from and against any and all Indemnified Liabilities (as hereinafter defined) and to periodically reimburse Agents and Lenders for all legal and other expenses (including the cost of any investigation and preparation) in the event that any of the Indemnitees becomes involved in any action, proceeding or investigation brought by or against






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any such Indemnitee relating to the Indemnified Liabilities; provided that
Company shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction.

         As used herein, "INDEMNIFIED LIABILITIES" means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including Lenders' agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or the issuance of Letters of Credit hereunder or the use or intended use of any thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranties)), (ii) the statements contained in the commitment letter delivered by any Lender to Company with respect thereto, or
(iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries.

         To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

10.4     SET-OFF; SECURITY INTEREST IN DEPOSIT ACCOUNTS.

         In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by Company at any time or from time to time, without notice to Company or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender to or for the credit or the account







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of Company against and on account of the obligations and liabilities of Company to that Lender under this Agreement, the Letters of Credit and participations therein and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured. Company hereby further grants to Administrative Agent and each Lender a security interest in all deposits and accounts maintained with Administrative Agent or such Lender as security for the Obligations.

10.5     RATABLE SHARING.

         Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the "AGGREGATE AMOUNTS DUE" to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker's lien, set-off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

10.6     AMENDMENTS AND WAIVERS.

         No amendment, modification, termination or waiver of any provision of the Loan Documents, or consent to any departure by Company therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that no such amendment, modification, termination, waiver or consent shall, without the consent of each Lender (with Obligations directly affected in the case of the following clause
(i)): (i) extend the scheduled final maturity of any Loan or Note, or extend the stated expiration date of any Letter of Credit beyond the Revolving Loan Commitment Termination Date, or reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to subsection 2.2E) or any commitment fees or letter of credit fees payable hereunder, or extend the time for payment of any such interest or fees, or reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit, (ii) amend, modify, terminate or waive any provision of this subsection 10.6, (iii) reduce the percentage specified in the definition of "Requisite Lenders" (it being understood that, with the consent of Requisite Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of "Requisite Lenders" on substantially the same basis as the AXEL Commitments, the Term Loans, the Revolving Loan Commitments and the Revolving Loans are included on the Closing
Date), (iv) consent to the assignment or transfer by Company of any of its rights and obligations under this Agreement, (v) release all or substantially all of the Collateral or all or substantially all of the Subsidiary Guarantors from the Subsidiary Guaranty except as expressly provided in the Loan Documents or (vi) to amend or modify the last paragraph of Section 8; provided, further that no such amendment, modification, termination or waiver shall (a) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that no amendment, modification or waiver of any condition precedent, covenant, Potential Event of Default or Event of Default shall constitute an increase in the Commitment of any Lender, and that no increase in the available portion of any Commitment of any Lender shall constitute an increase in such Commitment of such Lender); (b) amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in subsection 3.1C without the written concurrence of Administrative Agent and of each Issuing Lender which has a Letter of Credit then outstanding or which has not been reimbursed for a drawing under a Letter of Credit issued it; or (c) amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision of this Agreement as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Company in any case shall entitle Company to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Company, on Company.

10.7     INDEPENDENCE OF COVENANTS.

         All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

10.8     NOTICES.

         Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to Arranger, Syndication Agent or Administrative Agent shall not be effective until received. For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on the signature pages hereof or (i) as to Company and Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent.

10.9     SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

         A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.

         B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Company set forth in subsections 2.6D, 2.7, 3.5A, 3.6, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in subsections 9.2C, 9.4 and 10.5 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

10.10    FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE.

         No failure or delay on the part of Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.11    MARSHALLING; PAYMENTS SET ASIDE.

         Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of Company or any other party or against or in payment of any or all of the Obligations. To the extent that Company makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent for the benefit of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.12    SEVERABILITY.

         In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.13    OBLIGATIONS SEVERAL; INDEPENDENT NATURE OF LENDERS' RIGHTS.

         The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.14    HEADINGS.

         Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

10.15    APPLICABLE LAW.

         THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

10.16    SUCCESSORS AND ASSIGNS.

         This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders' rights of assignment are subject to subsection 10.1).

Neither Company's rights or obligations hereunder nor any interest therein may be assigned or delegated by Company without the prior written consent of all Lenders.

10.17    CONSENT TO JURISDICTION AND SERVICE OF PROCESS.

         ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST COMPANY OR HOLDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH OF COMPANY AND HOLDINGS, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (I) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (II) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (III) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO COMPANY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 10.8; (IV) AGREES THAT SERVICE AS PROVIDED IN CLAUSE
(III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER COMPANY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; (V) AGREES THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST COMPANY IN THE COURTS OF ANY OTHER JURISDICTION; AND (VI) AGREES THAT THE PROVISIONS OF THIS SUBSECTION 10.17 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

10.18    WAIVER OF JURY TRIAL.

         EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings. Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.

THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 10.18 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

10.19    CONFIDENTIALITY.

         Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement which has been identified as confidential by Company in accordance with such Lender's customary procedures for handling confidential information of this nature and in accordance with prudent lending or investing practices, it being understood and agreed by Company that in any event a Lender may make disclosures to Affiliates of such Lender or disclosures reasonably required by any bona fide assignee, transferee or participant in connection with the contemplated assignment or transfer by such Lender of any Loans or any participations therein or disclosures required or requested by any governmental agency or representative thereof or by the National Association of Insurance Commissioners or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Company of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; and provided, further that in no event shall any Lender be obligated or required to return any materials furnished by Company or any of its Subsidiaries.

10.20    MAXIMUM AMOUNT.

         A. It is the intention of Company and Lenders to conform strictly to the usury and similar laws relating to interest from time to time in force, and all agreements between Company, Administrative Agent and Lenders, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity hereof or otherwise, shall the amount paid or agreed to be paid in the aggregate to Lenders or to Administrative Agent on behalf of Lenders as interest hereunder or under the other Loan Documents or in any other security agreement given to secure the Obligations, or in any other document evidencing, securing or pertaining to the indebtedness evidenced hereby or thereby, exceed the maximum amount permissible under applicable usury or such other laws (the "MAXIMUM AMOUNT"). If under any circumstances whatsoever fulfillment of any provision hereof, or of any of the other Loan Documents, at the time performance of such provision shall be due, shall involve exceeding the Maximum Amount, then, ipso facto, the obligation to be fulfilled shall be reduced to the Maximum Amount. For the purposes of calculating the actual amount of interest paid and/or payable hereunder in respect of laws pertaining to usury or such other laws, all sums paid or agreed to be paid to Lenders






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for the use, forbearance or detention of the indebtedness of Company evidenced hereby, outstanding from time to time shall, to the extent permitted by applicable law, be amortized, pro rated, allocated and spread from the date of disbursement of the proceeds of the Loans until payment in full of all of such indebtedness, so that the actual rate of interest on account of such indebtedness is uniform throughout the term hereof. The terms and provisions of this subsection shall control and supersede every other provision of all agreements between Company, Administrative Agent and Lenders.

         B. If under any circumstances Lenders shall receive an amount which would exceed the Maximum Amount, such amount shall be deemed a payment in reduction of the principal amount of the Loans and shall be treated as a voluntary prepayment under subsection 2.4B(i), and shall be so applied in accordance with subsection 2.4B(iv) hereof, or if such amount exceeds the unpaid balance of the Loans and any other indebtedness of Company in favor of Lenders, the excess shall be deemed to have been a payment made by mistake and shall be refunded to Company.

10.21    COUNTERPARTS; EFFECTIVENESS.

         This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.


                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.


COMPANY AND HOLDINGS:
                                           TVMAX TELECOMMUNICATIONS, INC.
                                           OPTEL, INC.


                                           By:
                                              --------------------------
                                              Michael E. Katzenstein
                                              Vice President
                                              of each of the above


                                           By:
                                              --------------------------
                                              Richard Alden
                                              Treasurer
                                              of each of the above

                                           Notice Address:

                                              c/o Optel, Inc.
                                              1111 West Mockingbird Lane
                                              Dallas, TX  75247

                                              Attention: Michael E. Katzenstein
                                              Telephone: 214-634-3824
                                              Facsimile: 214-634-3889





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
     AGENTS AND LENDERS:

                               GOLDMAN SACHS CREDIT PARTNERS L.P.,
                               individually, as Arranger and as
                               Syndication Agent


                               By:
                                       -------------------------------
                                       Authorized Signatory


                               Notice Address:

                               Goldman Sachs Credit Partners L.P.
                               c/o Goldman, Sachs & Co.
                               85 Broad Street
                               New York, New York  10004

                               Attention:       Richard Katz
                               Telephone:       212-902-5492
                               Facsimile:       212-357-4451

                               Attention:       Stephen King
                               Telephone:       212-902-8123
                               Facsimile:       212-902-3000

                               Attention:       Maria Merrill
                               Telephone:       212-902-7379
                               Facsimile:       212-902-2417

                               Attention:       Tina Hsiao
                               Telephone:       212-902-1076
                               Facsimile:       212-357-4451

                             CANADIAN IMPERIAL BANK OF COMMERCE,
                             individually and as Administrative Agent


                             By:
                                     -----------------------------------------
                                     Tefta Ghilaga
                                     Executive Director, CIBC Oppenheimer Corp.,
                                     as Agent

                             Notice Address:

                                     CIBC Oppenheimer Corp.
                                     425 Lexington Avenue
                                     New York, NY  10017

                                     Attention:  Ms. Tefta Ghilaga
                                     Telephone:  212-856-3867
                                     Facsimile:  212-856-3558

                                              and

                                     Attention:  Ms. Jennifer Cohen
                                     Telephone:  212-856-3704
                                     Facsimile:

                               GENERAL ELECTRIC CAPITAL CORPORATION,
                               individually and as Documentation Agent


                               By:
                                  ---------------------------------------
                                  Molly S. Ferguson
                                  Manager-Operations

                               Notice Address:

                                  GE Capital Services Structured Finance
                                  Group
                                  120 Long Ridge Road
                                  Third Floor
                                  Stamford, CT  06927

                                  Attention:  Manager-Domestic
                                              Portfolio (Telecom)
                                  Telephone:  203-357-6859
                                  Facsimile:  203-357-4329






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
                            [Intentionally Omitted]

                            [Intentionally Omitted]

                                MERRILL LYNCH SENIOR FLOATING RATE
                                FUND, INC.


                                By:
                                        ------------------------------------
                                        Joseph P. Matteo
                                        Authorized Signatory

                                Notice Address:

                                        Merrill Lynch Asset Management
                                        800 Scudders Mill Road
                                        Section 1B
                                        Plainsboro, New Jersey  08536

                                        Attention:       Joe Matteo
                                        Telephone:       609-282-2055
                                        Facsimile:       609-282-2756

                                                 and

                                        Attention:       Colleen Wade
                                        Telephone:       609-282-3136
                                        Facsimile:       609-282-3542






                                      S-7